UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒  Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

TESSERA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TESSERA TECHNOLOGIES, INC.

3025 Orchard Parkway

San Jose, CA 95134

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of the Stockholders of Tessera Technologies, Inc. which will be held on Thursday, May 23, 2013 at 10:00 a.m. Pacific Daylight Time, at the Company’s principal executive offices at 3025 Orchard Parkway, San Jose, CA 95134.

We hope that you will vote as soon as possible to ensure that your shares will be represented.

The Board of Directors and management look forward to your participation.

Sincerely yours,

/s/ RICHARD S. HILL
RICHARD S. HILL Interim Chief Executive Officer and Executive Chairman of the Board

San Jose, California

April 16, 2013

TESSERA TECHNOLOGIES, INC.

3025 Orchard Parkway

San Jose, CA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 23, 2013

The Annual Meeting of Stockholders of Tessera Technologies, Inc. (the “Company”) will be held on Thursday, May 23, 2013 at 10:00 a.m. Pacific Daylight Time, at Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, for the following purposes:

1.	To elect six members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2013;

4.	To approve the amendment and restatement of the Employee Stock Purchase Plan;

5.	To approve the International Employee Stock Purchase Plan; and

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has fixed the close of business on April 12, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders. However, whether or not you plan to attend the Annual Meeting of Stockholders in person, you are urged to mark, date, sign and return the enclosed GOLD proxy card as promptly as possible in the postage-prepaid envelope provided, or vote electronically through the Internet or by telephone, to ensure your representation and the presence of a quorum at the annual meeting. If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

Our Board intends to nominate for election as directors the six (6) persons named in Proposal No. 1 in the proxy statement accompanying this Notice, each of whom is currently serving as a director of the Company. We believe that the Board’s director nominees have the independence, experience, knowledge and commitment to deliver value for the Company and its stockholders. Please note that Starboard Value and Opportunity Master Fund Ltd and its affiliates and director nominees (together, “Starboard”) provided a notice dated December 21, 2012 to the Company of their intention to nominate their own slate of up to seven (7) nominees for election as directors at the Annual Meeting of Stockholders and solicit proxies for use at the Annual Meeting of Stockholders to vote in favor of their own slate. Starboard’s most recently filed preliminary proxy statement, dated April 2, 2013, indicates that it is nominating six (6) nominees for election as directors at the Annual Meeting of Stockholders. We do not endorse the election of any of Starboard’s nominees as directors. You may receive proxy solicitation materials from Starboard or other persons or entities affiliated with them, including an opposition proxy statement and proxy card. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD’S NOMINEES ON THE ENCLOSED GOLD PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY

CARD SENT TO YOU BY STARBOARD. If you have already voted using a proxy card sent to you by Starboard, you can revoke it by subsequently executing and delivering the GOLD proxy card or by voting in person at the Annual Meeting of Stockholders, by telephone or by Internet. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting of Stockholders as described in this proxy statement.

By Order of the Board of Directors
TESSERA TECHNOLOGIES, INC.

/s/ BERNARD J. CASSIDY

BERNARD J. CASSIDY Secretary

San Jose, California

April 16, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 23, 2013: This Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available for viewing, printing and downloading at www.ViewOurMaterial.com/TSRA and www.proxyvote.com.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN

If you have questions about how to vote your shares, or need additional assistance, please contact MacKenzie Partners, Inc., who is assisting the Company in the solicitation of proxies:

105 Madison Avenue New York, New York 10016

Stockholders may call toll-free at (800) 322-2885 or call collect at (212) 929-5500 with any questions

IMPORTANT

The Board urges you NOT to sign any proxy card sent to you by Starboard, which has notified the Company it intends to put forth its own slate of director nominees at the Annual Meeting of Stockholders. If you have already signed any Starboard proxy card, you have every legal right to change your vote by executing and dating the enclosed GOLD proxy card, and returning it in the postage-paid envelope provided, or by voting by telephone or via the Internet by following the instructions provided on the enclosed GOLD proxy card.

TESSERA TECHNOLOGIES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 23, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation of proxies for use prior to or at the Annual Meeting of Stockholders (the “Annual Meeting”) of Tessera Technologies, Inc. (together with its subsidiaries, herein referred to as the “Company”), a Delaware corporation, to be held at 10:00 a.m. Pacific Daylight Time on Thursday, May 23, 2013 and at any adjournments or postponements thereof for the following purposes:

•	To elect six members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

•	To hold an advisory vote on executive compensation;

•	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2013;

•	To approve the amendment and restatement of the Employee Stock Purchase Plan;

•	To approve the International Employee Stock Purchase Plan; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Annual Meeting will be held at Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134. We made this proxy statement and accompanying form of proxy available to stockholders beginning on April 17, 2013.

The Company received a notice dated December 21, 2012 from Starboard Value and Opportunity Master Fund Ltd and its affiliates and director nominees (together “Starboard”) of their intention to nominate up to seven (7) nominees (collectively, the “Starboard Nominees”) for election to the Company’s Board of Directors at the Annual Meeting. Starboard’s most recently filed preliminary proxy statement, dated April 2, 2013, indicates that the Starboard Nominees currently consist of six (6) nominees.

The Starboard Nominees are not endorsed by our Board of Directors. We urge stockholders NOT to vote any proxy card that you may receive from Starboard. Our Board of Directors urges you to vote FOR ALL of our nominees for director: John Chenault, Richard S. Hill, John H.F. Miner, David C. Nagel, Christopher A. Seams and Timothy J. Stultz.

We are not responsible for the accuracy of any information provided by or relating to Starboard contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Starboard or any other statements that Starboard may otherwise make. Starboard chooses which stockholders receive their proxy solicitation materials.

Solicitation

This solicitation is made on behalf of our Board of Directors and the Company will bear all related costs. These costs will include the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. The Company will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to stockholders. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission, over the Internet or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. The Company may also solicit shareholders through press releases issued by the Company, advertisements in periodicals and postings on the Company’s website at www.tessera.com.

The Company has retained MacKenzie Partners, Inc. (“MacKenzie”) to assist it in soliciting proxies and related services for a fee estimated to be approximately $350,000 plus reasonable expenses. MacKenzie expects that approximately 65 of its employees will assist in soliciting proxies. The Company has also retained The Abernathy MacGregor Group (“Abernathy”) as our public relations advisor in connection with the proxy solicitation at an estimated cost of $400,000 plus out-of-pocket expenses. Abernathy has advised the Company that approximately five of its employees will be involved in the proxy solicitation on behalf of the Company. We have also agreed to indemnify Abernathy against certain liabilities arising out of or in connection with its engagement. The Company may incur other expenses in connection with the solicitation of proxies for the Annual Meeting. Our aggregate expenses, including those of MacKenzie and Abernathy, related to our solicitation of proxies, excluding salaries and wages of our regular employees, are expected to be approximately $2,800,000, of which approximately $1,700,000 has been incurred as of the date of this proxy statement.

Appendix A sets forth information relating to our director nominees as well as certain of our officers and employees who are considered “participants” in our solicitation under the rules of the Securities and Exchange Commission (the “SEC”) by reason of their position as directors and director nominees of the Company or because they may be soliciting proxies on our behalf.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on April 12, 2013, are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each holder of common stock shall be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 12, 2013, there were 52,761,636 shares of common stock issued and outstanding, which were held by approximately 25 holders of record.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock present in person or represented by proxy will constitute a quorum. We will appoint election inspectors for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

Because the number of nominees timely nominated for election at the Annual Meeting exceeds the number of directors to be elected at the meeting, the election of directors at the Annual Meeting is a contested election. As a result, directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning that the six (6) nominees receiving the most votes will be elected. Only votes cast FOR a nominee will be counted. If you return the GOLD proxy card, unless indicated otherwise thereon, your shares will be voted FOR ALL of the six (6) nominees named in Proposal No. 1 in this proxy statement. Instructions on the accompanying GOLD proxy card to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote “AGAINST” the nominees. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Abstentions and broker non-votes will also result in those nominees receiving fewer votes but will not count as a vote “AGAINST” the nominees.

All other proposals require the affirmative vote of holders of a majority of outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the same effect as negative votes on such proposals. Broker non-votes are not counted for any purpose in determining whether proposals have been approved.

We urge you to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided, or vote electronically through the Internet or by telephone. If you choose to vote by mail, your shares will be voted in accordance with your voting instructions if the proxy card is received prior to or at the meeting. If you sign and return your proxy card but do not give voting instructions, your shares will be voted (1) FOR ALL of the six (6) nominees named in Proposal No. 1 in this proxy statement; (2) FOR the approval of compensation of our named executive officers as disclosed in this proxy statement; (3) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for the fiscal year ending December 31, 2013; (4) FOR the approval of the amendment and restatement of the Employee Stock Purchase Plan; (5) FOR the approval of the International Employee Stock Purchase Plan and (6) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

Stockholder Nominees

The Company received a notice dated December 21, 2012 from Starboard stating its intention to propose up to seven (7) alternative director nominees for election at the Annual Meeting. Starboard’s most recently filed preliminary proxy statement, dated April 2, 2013, indicates that the Starboard Nominees currently consist of six (6) nominees. The Starboard Nominees have NOT been endorsed by the Board. We urge stockholders NOT to use any proxy card that you may receive from Starboard. The Board urges you to use the GOLD proxy card and vote FOR ALL of our nominees for director.

OUR BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY STARBOARD.

We are not responsible for the accuracy of any information provided by or relating to Starboard contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Starboard or any other statements that Starboard may otherwise make.

Certain Background Information

In 2011 management met with representatives of Starboard at an investor conference.

Beginning on December 23, 2011, the Company offered several times to meet with Mr. Feld during the week of December 26, 2011 in New York, but Mr. Feld indicated that he was not available for such a meeting.

On December 29, 2011 the Company received a letter from Starboard announcing their intention to nominate their own slate of three nominees for election as directors at the Company’s 2012 Annual Meeting of Stockholders. Representatives of the Company and Starboard met on January 10, 2012 and January 27, 2012. Following these discussions, Starboard agreed in writing on January 31, 2012 to rescind its nomination notice for the election of directors at the Company’s 2012 Annual Meeting of Stockholders.

On June 12, 2012 and August 30, 2012 representatives of Starboard and the Company met to discuss the Company’s business and performance.

On December 19, 2012, the Company amended its bylaws (the “Bylaw Amendment”) in order to provide stockholders of the Company additional time to deliver notice of nominations of directors to the Board or to propose business to be brought before the 2013 Annual Meeting. The Bylaw Amendment provided that for the 2013 Annual Meeting, a notice by a stockholder delivered to, or mailed and received at, the principal executive offices of the Company on or prior to February 15, 2013 will in all circumstances be deemed timely notwithstanding the date of the 2013 Annual Meeting or the date of the public disclosure thereof. Without the Bylaw Amendment, the deadline for notice would have been December 30, 2012.

On December 21, 2012, the Company received a letter from Starboard announcing their intention to nominate up to seven (7) nominees for election to the Company’s Board of Directors at the 2013 Annual Meeting.

On December 24, 2012, the Company issued a press release acknowledging receipt of the nomination letter from Starboard and noting that the Nominating Committee and Board of Directors would review the proposed Starboard nominees in the ordinary course of the Company’s governance and nominating process.

On February 12, 2013 the Company contacted Peter Feld, managing member of Starboard, to request contact information for four of Starboard’s director nominees and Starboard’s permission for members of the Board of Directors to interview such nominees. Mr. Feld rebuffed this request and requested a meeting with Robert Boehlke, Chairman of the Board. On February 15, 2013, Bernard Cassidy, the Company’s Executive Vice President and General Counsel, met with Mr. Feld in New York at Starboard’s offices. Mr. Cassidy reiterated the Company’s request to interview four of Starboard’s nominees and offered to arrange a meeting with Mr. Feld and two of the Company’s independent directors.

On February 19, 2013, Starboard issued a press release that included a letter to the Board of Directors. On February 20, 2013 the Company issued a press release in response to Starboard’s February 19, 2013 letter, in which the Company noted that:

“The Board seeks to avoid the expense and distraction of a lengthy proxy fight. Further, it sees value in adding independent directors who can advocate for stockholders and bring fresh perspectives to the Board’s deliberations. It was for these reasons that the Board added two new independent directors in August 2012.

The Board has expressed to Starboard its willingness to consider Starboard’s nominees. Indeed, the Board’s Nominating Committee sought to interview four of Starboard’s nominees, but was rebuffed by Starboard. What’s more, the Board is perplexed that Starboard chose to release its letter as Board members are preparing for a meeting with Starboard previously scheduled to occur later this month.

The Board believes the IP segment’s expenses are consistent with a business model that sustains and grows long term running royalty revenues, as exemplified by the recent signing of two eight-year licenses by SK hynix Inc.

The Board also continues to believe that our DigitalOptics Corporation (“DOC”) subsidiary has a unique opportunity to enter a market measured in billions of units with superior, industry-changing technology, and that investment in DOC will enhance long term stockholder value.”

On February 27, 2013, two of the Company’s independent directors, Richard Hill and Robert Boehlke, met with representatives of Starboard, including Mr. Feld. Mr. Feld indicated at the meeting that Starboard would be willing to settle the proxy contest if: (1) a majority of Starboard’s nominees were appointed to the Board of Directors; (2) Peter Feld was among the individuals appointed; and (3) the employment of the Company’s Chief Executive Officer at the time, Robert A. Young, was terminated by the Company. Messrs. Hill and Boehlke indicated that Mr. Feld’s settlement proposal would not be acceptable to the Company and reiterated the Company’s desire to interview four of Starboard’s seven nominees. Messrs. Hill and Boehlke also noted that the Nominating Committee would be open to adding two candidates from Starboard’s slate of nominees that meet the Company’s criteria, including independence, and business acumen. Starboard rebuffed these requests.

On February 28, 2013, the Company’s Board of Directors received a letter from Mr. Feld demanding the following:

•	the Company immediately appoint at least five of the Starboard nominees to the Board of Directors;

•	that a “direct representative” of Starboard be among the new Board members;

•	two incumbent directors resign immediately, including the Chairman of the Board, Robert Boehlke;

•	a new independent Chairman of the Board be elected by the new Board to succeed Mr. Boehlke; and

•	Dr. Young resign as the Company’s Chief Executive Officer and as a member of the Board following the completion of a search for his successor.

In addition, in the February 28, 2013 letter, Mr. Feld stated that “we have recently become aware, through sources that we believe credible, of possible improper conduct by the Company’s Chief Executive Officer, Robert Young.” On March 4, 2013, the Board of Directors sent an open letter to Mr. Feld in response to both the February 28, 2013 letter and a March 1, 2013 open letter to stockholders from Mr. Feld. A copy of the February 28, 2013 letter from Mr. Feld and the open letter from the Board of Directors to Mr. Feld were filed by the Company as exhibits to its Current Report on Form 8-K dated March 4, 2013.

On March 6, 2013, Starboard issued an open letter to stockholders in response to the Company’s March 4, 2013 letter from the Board.

On March 7, 2013, Mr. Cassidy met with Starboard’s analyst Mr. Jeff Cino at the Wedbush Morgan Conference in New York City. Mr. Cassidy answered Mr. Cino’s questions regarding the Company’s business operations and strategy, addressing: (i) the DOC management change (the departure of Dr. Bob Roohparvar and hiring of Mr. John Thode, president of DOC); (ii) the importance of continued research and development during the term of running royalty license agreements; (iii) the factors that lead licensees to enter into license agreements; (iv) Tessera Intellectual Property Corp. growth opportunities; and (v) the general capital needs of both business segments. Mr. Cassidy and Mr. Cino did not specifically discuss any settlement terms between the Company and Starboard at this meeting.

On March 15, 2013, the Company’s chairman of the Nominating Committee on behalf of the Board Directors sent a letter to Mr. Feld offering to nominate two members from Starboard nominees in connection with a settlement of the proxy statement.

On March 18, 2013, Starboard responded to the Company’s March 15, 2013 letter by rejecting the Company’s offer to settle the proxy contest and demanded a majority of the Board of Directors.

On March 18, 2013, at the direction of the Board a representative of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, referred to herein as Skadden, Arps, called a representative of Olshan Frome Wolosky LLP, counsel to Starboard, referred to herein as Olshan, to communicate the following settlement proposal on behalf of the Board, subject to working out full terms among each of the interested parties:

•	Dr. Young would tender his resignation from his position as Chief Executive Officer of the Company and from his position as a director of the Company effective upon the hiring of his successor;

•	Mr. Boehlke would not stand for re-election to the Board of Directors at the Annual Meeting (and the newly configured Board would choose a new Chairman following the Annual Meeting);

•	The Board of Directors would be expanded from six to seven directors;

•

The Board would include two of Starboard’s nominees among the Board’s nominees for election at the Annual Meeting (but not Mr. Feld unless he resigned from his position as a director and Chairman of the Board of Unwired Planet);

•	The successor Chief Executive Officer would be appointed to the Board of Directors of the Company and one of the Starboard nominees would be appointed to a newly formed CEO search committee;

•	These changes would be effective upon the conclusion of the Annual Meeting;

•

For as long as a Starboard nominee remains on the Board of Directors, Starboard would not join any proxy solicitation with respect to the Company, acquire more shares of the Company’s common stock, make any proposal to acquire the Company or disparage the Company, its officers or directors; and

•	If Starboard holds less than 5.0% of the Company’s then outstanding common stock, then the Starboard nominees will resign from the Board of Directors.

On March 21, 2013, representatives of Starboard and the Company met to discuss potential settlement options. At the meeting, Starboard rejected the terms proposed by the Board and tentatively suggested two alternatives, that, while not counterproposals, were described as a basis for potentially achieving a settlement, subject to Starboard internal approvals. Each alternative would be implemented immediately following execution of a settlement agreement. The first Starboard alternative consisted of the following:

•	Four of the Board’s current nominees (i.e., Mr. Hill and Drs. Nagel, Stultz and Tether, but excluding Mr. Boehlke and Dr. Young) would remain on the Board of Directors;

•	Four of Starboard’s nominees would be appointed to the Board of Directors, including Mr. Feld;

•	A three-person CEO search committee would be formed comprised of two of the Board’s nominees selected by Starboard and one Starboard nominee; and

•	Once the successor Chief Executive Officer is appointed, he/she would be appointed to the Board of Directors of the Company and the Board would consist of nine directors.

The second Starboard alternative consisted of the following:

•	Four of the Board’s current nominees (i.e., Mr. Hill and Drs. Nagel, Stultz and Tether, but excluding Mr. Boehlke and Dr. Young) would remain on the Board of Directors;

•	Three of Starboard’s nominees would be appointed to the Board of Directors, including Mr. Feld;

•	One of Starboard’s nominees would become Chairman of the Board of Directors, but not Mr. Feld;

•	A three-person CEO search committee would be formed comprised of two Starboard nominees (but not Mr. Feld) and one Company nominee; and

•	Once the successor Chief Executive Officer is appointed, he/she would be appointed to the Board of Directors of the Company and the Board would consist of eight directors.

On March 22, 2013, at the direction of the Board, the representative of Skadden, Arps called the representative of Olshan to communicate that while the Board was not inclined to accept a settlement on the basis described by Starboard the prior day, the Board requested that Starboard provide a formal, written proposal that would outline the terms on which Starboard would be willing to settle. The representative of Skadden, Arps requested that Starboard put its best foot forward in doing so since the two alternatives described by Starboard effectively required the Board to cede control of the Company to Starboard without receiving any control premium for the Company’s stockholders and was likely unacceptable to the Board.

On March 24, 2013, after not receiving a response from Olshan or Starboard, the representative of Skadden, Arps sent an e-mail to the representative of Olshan to remind Olshan of the Company request for a formal counterproposal from Starboard and that because the Company needed to move forward to convene its Annual Meeting on the timeline previously announced, the Company intended to file preliminary proxy statement on March 25, 2013. Neither Skadden, Arps nor the Company received any formal settlement counterproposal from Olshan or Starboard before the initial filing of the Company preliminary proxy statement on March 25, 2013.

On March 25, 2013, the Company announced that Drs. Young and Tether and Mr. Boehlke would not be nominated for re-election as directors at the Annual Meeting, and that Mr. Hill had replaced Mr. Boehlke as Chairman of the Board of Directors. The Company also announced the appointment of Messrs. Chenault, Miner and Seams as directors and announced that they, together with Drs. Nagel and Stultz and Mr. Hill, would be the Board’s nominees for election as director at the Annual Meeting. The Company also announced that the Board would immediately begin a search for a new Chief Executive Officer to replace Dr. Young. The Board’s decision to expand the Board by adding three new independent directors was part of an ongoing effort by the Board to identify highly qualified, independent directors who could bring value, insight and differing and fresh perspectives to the Board. The three new independent directors, Messrs. Chenault, Miner and Seams, were each recommended to the Board and the Nominating Committee by Michael Reich & Associates, a third party search firm. The Nominating Committee and the Board selected its six (6) person Board slate on the basis of its belief that this particular combination of independent directors has the requisite skills and expertise to guide the Company through the next phase of its strategic plan, both in the Intellectual Property and DOC businesses. The Board’s decision to commence a search for a new Chief Executive Officer was based on its assessment that a fresh operational focus was required to lead the Company in the execution of its strategic plan. The Board’s decision in this regard was in no way related to accusations of impropriety on the part of Dr. Young that had been previously made by Starboard.

On April 1, 2013, Starboard issued an open letter to stockholders in response to the Company’s announcement on March 25, 2013. Starboard’s letter indicated that they would nominate a full slate of six (6) nominees for election to the Company’s Board of Directors at the 2013 Annual Meeting, and be open to expanding the Board from six (6) directors to nine (9) directors to allow the Company’s new Chief Executive Officer to serve on the Board and for two of the Company’s incumbent directors to be added back to the Board, but Starboard did not specify which two directors would be added back to the Board.

On April 15, 2013, the Company announced that Dr. Young resigned as President and Chief Executive Officer and from the Board to avoid further distraction to the Company. The Company also announced the appointment of Mr. Hill as Interim Chief Executive Officer and Executive Chairman of the Board.

Multiple Proxy Cards

Many stockholders hold their shares in more than one account and may receive separate proxy cards or voting instructions forms for each of those accounts. To ensure that ALL of your shares are represented at the Annual Meeting, we recommend that you VOTE EVERY GOLD PROXY CARD YOU RECEIVE.

Additionally, if Starboard proceeds with its previously announced alternative nominations, you may receive proxy solicitation materials from Starboard, including an opposition proxy statement and a proxy card. Your Board unanimously recommends you disregard any proxy card you receive from Starboard.

If you have already voted using Starboard’s proxy card, you have every right to change your vote by executing the enclosed GOLD proxy card or by voting by telephone or via the Internet by following the instructions provided on the enclosed GOLD proxy card. Only the latest dated proxy you submit will be counted. If you vote against any Starboard Nominee using Starboard’s proxy card, your vote will not be counted as a vote for the Board’s nominees and will result in the revocation of any previous vote you may have cast on the Company’s GOLD proxy card. IF YOU WISH TO VOTE PURSUANT TO THE RECOMMENDATION OF THE BOARD, YOU SHOULD DISREGARD ANY PROXY CARD THAT YOU RECEIVE OTHER THAN THE GOLD PROXY CARD.

If you have any questions or need assistance voting, please call MacKenzie Partners, Inc., our proxy solicitor assisting us in connection with the Annual Meeting, toll-free at (800) 322-2885 or collect at (212) 929-5500.

Voting by Proxy Over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the GOLD proxy card. The Internet and telephone voting facilities will close at 11:59 pm Eastern Daylight Time on Wednesday, May 22, 2013.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing with the Company’s Secretary an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Bernard J. Cassidy, Secretary, Tessera Technologies, Inc., at the address of our principal executive offices at 3025 Orchard Parkway, San Jose, California 95134. Our telephone number is (408) 321-6000. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

If you have previously signed any proxy card sent to you by Starboard, you may change your vote by signing, dating and returning the enclosed GOLD proxy card in the accompanying postage-paid envelope or by voting by telephone or via the Internet by following the instructions on your GOLD proxy card. Please note that submitting a Starboard proxy card—even if you vote in protest against the Starboard Nominees—will revoke any votes you previously made via the Company’s GOLD proxy card.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be presented at the 2014 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than December 18, 2013 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting.

Our Amended and Restated Bylaws, as amended to date, also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than January 23, 2014 and no later than February 22, 2014. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Board of Directors has nominated the six (6) individuals identified under “Director Nominees” below for election as directors, all of whom are currently directors of the Company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Our Board of Directors is currently comprised of eight (8) members. Dr. Tether and Mr. Boehlke, each currently a director of the Company, have not been nominated for re-election as directors at the Annual Meeting, and their terms will expire at the Annual Meeting. Pursuant to our Amended and Restated Bylaws, immediately prior to the election of directors at the Annual Meeting, the authorized number of directors on our Board of Directors will be six (6). Accordingly, at the Annual Meeting, stockholders can vote for up to six (6) nominees for director. Directors are elected at each annual meeting and hold office until their successors are duly elected and qualified at the next annual meeting. In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the six (6) nominees designated below to serve until the 2014 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

We believe that the Board’s director nominees have the independence, experience, knowledge and commitment to deliver value for the Company and its stockholders. Our recommendation is based on our carefully considered judgment that the experience, knowledge and qualifications of the Board’s director nominees make them the best candidates to serve on the Board.

Director Nominees

The names of the nominees for directors of the Company, their ages as of March 1, 2013, and certain other information about them are set forth below.

Name	Age	Director Since	Position with the Company
John Chenault	65	2013	Director
Richard S. Hill	60	2012	Interim Chief Executive Officer and Executive Chairman of the Board
John H.F. Miner	58	2013	Director
David C. Nagel, Ph.D.	67	2005	Director
Christopher A. Seams	50	2013	Director
Timothy J. Stultz, Ph.D.	65	2012	Director

John Chenault has served on our Board of Directors since March 2013. Mr. Chenault brings his extensive management and operations experience in the semiconductor industry to his role as a member of our Board of Directors.

Chenault served as Chief Financial Officer of Novellus Systems, a semiconductor company, from April 2005 to September 2005, at which point he retired. Prior to that, he served as Vice President of Corporate Development from February 2005 to April 2005, Vice President of Operation and Administration from September 2003 to February 2005, Executive Vice President of Worldwide Sales and Service from February 2002 to September 2003 and Executive Vice President of Business Operations from July 1997 to January 2002.

Mr. Chenault also serves on the board of directors of Ultra Clean Technology and Synos Technology, Inc.

Mr. Chenault received a Bachelor of Business degree in Economics and an M.B.A. from Western Illinois University.

Richard S. Hill has served as a member of our Board of Directors since August 2012, as Chairman of the Board of Directors since March 2013 and Interim Chief Executive Officer since April 2013. Mr. Hill brings extensive expertise in executive management and engineering for technology and defense-related companies to his role as Chairman of the Board.

Mr. Hill previously served as the Chief Executive Officer and member of the Board of Directors of Novellus Systems Inc., until its acquisition for more than $3 billion by Lam Research Corporation in June 2012. During his nearly 20 years leading Novellus Systems, a designer, manufacturer, and marketer of semiconductor equipment used in fabricating integrated circuits, Mr. Hill grew annual revenues from approximately $100 million to over $1 billion.

Before joining Novellus in 1993, Mr. Hill spent 12 years with Tektronix Corporation, a leading designer and manufacturer of test and measurement devices such as oscilloscopes and logic analyzers. Mr. Hill rose through the ranks of the corporation starting as a General Manager of the Integrated Circuits division, and finishing his time as the President of the Tektronix Development Company and Tektronix Components Corporation. Before joining Tektronix, Mr. Hill worked in a variety of engineering and management positions with General Electric, Motorola and Hughes Aircraft Company.

Presently, Mr. Hill is a member of the Boards of Directors of Arrow Electronics, Inc., a global provider of products and services to industrial and commercial users of electronic components and enterprise computing, Cabot Microelectronics Corporation, the leading global supplier of chemical mechanical planarization (CMP) slurries and a growing CMP pad supplier to the semiconductor industry, and LSI Corporation, a provider of semiconductors and software to accelerate storage and networking in datacenters and mobile networks.

Mr. Hill received a B.S. in Bioengineering from the University of Illinois in Chicago and an M.B.A. from Syracuse University.

John H. F. Miner has served on our Board of Directors since March 2013. Mr. Miner brings his experience in the technology industry and growing new businesses, both organically and via external initiatives, to his role as a member of our Board of Directors.

Mr. Miner is a venture capitalist and a Managing Director of Pivotal Investments LLC, focused on investing in companies developing clean technologies for the sustainable economy, which he joined in January 2009. He is the former President of Intel Capital, Intel’s strategic investment arm, and was an Intel corporate vice president. Mr. Miner retired from Intel Capital in 2005.

Prior to Intel Capital, Mr. Miner was instrumental in leading Intel’s entry into new market segments as an Intel Vice President and General Manager of the Communications Products Group, the Enterprise Server Group, and General Manager of Intel’s desktop motherboard and PC building-blocks business. Mr. Miner joined Intel in 1983.

Mr. Miner is currently a member of the board of directors of LSI Corporation and three private company boards, in addition to his service in numerous community activities.

Mr. Miner received a B.S. in Electrical Engineering from Tulane University an M.B.A. from the University of Oregon.

David C. Nagel, Ph.D. has served as a member of our Board of Directors since May 2005, a position in which his industry knowledge and technical expertise have provided an important perspective for the Company’s business strategy and corporate objectives.

Dr. Nagel was most recently President and Chief Executive Officer of PalmSource, Inc., a leading provider of operating system software platforms for smart mobile devices, from 2001 to 2005, when he retired. Prior to

PalmSource, Dr. Nagel was Chief Technology Officer at AT&T and the first president of AT&T Labs, from 1996 to 2001. During that time he also served as Chief Technology Officer of Concert, a joint venture between AT&T and British Telecom, from 1999 to 2001. While at AT&T, Dr. Nagel spearheaded the transition of AT&T’s technology from circuit-switched to packet-switched and oversaw the development and award of more than 5,000 patents by the scientists and engineers of AT&T Labs.

From 1988 to 1996, Dr. Nagel held various positions at Apple Computer, Inc., including Senior Vice President, Research and Development. During his tenure at Apple, the company developed and introduced Quicktime, the industry-leading multimedia processing technology that provided the foundation for iTunes; introduced system wide search and speech recognition technology into the Apple operating systems; and developed and introduced numerous other industry leading software and hardware innovations, such as the high speed Firewire serial interconnect system.

Prior to Apple, Dr. Nagel was head of the Human Factors Research division at NASA’s Ames Research Center. During his tenure at NASA, Ames became the leading center for aviation safety research for the country and made numerous and significant contributions to the nation’s National Airspace System. These innovations included the creation, development and operation of the Aviation Safety Reporting System (ASRS), which is still in operation after more than 35 years. Furthermore, Dr. Nagel spearheaded the creation and development of the first full mission flight simulation research facility for commercial aircrafts, within which seminal studies of advanced technologies and new flight crew training systems were conducted. Such studies include the Traffic Collision Avoidance System, or TCAS, and line-oriented flight training techniques – now used by nearly every airline in the world.

Dr. Nagel is a member of the Board of Directors at Vonage Holdings, Inc.; a member of the Board of Directors and Chairman of the Technology Committee at Align Technology, Inc.; and Trustee of the International Computer Science Institute. He is the co-editor of Aviation Human Factors, a best-selling monograph that was in print for more than 25 years and used in numerous international university courses on aviation. Additionally, he served for five years on President Clinton’s first President’s Information Technology Advisory Committee. Dr. Nagel was previously a member of the Board of Directors at Leapfrog Enterprises, Inc. and Openwave Systems, Inc. (now known as Unwired Planet, Inc.).

Dr. Nagel received a B.S. and a M.S. in Engineering and a Ph.D. in Perception and Mathematical Psychology from the University of California at Los Angeles.

Timothy J. Stultz, Ph.D. has served as a member of our Board of Directors since August 2012. Dr. Stultz brings 20 years of executive management and operational and strategic development experience in technology and capital equipment manufacturing to his role as a member of our Board of Directors and of our Audit Committee and Compensation Committee.

Since 2007, Dr. Stultz has served as President, Chief Executive Officer and member of the Board of Directors of Nanometrics Incorporated, a leading provider of advanced, high-performance process control metrology and inspection systems used primarily in the fabrication of semiconductors, high brightness LEDs, data storage devices and solar photovoltaics.

Before joining Nanometrics in 2007, Dr. Stultz served as President and Chief Executive Officer at Imago Scientific Instruments Corporation, a manufacturer and distributer of metrology and analysis equipment for the microelectronic and general research markets. Dr. Stultz was integral in Imago’s development from its university origins to an international entity by creating strategic partnerships with larger venture capital groups and corporations with greater market reach.

Prior to Imago, one of Dr. Stultz’s most notable roles was as Vice President and General Manager of the Metrology Group at Veeco Instruments. Under his leadership, the Metrology Group brought to market the first fully automated Atomic Force Microscope for use by leading chip makers. By the end of his tenure at Veeco, Veeco’s global market share in high-end metrology systems had grown to nearly 75%, from less than 10% when he assumed leadership of the Metrology Group.

Dr. Stultz received a B.S., a M.S., and a Ph.D. in Materials Science and Engineering from Stanford University.

Christopher A. Seams has served on our Board of Directors since March 2013. Mr. Seams brings extensive management, sales and marketing, and engineering experience in the semiconductor industry to his role as a member of our Board of Directors.

Mr. Seams has been an Executive Vice President of Sales & Marketing at Cypress Semiconductor Corporation, a global semiconductor company, since July 2005. He previously served as an Executive Vice President of Worldwide Manufacturing & Research and Development of Cypress Semiconductor Corporation. Mr. Seams joined Cypress in 1990 and held a variety of positions in process and assembly technology research and development and manufacturing operations. Prior to joining Cypress in 1990, he worked as a process development Engineer or Manager for Advanced Micro Devices and Philips Research Laboratories.

Mr. Seams previously served as a member of the board of directors of Sunpower Corporation. Mr. Seams is a senior member of IEEE, serves on the Engineering Advisory Council for Texas A&M University and was a board member of Joint Venture Silicon Valley.

Mr. Seams received a B.S. in Electrical Engineering from Texas A&M University and a M.S. in Electrical and Computer Engineering from the University of Texas at Austin.

Board of Directors’ Role in Risk Management

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. For example, the Board of Directors meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, litigation risks and risks related to the Company’s acquisition strategy, among others. The Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of the Company’s financial statements, internal controls over financial reporting, and the independence of the Company’s Independent Registered Public Accounting Firm. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department and an annual attestation report on internal control over financial reporting from the Company’s Independent Registered Public Accounting Firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department, Independent Registered Public Accounting Firm and internal or external legal counsel to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that the Company’s business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code of Business Conduct and Ethics Policy and our Corporate Compliance Hotline, and the Audit Committee discusses other risk assessment and risk management policies of the Company periodically with management.

The Compensation Committee participates in the design of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy as is further described in the Compensation Discussion and Analysis section below.

The Nominating Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees.

Board of Directors and Committees of the Board

During 2012, the Board of Directors held a total of 19 meetings. Each director attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time he served on the Board or committees.

The Board of Directors has determined each of the following directors is an “independent director” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2): Messrs. Boehlke, Chenault, Miner and Seams and Drs. Nagel, Tether and Stultz. During 2012, the Board of Directors determined that John B. Goodrich, who served as a director during 2012 and resigned effective March 1, 2013, was also an “independent director.” Mr. Hill became Interim Chief Executive Officer and Executive Chairman on April 15, 2013. Although the Board of Directors previously determined Mr. Hill to be an “independent director,” Mr. Hill will not be considered an “independent director” under NASDAQ listing standards while serving in such interim capacity. Mr. Hill will not be disqualified from being considered an “independent director” following the end of his service as Interim Chief Executive Officer if his interim employment does not last longer than one year.

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of our Audit Committee, Compensation Committee and Nominating Committee is composed entirely of independent directors in accordance with current NASDAQ listing standards. Furthermore, each member of our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the Securities and Exchange Commission (the “SEC”). The Board of Directors has further determined that Mr. Robert J. Boehlke, a member of the Audit Committee of the Board of Directors, is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided above in the section entitled “Proposal 1—Election of Directors.” Copies of our Audit Committee, Nominating Committee and Compensation Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.tessera.com. The Board of Directors from time to time constitutes such other committees, including a Strategic Planning Committee, as it deems appropriate to further the purposes of the Board.

During Kevin Rivette’s service during 2012 (Mr. Rivette resigned from the Board of Directors effective March 1, 2013), our Board of Directors determined that Mr. Rivette was not independent as defined in NASDAQ Marketplace Rule 5605(a)(2) because of his ownership interest in 3LP Advisors LLC, which is a service provider to Tessera, Inc., Invensas Corporation and Tessera Intellectual Property Corp., as described in more detail below under “Certain Relationships and Related Transactions” in this proxy statement.

Audit Committee. The Audit Committee reviews the work of our internal accounting and audit processes and the Independent Registered Public Accounting Firm. The Audit Committee has sole authority for the appointment, compensation and oversight of our Independent Registered Public Accounting Firm and to approve any significant non-audit relationship with the Independent Registered Public Accounting Firm. The Audit Committee is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statement. The Audit Committee is currently comprised of Mr. Boehlke as the Chair, Dr. Tether and Dr. Stultz. Dr. Stultz joined the Audit Committee in October 2012. During 2012, the Audit Committee held ten meetings.

Compensation Committee. The Compensation Committee approves our goals and objectives relevant to compensation, stays informed as to market levels of compensation and, based on evaluations submitted by management, recommends to our Board of Directors compensation levels and systems for the Board of Directors and our officers that correspond to our goals and objectives. The Compensation Committee also produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee is currently comprised of Dr. Stultz as the Chair, Mr. Boehlke and Dr. Nagel. Dr. Stultz joined the Compensation Committee in October 2012 and became the Chair of the Compensation Committee in March 2013. During 2012, the Compensation Committee held seventeen meetings.

Nominating Committee. The Nominating Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. This committee is also responsible for developing and recommending to the Board of Directors our corporate governance guidelines, as well as reviewing and recommending revisions to the guidelines on a regular basis. The Nominating Committee is currently comprised of Dr. Nagel as the Chair and Dr. Tether. Dr. Nagel became the Chair of the Nominating Committee in March 2013. During 2012, the Nominating Committee held eight meetings.

Non-Executive Chairman and Board Leadership

Mr. Boehlke served as non-executive Chairman of the Board from May 20, 2011 to March 22, 2013, when Mr. Hill assumed the position. Upon the resignation of Dr. Young as President and Chief Executive Officer on April 15, 2013, Mr. Hill assumed the position of Interim Chief Executive Officer until a successor Chief Executive Officer is found. Although Mr. Hill will continue to serve as Chairman of the Board while he is Interim Chief Executive Officer, we continue to believe at the present time that separating the roles of Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders because it provides the appropriate balance between strategy development and oversight and accountability of management. However, no single leadership model is appropriate for all companies and at all times. We recognize that depending on the circumstances, other leadership models might be appropriate. The Company’s Amended and Restated Bylaws allow for the Chief Executive Officer and Chairman of the Board positions to be held by the same individual. Accordingly, the Board of Directors plans to periodically review its leadership structure.

Director Nominations

The director qualifications developed to date focus on what the Board believes to be essential competencies to effectively serve on the Board. The Nominating Committee may consider the following criteria in recommending candidates for election to the board:

•	experience in corporate governance, such as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a board member of other publicly held companies; and

•	technical expertise in an area of the Company’s operations.

The Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a Board that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Nominating Committee will determine whether to retain an executive search firm to identify Board candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating Committee will review each potential candidate. Management may assist the Nominating Committee in the review process at the Nominating Committee’s direction. The Nominating Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Our Nominating Committee will consider candidates recommended by our stockholders in accordance with the procedures set forth in the Nominating Committee Charter. Such recommendations must be submitted in writing to the Chairman of the Nominating Committee, c/o the Corporate Secretary, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, no later than 120 days prior to the anniversary of the date on which the Company’s proxy statement was mailed or made available to stockholders in connection with the previous year’s annual meeting of stockholders. The recommendations must be accompanied by the following information: the name and address of the nominating stockholder, a representation that the nominating stockholder is a record holder, a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified, information regarding each nominee that would be required to be included in a proxy statement, a description of any arrangements or understandings between the nominating stockholder and the nominee, and the consent of each nominee to serve as a director, if elected. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a Nominating Committee member.

Each of the nominees for election as director at the 2013 Annual Meeting is recommended by the Nominating Committee and each nominee is presently a director. Dr. Nagel stands for re-election by the stockholders. Mr. Hill and Dr. Stultz were appointed to the Board of Directors during 2012, and Messrs. Chenault, Miner and Seams were appointed to the Board of Directors in March 2013, in each case, by action of the Board of Directors to fill vacancies created by an increase in the authorized number of directors on the Board. Mr. Hill and Dr. Stultz were each recommended to the Board of Directors and the Nominating Committee by a non-management director. Messrs. Chenault, Miner and Seams were each recommended to the Board of Directors and the Nominating Committee by Michael Reich & Associates, a third party search firm. The Company paid fees to Michael Reich & Associates to assist in identifying and evaluating Messrs. Chenault, Miner and Seams as potential nominees.

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record both at the time of giving the notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination to be made at a special meeting at which the election of directors is a matter specified in the notice of meeting must be delivered to our principal executive offices not earlier than the 120th day prior to and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which first public announcement of the date of such special meeting was made. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship, engaged in to mitigate economic risk related to, or the voting power with respect to, shares of the Company;

•	any rights to dividends on the shares that are separate from the underlying shares;

•	any performance related fees that the nominating person is entitled to is based on any increase or decrease in the value of any shares of the Company; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

The stockholder’s notice must also include the following information for each proposed director nominee:

•	description of all direct and indirect financial or other relationships between the nominating person and the nominee during the past three years;

•	the same information as for the nominating person (see above); and

•	all information required to be disclosed in a proxy statement in connection with a contested election of directors.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The chairman of the meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating Committee in connection with its evaluation of the nominee’s independence.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o the Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Director Attendance at Annual Meetings

Directors are encouraged to attend in person the Annual Meeting of Stockholders. All six members of the Board of Directors at the time attended our 2012 Annual Meeting in March. Dr. Stultz and Messrs. Chenault, Hill, Miner and Seams did not attend the 2012 Annual Meeting since they each joined the Board of Directors in August 2012 or March 2013.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2012, each of Mr. Boehlke and Dr. Nagel served as members of the Compensation Committee for the entire year. Mr. Goodrich served on the Compensation Committee until October 2012. Dr. Stultz and Mr. Hill became members of the Compensation Committee in October 2012. None of such Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries during their appointment. Mr. Hill resigned from the Compensation Committee in April 2013 prior to his appointment as Interim Chief Executive Officer and Executive Chairman. In addition, during the fiscal year ended

December 31, 2012, none of our executive officers served as a member of the Board of Directors or Compensation Committee of an entity that has one or more executive officers serving as members of our Board of Directors or our Compensation Committee.

Director Compensation

Our directors do not receive Board meeting fees. Each of our non-employee directors receives a $35,000 annual cash retainer. Each of our non-employee directors serving on a Board committee (but who is not the chair of the committee) receives an additional annual cash retainer as follows: $14,000 for Audit Committee members, $7,500 for Compensation Committee members, $5,000 for Nominating Committee members and $5,000 for Strategic Planning Committee members (the Strategic Planning Committee was suspended in 2012). Non-employee directors who are members of the Strategic Planning Committee also received a $10,000 monthly cash retainer (this retainer was suspended effective July 1, 2012). The chairman of our Board receives an additional $17,000 annual cash retainer, the chairman of our Audit Committee receives an additional $25,000 annual cash retainer, the chairman of our Compensation Committee receives an additional $15,000 annual cash retainer and the chairman of our Nominating Committee receives an additional $10,000 annual cash retainer. In addition, the lead independent director, if any, receives an additional $17,000 annual cash retainer. We also reimburse our non-employee directors for their travel expenses. Members of the Board who are also our employees do not receive any compensation as directors.

Each of our non-employee directors receives restricted stock and options to purchase shares of our common stock on the terms and conditions set forth in our Fifth Amended and Restated 2003 Equity Incentive Plan. Any non-employee director who is initially elected or appointed to the Board of Directors receives a restricted stock award of 10,000 shares on the date of his or her initial election or appointment to the Board of Directors. In addition, a non-employee director receives a combination of options and/or restricted stock awards on the date of each annual meeting of our stockholders following the director’s initial election or appointment to the Board of Directors, as follows:

•

The number of shares of common stock in the restricted stock award is determined by dividing (1) a dollar value to be paid in the form of restricted stock grants (“Restricted Stock Amount”) by (2) the fair market value per share of our common stock on the date of grant.

•

The number of shares that may be purchased pursuant to the option award is determined by dividing (1) a dollar amount to be paid in the form of option grants (“Option Amount”) by (2) the quotient of (A) the fair market value per share of our common stock on the date of grant divided by (B) two (2).

•

The total of the Restricted Stock Amount plus the Option Amount received by each non-employee director at each annual meeting of stockholders will equal $150,000. The Compensation Committee will determine this allocation between restricted stock and option amounts annually.

Initial restricted stock awards vest over a period of four years, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and the remainder vesting in 12 equal quarterly installments thereafter. Annual option grants vest in equal monthly installments over a period of one year. Annual restricted stock awards vest in equal quarterly installments over a period of one year. No portion of an option automatically granted to a director is exercisable after the tenth anniversary after the date of option grant. Additionally, an option automatically granted to a director may be exercisable after the termination of the director’s services as described in the option agreement, generally ending three months after such termination.

The table below sets forth the compensation paid to each non-employee member of our Board of Directors during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Robert J. Boehlke (3)	160,000	—	128,299	288,299
John Chenault(4)	—	—	—	—
John B. Goodrich (3)(5)	133,375	—	128,299	261,674
Richard S. Hill	20,625	150,090	—	170,715
John H.F. Miner(4)	—	—	—	—
David C. Nagel, Ph.D. (3)	125,625	—	128,299	253,924
Kevin G. Rivette (3)(5)	100,000	—	128,299	228,299
Christopher A. Seams(4)	—	—	—	—
Timothy J. Stultz. Ph.D.	22,875	150,090	—	172,965
Anthony J. Tether, Ph.D.	50,250	—	128,299	178,549

(1)	The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to our non-employee directors in 2012, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013. The aggregate number of shares subject to unvested stock awards outstanding for each non-employee director at December 31, 2012 was: Mr. Hill: 10,000 and Dr. Stultz: 10,000.
(2)	In 2012, each non-employee director who was elected at the 2012 Annual Meeting of the Stockholders was granted a stock option under the 2003 Equity Plan to purchase 17,391 shares. The amounts reflected in this column represent the aggregate grant date fair value for option awards granted to our non-employee directors in 2012, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013. The aggregate number of shares subject to stock options outstanding for each non-employee director at December 31, 2012 was: Mr. Boehlke: 93,818; Mr. Goodrich: 99,653; Dr. Nagel: 123,818; Mr. Rivette: 35,216; and Dr. Tether: 17,391.
(3)	Members of the Strategic Planning Committee during 2012.
(4)	Messrs. Chenault, Miner and Seams joined the Board of Directors on March 25, 2013, and therefore did not receive any compensation during 2012.
(5)	Messrs. Goodrich and Rivette resigned from the Board of Directors effective March 1, 2013.

Voting Standard and Required Vote

Our bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of votes cast “against” that director. In addition, our Corporate Governance Guidelines (the “Guidelines”) include a director resignation policy that provides that, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating Committee, or another duly authorized committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. No director who failed to receive the required votes for re-election may participate in the consideration of the matter. The Company will publicly disclose the Nominating Committee’s (or other responsible committee’s) decision.

The majority voting standard does not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the six (6) nominees receiving the most votes will be elected. Because the number of nominees timely nominated for election at the Annual Meeting exceeds the number of directors to be elected at the Annual Meeting, the election of directors at the Annual Meeting is a contested election. As a result, directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning that the six (6) nominees receiving the most votes will be elected. Only votes cast FOR a nominee will be counted.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of John Chenault, Richard S. Hill, John H.F. Miner, David C. Nagel, Christopher A. Seams and Timothy J. Stultz.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proxy statement includes extensive disclosure regarding the compensation of our named executive officers under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers” on pages 30 to 41 below. Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our stockholders a nonbinding advisory resolution to approve the compensation of the named executive officers disclosed in this proxy statement, commonly referred to as a say-on-pay vote. When determining how often to hold a stockholder advisory vote on executive compensation, the Board of Directors took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board of Directors determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

Accordingly, the Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the 2013 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the 2013 Proxy Statement pursuant to Item 402 of Regulation S-K, including the disclosure under the headings ‘Compensation Discussion and Analysis’ and ‘Compensation of Executive Officers,’ is hereby approved.”

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives that will drive the Company’s financial, operational and strategic objectives while creating long-term stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards, long-term equity incentive awards and time-based equity awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the majority of our named executive officers’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives, increases in our stock price, or both.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the compensation of the named executive officers as disclosed in this proxy statement.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors, or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL 3

RATIFICATION OF AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2013. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The following is a summary of fees billed by PricewaterhouseCoopers LLP for fiscal years ended December 31, 2012 and 2011:

	2012	2011
Audit fees (1)	$1,357,986	$1,175,507
Audit-related fees (2)	374,850	110,000
Tax fees (3)	9,300	7,100
All other fees (4)	—	—

Total	$1,742,136	$1,292,607

(1)	Represents the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports and services in connection with the statutory and regulatory filings or engagements for those fiscal years.
(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees.” These costs consist primarily of acquisition due diligence.
(3)	Represents the aggregate fees billed for tax compliance, advice and planning.
(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees.”

Audit Committee Pre-Approval Policies

Before an Independent Registered Public Accounting Firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the Independent Registered Public Accounting Firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Independent Registered Public Accounting Firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC. All non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2012 and 2011 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2013.

PROPOSAL 4

APPROVAL OF THE AMENDMENT AND RESTATEMENT

OF OUR EMPLOYEE STOCK PURCHASE PLAN

Overview

We are requesting that our stockholders approve an amendment and restatement of our Employee Stock Purchase Plan, referred to in this proxy statement as the ESPP. On January 31, 2013, our Board of Directors approved the amendment and restatement of the ESPP, effective as of July 1, 2013, subject to stockholder approval at the Annual Meeting. The amended and restated ESPP, referred to in this proxy statement as the Restated ESPP, implements the following changes:

•

The ESPP is currently set to expire in August 2013. The Restated ESPP will not have a fixed term and will continue in effect until the share reserve is exhausted, unless sooner terminated by the Board of Directors.

•	The Restated ESPP effects various technical revisions and improvements.

•	No increase to the number of shares available for issuance under the ESPP is being proposed and the share reserve under the Restated ESPP will be identical to the current share reserve under the ESPP.

The Restated ESPP is being submitted for stockholder approval in order to ensure that the Restated ESPP meets the requirements of Section 423 of the Internal Revenue Code, or the Code. In the event stockholder approval of the Restated ESPP is not obtained, then the Restated ESPP will have no force and effect; however, the ESPP will continue in effect in accordance with its current terms and provisions for the remainder of its existing term.

The following is a summary of the Restated ESPP. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Restated ESPP, a copy of which is attached as Appendix B to this proxy statement.

Purpose of the Restated ESPP

The primary purpose of the Restated ESPP is to assist employees of the Company and its designated subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code, and to help employees provide for their future security and to encourage them to remain in the employment of the Company and its designated subsidiaries.

Administration. The Restated ESPP is administered by the Compensation Committee of the Board of Directors.

Share Reserve. The maximum number of shares of the Company’s common stock reserved for issuance under the ESPP is currently limited to 2,000,000 shares. As of March 1, 2013, 1,756,246 shares of the Company’s common stock had been issued under the ESPP and 243,754 shares remained available for issuance under the ESPP. No increase to the number of shares available for issuance under the ESPP is being proposed and the share reserve under the Restated ESPP will be identical to the current share reserve under the ESPP.

In its determination to approve the Restated ESPP, the Board determined not to increase the share reserve above the existing share reserve under the ESPP.

•

In 2012, 2011 and 2010, we issued a total of approximately 272,256, 341,332 and 367,562 shares, respectively, under the ESPP. This level of equity awards represents a three-year average burn rate of 0.55% of fully diluted common shares outstanding.

•

Based on historical usage, we estimate that the shares reserved for issuance under the Restated ESPP would be sufficient for approximately one year of awards, assuming employee participation in the Restated ESPP consistent with historical levels, as reflected in our three-year average burn rate for the ESPP, and noting that future circumstances, including employee participation rates and our stock price, may change this. Based on the foregoing, we expect that we would require an additional increase to the share reserve under the Restated ESPP in 2014 or 2015 (primarily dependent on employee participation levels, the future price of our common stock and hiring activity during that time), noting again that the share reserve under the Restated ESPP could last for a longer or shorter period of time, depending on employee participation rates and the price of our common stock, which we cannot predict with any degree of certainty at this time.

•

The total aggregate equity value of the shares remaining available for issuance under the ESPP, which will be the only shares available for issuance under the Restated ESPP, based on the closing price for one share of our Common Stock on March 1, 2013 is $4,338,821.

•

In 2012, 2011 and 2010, our end of year overhang rate for the ESPP, calculated by dividing (i) the number of shares remaining available for issuance under our ESPP by (ii) the number of our shares outstanding at the end of the fiscal year, was 0.77%, 1.31%, and 2.01%, respectively. As noted above, we are not requesting an increase to the share reserve under Restated ESPP above the current remaining share reserve under the ESPP. Therefore, if this proposal is approved, there would be no additional dilution to stockholders above those levels.

In light of the factors described above, and the fact that the ability to continue to offer eligible employees the ability to participate in the Restated ESPP, the Board has determined that the size of the share reserve under the Restated ESPP is reasonable and appropriate at this time. The Board will not create a subcommittee to evaluate the risks and benefits for issuing shares under the Restated ESPP.

Eligibility. Only employees of the Company and any of its majority-owned subsidiaries which have been designated by the Board of Directors as participating companies under the Restated ESPP may participate in the Restated ESPP. For this purpose, an “employee” is any person who is regularly employed at least 20 hours per week and five months per calendar year by the Company or any of its designated subsidiaries. No employee will be permitted to subscribe for shares under the Restated ESPP if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor will any employee be granted a purchase right that would permit him or her to buy more than $25,000 worth of stock under the Restated ESPP in any calendar year (valued at the time such purchase right is granted) for each calendar year during which such purchase right is outstanding at any time.

If the grant of a purchase right under the Restated ESPP to any employee of a designated subsidiary who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the Restated ESPP to violate the requirements of Section 423 of the Internal Revenue Code, as determined by the Compensation Committee in its sole discretion, such employee will not be permitted to participate in the Restated ESPP.

As of February 1, 2013 (the last enrollment date under the ESPP), there were 381 employees of the Company and its designated subsidiaries eligible to participate in the ESPP, of whom 254 were participants.

Offering Periods. The ESPP is implemented by a series of consecutive, overlapping 24-month offering periods, commencing February 1 and August 1 of each year, and the Restated ESPP will maintain this same structure.

Each offering period is comprised of four six-month purchase periods. Each purchase period will be approximately six months long and will commence on the day following the last day of the preceding purchase period, generally on February 1st or August 1st (unless those days are not days on which our stock is actively traded. Purchase dates are set for the last trading day in each six-month purchase period during an offering period and will generally occur on each January 31 and July 31 (or the immediately preceding day on which our stock is actively traded, if not actively traded on the relevant January 31 or July 31).

If the fair market value of our common stock on any purchase date is less than the fair market value on the first trading day of that offering period, then that offering period will immediately terminate and a new twenty-four month offering period and a new six-month purchase period will commence the day following that purchase date.

Subject to the eligibility requirements described above and completion of all required enrollment documentation, an employee will be able to participate in the Restated ESPP on the first day of the first offering period beginning on or after the date on which such employee starts employment.

Purchase Price. The purchase price per share at which shares will be purchased during each purchase period under the Restated ESPP is eighty-five percent (85%) of the lower of either (a) our common stock’s fair market value on the first trading day of the offering period or (b) our common stock’s fair market value on the applicable purchase date. The fair market value of the common stock on a given date is the closing price as reported by NASDAQ. The closing price per share of the Company’s common stock on February 1, 2013, was $17.57.

Payment of Purchase Price; Payroll Deductions. Participants may contribute up to 20% of their eligible compensation (after tax) through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. All payroll deductions made for a participant are credited to the participant’s account under the Restated ESPP and are included with the general funds of the Company. Funds received upon purchase of stock under the Restated ESPP will be used for general corporate purposes. An employee may purchase up to 8,000 shares during an offering period under the Restated ESPP and up to 2,000 shares during any six-month purchase period. Any payroll deductions not applied to the purchase of shares due to the application of this limitation will be refunded to the participant. Participants also may not buy a fraction of a share, and any cash remaining in a participant’s account to buy less than a whole share will automatically be rolled over into the next purchase period.

Withdrawal. A participant may withdraw from the Restated ESPP by signing and delivering a notice of withdrawal from the Restated ESPP prior to the last day of the offering period.

Termination of Employment. Termination of a participant’s employment for any reason cancels his or her participation in the Restated ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned without interest to such participant. A transfer of employment from one participating company to another will not constitute a termination of employment for purposes of the Restated ESPP.

Share Proration. If the number of shares to be purchased exceeds either the number of shares available under the Restated ESPP on either the first day of an offering period or the purchase date, then the available shares will be allocated among the participants on a pro rata basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock prorated to such individual, will be refunded to such participant.

Capital Changes. In the event of any increase or decrease in the number of shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or any other increase or decrease effected without our receipt of consideration, the number of shares reserved under the Restated ESPP and the price per share and number of shares of our common stock covered by each outstanding purchase right will be adjusted proportionately. Such adjustments will be made by our Board of Directors whose determination in that respect will be final, binding and conclusive.

Effect of Sale of Assets or Merger. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, the Restated ESPP will be assumed or an equivalent purchase right will be substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If the successor corporation (or a parent or subsidiary of such successor corporation) refuses to assume the purchase rights under the Restated ESPP or to provide equivalent rights, the purchase period and offering periods then in progress will be shortened and a new purchase date will be set. This date will be the day prior to the consummation of the merger or sale.

Amendment and Termination of the Restated ESPP. The Restated ESPP may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board of Directors. Stockholder approval of any such amendment or modification will be obtained to the extent necessary to comply with Section 423 of the Code or any other applicable law, regulation or stock exchange rule. The Restated ESPP will be in effect until the share reserve is exhausted, unless our Board of Directors terminates the Restated ESPP at an earlier date.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material federal income tax consequences to an employee who participates in the Restated ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. This summarized tax information is not tax advice and a participant of an award should rely on the advice of his or her legal and tax advisors.

The Restated ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Restated ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

Because the number of shares that may be purchased under the Restated ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. For illustrative purposes only, the following table sets forth (1) the number of shares of the Company’s common stock that were purchased under the ESPP during the 2012 fiscal year, and (2) the aggregate purchase price paid, for the individuals and groups identified below.

Name or Group	Number of Shares Purchased (#)	Aggregate Purchase Price ($)
Robert A. Young, Ph.D. Former President and Chief Executive Officer	2,000	26,452
C. Richard Neely, Jr. Executive Vice President and Chief Financial Officer	—	—
Michael Anthofer Former Executive Vice President and Chief Financial Officer	1,606	20,548
Bernard J. Cassidy Executive Vice President, General Counsel and Secretary	1,606	21,241
Richard S. Chernicoff Former President, Tessera Intellectual Property Corp.	1,646	20,953
Farzan Bob Roohparvar, Ph.D. Former President, DigitalOptics Corporation	3,213	41,351
All current executive officers, as a group (3 persons)	1,606	21,241
All current directors who are not executive officers, as a group (7 persons)	—	—
All other employees, as a group (272 persons)	268,650	3,431,192

(1)	Directors who are not Company employees are not eligible to participate in the ESPP.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Restated ESPP.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the amendment and restatement of our Employee Stock Purchase Plan.

PROPOSAL 5

APPROVAL OF OUR INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

Overview

We are requesting that our stockholders approve our International Employee Stock Purchase Plan, referred to in this proxy statement as the International ESPP. The International ESPP was originally established in 2008, and was recently amended in January 2013, and is designed to allow employees of the Company’s designated subsidiaries who are located outside of the United States and who are not eligible to participate in the Company’s U.S. employee stock purchase plan to purchase shares of the Company’s common stock on the terms described below.

The International ESPP is being submitted for stockholder approval in order to ensure the Company’s compliance with the listing rules of the NASDAQ Stock Market. In the event stockholder approval of the International ESPP is not obtained, then the International ESPP will have no further force or effect.

The following is a summary of the International ESPP. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the International ESPP, a copy of which is attached as Appendix C to this proxy statement.

Purpose of the International ESPP

The primary purpose of the International ESPP is to assist employees of the Company’s designated subsidiaries located outside of the United States in acquiring a stock ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company’s designated subsidiaries.

Administration. The International ESPP is administered by the Compensation Committee of the Board of Directors.

Share Reserve. The maximum number of shares of the Company’s common stock reserved for issuance under the International ESPP is currently limited to 200,000 shares. As of March 1, 2013, 116,650 shares of the Company’s common stock had been issued under the International ESPP and 83,350 shares remained available for issuance under the International ESPP. No increase to the number of shares available for issuance under the International ESPP is being proposed.

The International ESPP has been in operation since 2008. The share reserve under the International ESPP was initially set by the Board of Directors at 200,000 at that time, and it has not been increased since the plan was originally adopted. At the time the International ESPP was originally adopted, the rules of the NASDAQ stock market did not require the plan to be approved by stockholders. The listing rules of the NASDAQ stock market now require that the International ESPP be submitted for stockholder approval when the Company’s U.S employee stock purchase plan is submitted for stockholder approval. Because the Company’s U.S. employee stock purchase plan is being submitted for stockholder approval this year in order to ensure continued compliance with Section 423 of the Code, stockholder approval of the existing International ESPP is also being sought to ensure compliance with the NASDAQ listing rules. As noted above, no increase to the existing share reserve under the International ESPP is being sought.

•

In 2012, 2011 and 2010, we issued a total of approximately 19,821, 29,711 and 38,581 shares, respectively, under the international ESPP. This level of equity awards represents a three-year average burn rate of 0.05% of fully diluted common shares outstanding.

•

Based on historical usage, we estimate that the shares reserved for issuance under the International ESPP would be sufficient for approximately 2 years of awards, assuming employee participation in the

International ESPP consistent with historical levels, as reflected in our three-year average burn rate for the International ESPP, and noting that future circumstances, including employee participation rates and our stock price, may change this. Based on the foregoing, we expect that we would require an additional increase to the share reserve under the International ESPP in 2014 or 2015 (primarily dependent on employee participation levels, the future price of our common stock and hiring activity during that time), noting again that the share reserve under the International ESPP could last for a longer or shorter period of time, depending on employee participation rates and the price of our common stock, which we cannot predict with any degree of certainty at this time.

•

The total aggregate equity value of the shares remaining available for issuance under the International ESPP as of March 1, 2013, based on the closing price for one share of our Common Stock on March 1, 2013 is $1,483,630.

•

In 2012, 2011 and 2010, our end of year overhang rate for the International ESPP, calculated by dividing (i) the number of shares remaining available for issuance under our International ESPP by (ii) the number of our shares outstanding at the end of the fiscal year, was 0.18%, 0.22%, and 0.28%, respectively. As noted above, we are not requesting an increase to the share reserve under International ESPP above the current remaining share reserve. Therefore, if this proposal is approved, there would be no additional dilution to stockholders above those levels.

In light of the factors described above, and the fact that the ability to continue to offer eligible foreign employees the ability to participate in the International ESPP, the Board of Directors has determined that the size of the share reserve under the International ESPP is reasonable and appropriate at this time. The Board of Directors will not create a subcommittee to evaluate the risks and benefits for issuing shares under the International ESPP.

Eligibility. Only employees of the Company’s majority-owned subsidiaries which have been designated by the Board of Directors as participating companies under the International ESPP who are not employed or residing in the United States may participate in the International ESPP. For this purpose, an “employee” is any person who is regularly employed at least 20 hours per week and five months per calendar year by the Company or any of its designated subsidiaries. Employees who work on a less frequent schedule may be eligible to participate in the International ESPP based on the requirements of applicable foreign law. No employee will be permitted to subscribe for shares under the International ESPP if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor will any employee be granted a purchase right that would permit him or her to buy more than $25,000 worth of stock under the International ESPP in any calendar year (valued at the time such purchase right is granted) for each calendar year during which such purchase right is outstanding at any time.

As of February 1, 2013 (the last enrollment date under the International ESPP), there were 81 employees of the Company’s designated subsidiaries located outside of the United States eligible to participate in the International ESPP, of whom 35 were participants.

Offering Periods. The International ESPP is implemented by a series of consecutive, overlapping 24-month offering periods, commencing February 1 and August 1 of each year.

Each offering period is comprised of four six-month purchase periods. Each purchase period will be approximately six months long and will commence on the day following the last day of the preceding purchase period, generally on February 1st or August 1st (unless those days are not days on which our stock is actively traded. Purchase dates are set for the last trading day in each six-month purchase period during an offering period and will generally occur on each January 31 and July 31 (or the immediately preceding day on which our stock is actively traded, if not actively traded on the relevant January 31 or July 31).

If the fair market value of our common stock on any purchase date is less than the fair market value on the first trading day of that offering period, then that offering period will immediately terminate and a new twenty-four month offering period and a new six-month purchase period will commence the day following that purchase date. The first day of the new offering period will become the new enrollment date for all participants in the International ESPP at that time.

Subject to the eligibility requirements described above and completion of all required enrollment documentation, an employee will be able to participate in the International ESPP on the first day of the first offering period beginning on or after the date on which such employee starts employment.

Purchase Price. The purchase price per share at which shares will be purchased during each purchase period under the International ESPP is eighty-five percent (85%) of the lower of either (a) our common stock’s fair market value on the first trading day of the offering period or (b) our common stock’s fair market value on the applicable purchase date. The fair market value of the common stock on a given date is the closing price as reported by NASDAQ. The closing price per share of the Company’s common stock on February 1, 2013, was $17.57.

Payment of Purchase Price; Payroll Deductions. Participants may contribute up to 20% of their eligible compensation (after tax) through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. All payroll deductions made for a participant are credited to the participant’s account under the International ESPP and are included with the general funds of the Company. Funds received upon purchase of stock under the International ESPP will be used for general corporate purposes. An employee may purchase up to 8,000 shares during an offering period under the International ESPP and up to 2,000 shares during any six-month purchase period. Any payroll deductions not applied to the purchase of shares due to the application of this limitation will be refunded to the participant. Participants also may not buy a fraction of a share, and any cash remaining in a participant’s account to buy less than a whole share will automatically be rolled over into the next purchase period.

Withdrawal. A participant may withdraw from the International ESPP by signing and delivering a notice of withdrawal from the International ESPP prior to the last day of the offering period.

Termination of Employment. Termination of a participant’s employment for any reason cancels his or her participation in the International ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned without interest to such participant. A transfer of employment from one participating company to another will not constitute a termination of employment for purposes of the International ESPP.

Share Proration. If the number of shares to be purchased exceeds either the number of shares available under the International ESPP on either the first day of an offering period or the purchase date, then the available shares will be allocated among the participants on a pro rata basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock prorated to such individual, will be refunded to such participant.

Capital Changes. In the event of any increase or decrease in the number of shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or any other increase or decrease effected without our receipt of consideration, the number of shares reserved under the International ESPP and the price per share and number of shares of our common stock covered by each outstanding purchase right will be adjusted proportionately. Such adjustments will be made by our Board of Directors whose determination in that respect will be final, binding and conclusive.

Effect of Sale of Assets or Merger. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, the International ESPP will be assumed or an equivalent purchase right will be substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If the successor corporation (or a parent or subsidiary of such successor corporation) refuses to assume the purchase rights under the International ESPP or to provide equivalent rights, the purchase period and offering periods then in progress will be shortened and a new purchase date will be set. This date will be the day prior to the consummation of the merger or sale.

Amendment and Termination of the International ESPP. The International ESPP may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board of Directors. Stockholder approval of any such amendment or modification will be obtained to the extent necessary to comply with any applicable law, regulation or stock exchange rule. The International ESPP will be in effect until the share reserve is exhausted, unless our Board of Directors terminates the International ESPP at an earlier date.

Income Tax Consequences

Because offerings under the International ESPP are made to employees who are located outside of the United States, income tax implications to participating employees and the Company and its designated subsidiaries in connection with the sale of shares pursuant to the International ESPP will vary depending on the particular laws applicable in the country in which the employee is located.

New Plan Benefits

Because the number of shares that may be purchased under the International ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. For illustrative purposes only, the following table sets forth (1) the number of shares of the Company’s common stock that were purchased under the International ESPP during the 2012 fiscal year, and (2) the aggregate purchase price paid, for the individuals and groups identified below.

Name or Group (1)	Number of Shares Purchased (#)	Aggregate Purchase Price ($)
Robert A. Young, Ph.D. Former President and Chief Executive Officer	—	—
C. Richard Neely, Jr. Executive Vice President and Chief Financial Officer	—	—
Michael Anthofer Former Executive Vice President and Chief Financial Officer	—	—
Bernard J. Cassidy Executive Vice President, General Counsel and Secretary	—	—
Richard S. Chernicoff Former President, Tessera Intellectual Property Corp.	—	—
Farzan Bob Roohparvar, Ph.D. Former President, DigitalOptics Corporation	—	—
All current executive officers, as a group (3 persons)	—	—
All current directors who are not executive officers, as a group (7 persons)	—	—
All other employees, as a group (36 persons)	19,821	253,002

(1)	Employees who are located in the United States and directors of the Company who are not also employees located outside the United States are not eligible to participate in the International ESPP.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the International ESPP.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of our International Employee Stock Purchase Plan.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of March 1, 2013, and certain other information about them are set forth below (unless set forth elsewhere in this proxy statement).

Name	Age	Position
Richard S. Hill	60	Interim Chief Executive Officer and Executive Chairman
C. Richard Neely, Jr.	58	Executive Vice President and Chief Financial Officer
Bernard J. Cassidy	58	Executive Vice President, General Counsel and Secretary; President, Tessera Intellectual Property Corp.
John S. Thode	55	President, DigitalOptics Corporation

Richard S. Hill has served as Chairman of the Board since March 2013 and Interim Chief Executive Officer since April 2013. Please see Mr. Hill’s biography set forth above in the section entitled “Proposal 1—Election of Directors.”

C. Richard Neely, Jr. has served as our Executive Vice President and Chief Financial Officer since August 2012. Prior to joining Tessera, Mr. Neely served as Chief Financial Officer for Livescribe, Inc., a privately held consumer electronics company, from February 2011 to August 2012. From September 2005 to January 2011, Mr. Neely served as Chief Financial Officer of Monolithic Power Systems, Inc., a publicly traded fabless semiconductor company specializing in analog power management products. Prior to that time, from November 2002 to September 2005, he served as Chief Financial Officer of NuCORE Technology, Inc., a privately held developer of digital and analog imaging devices for digital still and video cameras. Mr. Neely also served as a member of the Board of Directors of Aviza Technology, Inc., a publicly traded semiconductor company, from January 2007 to April 2009, and served as a member of its audit committee.

Mr. Neely received a B.A. from Whitman College and an M.B.A. from the University of Chicago Booth School of Business.

Bernard J. Cassidy has served as our President of Tessera Intellectual Property Corp. since January 2013 and as our Executive Vice President, General Counsel and Secretary since November 2009. From November 2008 to November 2009, he served as our Senior Vice President, General Counsel and Secretary. Prior to working at the Company, Mr. Cassidy served as Senior Vice President, General Counsel and Secretary at Tumbleweed Communications Corp., a provider of secure messaging and secure file transfer solutions, where he was responsible for legal, corporate development, and human resources matters. He worked at Tumbleweed from May 1999 to September 2008. Before joining Tumbleweed, Mr. Cassidy was in private practice at Wilson Sonsini Goodrich & Rosati from August 1992 to May 1999, and at Skadden, Arps, Slate Meagher & Flom LLP from September 1989 to July 1992. Mr. Cassidy holds a B.A. in Philosophy from Loyola University, an M.A. in Philosophy from the University of Toronto and a J.D. from Harvard Law School. Mr. Cassidy is a member of the California State Bar.

John S. Thode, President of DigitalOptics Corporation, joined our executive team in February 2013. Prior to joining DigitalOptics Corporation, Mr. Thode was most recently at McAfee, Inc., a computer security software company, where he was Executive Vice President and General Manager of McAfee’s Consumer, Mobile and Small Business unit from November 2011 through April 2012. Prior to McAfee, from November 2007 through November 2011, Mr. Thode was General Manager of Dell Inc.’s Mobility Products Group where he was responsible for leading the strategy and development of Dell’s nontraditional products, including smartphones and tablets. Prior to Dell, Mr. Thode was President and Chief Executive Officer at ISCO International, Inc., a telecom infrastructure company, where he led a successful turnaround effort including substantial increase in revenue, cash flow and international market expansion. Mr. Thode also spent 25 years with Motorola, Inc. in various management roles, including General Manager of its UMTS Handset Products and Personal Communications Sector and General Manager of its Wireless Access Systems Division in its General Telecoms Systems Sector.

Mr. Thode has a B.S. in Electrical Engineering from the University of Illinois, an M.S. in Electrical Engineering from the Illinois Institute of Technology and an M.B.A. from the Kellogg School of Management at Northwestern University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During 2012 and early 2013, we made several changes to our senior leadership team.

•	In August 2012, C. Richard Neely, Jr. joined Tessera Technologies, Inc. as Executive Vice President and Chief Financial Officer replacing Michael Anthofer.

•

In September 2012, Farzan Bob Roohparvar’s employment as President of DigitalOptics Corporation was terminated and he was replaced by John S. Thode who joined the DigitalOptics business in February 2013.

•

In January 2013, Bernard J. Cassidy was named President, Tessera Intellectual Property Corp. replacing Richard S. Chernicoff. Mr. Cassidy continues to serve as Executive Vice President and General Counsel for Tessera Technologies, Inc.

•

In April 2013, Dr. Robert A. Young resigned as President and Chief Executive Officer of Tessera Technologies, Inc., and Richard S. Hill was named Interim Chief Executive Officer and Executive Chairman of Tessera Technologies, Inc.

Our named executive officers for 2012 consist of Messrs. Anthofer and Chernicoff and Drs. Roohparvar and Young, who served as executive officers during 2012, and Messrs. Cassidy and Neely, who continue to serve as executive officers.

In March 2012, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with approximately 80% of stockholder votes cast in favor of our 2012 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs after March 2012, we were mindful of the support our stockholders expressed for our compensation philosophy.

Following our annual review of our executive compensation philosophy, the Compensation Committee decided to generally retain our existing approach to compensation for our executives, with an emphasis on short- and long-term incentive compensation that rewards our senior executives when they deliver value for our stockholders but adds to that a new emphasis on performance-based long-term compensation for executives tied to longer term strategic goals. For those named executive officers who joined our senior leadership team in 2012, the Compensation Committee oversaw and implemented new hire compensation packages that it felt most appropriately incentivized those executives given their respective roles within the Company.

In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the Board of Directors took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board of Directors determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

Fiscal Year 2012 Financial and Operational Performance

We operate in a highly competitive environment and our 2012 financial, operational and strategic results reflect the backdrop of the challenging economic and consumer environments and overall market conditions. Our key 2012 financial, operational and strategic results included the following:

•

Corporate Results: During 2012, the variable components of our executive compensation program were driven by performance relative to the revenue, net income and strategic objectives established by the Compensation Committee. Our performance in each of these three areas is summarized below:

•	Revenues: Revenues for the year ended December 31, 2012 were $234.0 million, compared to $254.6 for the year ended December 31, 2011 a decrease of 8% or $20.6 million. The decrease was largely due to the expiration of a license with Micron Technology, Inc. which expired in May 2012 and the lack of revenue from PTI after July 31, 2012, with whom we are currently in litigation.

•

Net Income (Loss): Net loss for the year ended December 31, 2012 was $30.2 million, or $0.58 per diluted common share, compared to net loss of $19.3 million, or $0.38 per diluted common share for the year ended December 31, 2011. The primary reason for the increased net loss in 2012 was increases in personnel related expenses, expensed equipment, materials and supplies and depreciation of long-lived assets, which relate primarily to growing our DigitalOptics business through the manufacturing operations we acquired in June 2012 and from our manufacturing facility in Taiwan. Additionally, our litigation expenses increased as did expenses from the amortization of intangible assets that we acquired in 2012 in order to grow our Intellectual Property business.

•

Strategic Objectives: Our Intellectual Property business (including Invensas Corporation) secured a new eight-year patent license agreement with SK hynix Inc., a key DRAM licensee. Additionally, our Intellectual Property business obtained a favorable ruling from the International Court of Arbitration of the International Chamber of Commerce (ICC) in our dispute with Amkor Technology, Inc. The ICC tribunal confirmed that the Amkor license agreement had been properly terminated by Tessera, Inc. in February 2011 and we received an initial payment of $19.9 million from Amkor. Our DigitalOptics achievements continued to lay the foundation for the Company to execute on its MEMS autofocus camera module objectives for 2013 and beyond, including the acquisition of certain assets of Vista Point Technologies, a Tier One qualified camera module manufacturing business, from Flextronics International Ltd. and the establishment of a new manufacturing facility in Hsinchu, Taiwan.

Fiscal Year 2012 Executive Compensation Actions

The Compensation Committee took into account a number of factors in determining fiscal year 2012 compensation, including our financial, operational and strategic results, individual performance and competitive data. In light of these considerations, the Compensation Committee made the following executive compensation decisions in 2012:

•

Zero or Modest Base Salary Increases: The Compensation Committee did not increase the base salary for Dr. Young in 2012 because it determined his base salary was appropriately positioned in light of Dr. Young’s total compensation. The Compensation Committee awarded modest base salary increases to the other named executive officers to reflect each individual’s contributions over the course of 2011 and their expected roles in 2012. These base salary increases were effective as of January 1, 2012 for the named executive officers who were then working for the Company.

•

Annual Bonus Payments Below Target Levels: Based on the Company’s performance against our corporate financial objectives, with 2012 revenues and GAAP income before tax, excluding stock-based compensation expense, measured below the target performance goals, and pursuant to the terms of our Management Bonus Plan, those named executive officers eligible for annual bonuses received 40.2% of target payout with respect to the corporate component of their annual bonuses. Overall bonus payments also incorporate an individual performance component, as described in more detail below under “Annual Cash Incentives,” and total bonus payments were also below targeted levels.

•

Majority of Executive Compensation “At-Risk”: In 2012, the Compensation Committee continued its practice of awarding the majority of total compensation opportunities to named executive officers in the form of “at-risk” compensation. Variable compensation is tied to the achievement of performance goals or stock price improvement and includes annual incentive bonuses and long-term equity incentive awards, such as stock options, the vesting of which is based on continued employment over a four-year vesting period. As stock options provide value only if our stock price increases over time, they provide an incentive to our named executive officers to increase stockholder value over the extended vesting period. Additionally, 100% of the stock option award granted to Dr. Young required the achievement of a significant performance objective before any shares will vest. Variable compensation also includes performance-contingent stock awards from prior years, which vest based upon an annual performance-based determination made by the Compensation Committee. Of those awards the vesting of which was based on 2012 performance, 40.2% of such awards vested and the remaining 59.8% were forfeited (i.e. there is no “second chance” to earn those awards).

Strong Compensation Policies that Benefit Stockholders

We believe that the fiscal year 2012 compensation of our named executive officers was appropriate and aligned with our fiscal year 2012 results, served our need to attract key additions to our senior leadership team and helped to position us for growth in future years. We also believe our executive pay provides appropriate incentives to our executives to achieve our financial, operational and strategic goals without encouraging them to take excessive risks in their business decisions. We regularly evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. To this end, we note the following:

•

Annual Bonus Plan: Our annual bonus plan is designed so that the determination of awards is based on a review of a variety of indicators of performance, including both financial and strategic objectives. In addition, the plan does not provide payment for poor performance, regardless of whether the failure to achieve target was outside of management’s control. In addition, there is a cap on the annual bonus opportunity, even for spectacular performance.

•

Long-term Equity Incentives: The Company’s long-term equity incentive awards generally vest over a period of four years to ensure that the Company’s employees, including the executive officers, maintain a long-term view of stockholder value. In certain circumstances, however, the Company has shifted to long-term performance based equity incentives that vest only in the event certain specific objectives are achieved.

•	Compensation Committee Independence and Experience: The compensation committee is comprised solely of independent directors who have extensive experience.

•

Compensation Consultant Independence and Experience: The compensation committee’s independent consultant, Compensia, Inc. (“Compensia”), has a breadth of experience in consulting technology companies on executive compensation practices, provides no other services to the Company and has no prior relationship with any of the named executive officers.

•

Peer Group Review: The peer groups of companies used to evaluate executive compensation levels are carefully reviewed at least annually by the Compensation Committee with input from its independent consultant. Changes to the peer groups require Compensation Committee approval and the Company does not make any mechanical changes to compensation levels based strictly on peer group pay levels.

•

Reasonable Severance Benefits: The severance benefits provided to the named executive officers are reasonable in light of market practice and a “double-trigger” is required before severance benefits are paid or equity acceleration occurs in connection with a change in control event. Additionally, the Company does not provide gross-ups of excise or other taxes if they were to be triggered in a change of control. Dr. Young did not participate in any severance arrangement with the Company although he was provided separation benefits in connection with his resignation on April 15, 2013, which benefits are described below under “Employment, Severance and Change in Control Arrangements—Separation and Consulting Agreements with Robert A. Young, Ph.D.”

Compensation Objectives

Our Compensation Committee oversees the executive compensation program. Our executive compensation program is designed to attract, motivate and retain talented executives that will drive our financial, operational and strategic objectives while creating long-term shareholder value. The Compensation Committee has established the following set of objectives for our executive compensation program:

•

Compensation should be market competitive: Our compensation program is designed to provide competitive total compensation relative to the relevant labor markets for our executives while maintaining fiscal responsibility for our stockholders, allowing us to attract and retain individuals of appropriate ability and managerial talent;

•

Compensation should support our business strategy: Our compensation program is designed to align a majority of executive officer compensation with our corporate strategies, business objectives and the long-term interests of our stockholders by rewarding successful execution of our business plan, with performance goals tied to our business plan, or the value of such compensation tied to long-term stock price performance;

•

Compensation should reward performance: A majority of our executive officers’ total compensation opportunities are variable and dependent upon the achievement of key strategic and financial performance measures on an annual basis by linking incentive award opportunities to the achievement of performance goals in these areas and each executive’s individual performance or appreciation in our stock price; and

•

Compensation should be aligned with stockholders’ interests: Our compensation program also seeks to reward our executive officers for increasing our stock price over the long-term and maximizing stockholder value by providing a portion of total compensation opportunities for our executive officers in the form of direct ownership in our company through long-term equity incentive awards.

The main elements of our compensation program are base salary, annual cash incentive bonus awards and long-term equity incentive awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the majority of our named executive officers’ total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives, increases in our stock price, or both. Each element of our executive compensation program is discussed in greater detail below.

Role of the Compensation Committee and Executive Officers in Setting Compensation

The Compensation Committee has the primary authority to approve the compensation provided to our executive officers. Consistent with prior years, for 2012, Compensia, an independent compensation consulting firm, was retained by the Compensation Committee to assist it in the determination of the key elements of the compensation programs. Compensia reports to and is accountable to the Compensation Committee, and may not conduct any other work for us without the authorization of the Compensation Committee. Compensia did not provide any services to us in 2012 beyond its engagement as an advisor to the Compensation Committee on executive compensation matters. After review and consultation with Compensia, the Compensation Committee has determined that Compensia is independent and there is no conflict of interest resulting from retaining Compensia currently or during the year ended December 31, 2012. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and NASDAQ listing standards.

In 2012, Compensia provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers in similar organizations. Compensia also advised on, among other things, structuring our various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to our executive officers.

To aid the Compensation Committee in making its compensation determinations, our Chief Executive Officer (“CEO”) provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding himself. Each named executive officer other than our CEO, in turn, participates in an annual performance review with the CEO to provide input about their contributions to our success for the period being assessed. The Compensation Committee gathers data on the CEO’s performance through several channels, including qualitative and quantitative assessments of the Company’s performance, discussions with other members of the management team and discussions with other members of the Board of Directors. Each Compensation Committee meeting ordinarily includes an executive session without members of management present.

Corporate and individual performance goals are generally established at the beginning of the year. The Company’s annual financial plan is formulated by our executive management team and is submitted for review and approval by our Board of Directors. The CEO and the Chief Financial Officer (“CFO”) then typically recommend a subset of these goals to the Compensation Committee as the corporate performance goals underlying our annual cash incentive bonus plan. We believe that the achievement of these performance goals is based on the successful efforts and contributions of our named executive officers. As described below, our Compensation Committee retains the authority under our bonus plan to authorize bonus payments to named executive officers that are less than the bonus payments that would otherwise be awarded based on our achievement of the performance goals established for our bonus plan. Our Compensation Committee also has the authority to make discretionary bonus awards to named executive officers.

In the beginning of each year, our executive officers work with our CEO to establish their individual performance goals for the year, based on their respective roles within the Company. For example, individual performance goals established for our named executive officers for 2012 included, among others, the financial performance of an executive’s area of responsibility, strategic objectives derived from our strategic plan and interdepartmental goals critical to the ongoing success of the business. These individual performance goals in many instances comprise the basis upon which we seek to achieve our broader corporate financial and operating goals for the year. These individual goals are typically designed to support certain aspects of the corporate objectives to ensure consistency in effort, direction and strategy.

Setting Executive Compensation

We review competitive compensation practices and the financial performance of comparable companies at least annually. This analysis provides the necessary background to the Compensation Committee to ensure that compensation opportunities for executives are competitive with compensation practices among comparable companies and that actual compensation paid to executives is appropriately aligned with our performance in the past year.

Each year Compensia works with the Compensation Committee to confirm one or more peer groups of companies to be used in the competitive assessment. For 2012, three peer groups were developed in order to provide the Compensation Committee with a comprehensive view of compensation practices reflecting our unique mix of businesses as well as our location in Silicon Valley. The peer groups utilized an approach consistent with that used in 2011, consisting of technology companies with comparable revenue, profitability, market capitalization and geographic location (high-tech peers); firms involved in the development and licensing of intellectual property (Intellectual Property peers); and firms involved in the development of imaging and optics products (DigitalOptics Peers). No peer group or peer company was selected on the basis of executive compensation levels. The specific attributes used to develop the peer groups include:

•

Industry: The high-tech peer group used a broad class of technology companies, including companies focused on semiconductor, computer software, computer hardware and telecommunications service/network equipment, the Intellectual Property peer group included companies that license intellectual property and the DigitalOptics peer group includes firms that develop imaging and optics products.

•

Revenue: We considered the revenue of the peer companies and generally selected peer companies with last fiscal year revenue in a range of $75 million to $1.5 billion, although in order to form the industry specific Intellectual Property and DigitalOptics peer groups, we included firms that were smaller than $75 million in revenue. We do not base our peer company selection solely on revenue, and after we consider the profitability and market capitalization attributes discussed below the revenue range of the high-tech peers was approximately $200 million to $600 million.

•

Profitability (operating income and net income): In developing the high-tech peer group, we included companies that generally had a track record of profitability, to align with our profitability profile and the differences in our business model as a technology licensing company. Profitability was not explicitly considered in the choice of Intellectual Property and DigitalOptics peers.

•

Market Capitalization: For the high-tech peer group, we look at market capitalization to reflect the differences in our business model as a technology licensing company, which would not be accurately reflected if we selected peer companies based solely on annual revenue. We selected companies with a market capitalization at the time of our analysis that was generally within a range of one-third to two times our market capitalization. Market capitalization was not explicitly considered in the choice of Intellectual Property and DigitalOptics peers.

•	Geographic Location: We included U.S. based companies, with an emphasis on firms headquartered in the San Francisco Bay Area.

The peer groups for 2012 (which are different from the peer group index utilized in the performance graph included in our annual report on Form 10-K) were comprised of the following companies:

High-Tech Peers

•       Acacia Research Corporation

•       Advent Software, Inc.

•       Blue Coat Systems, Inc.

•       Cymer, Inc.

•       Electronics for Imaging, Inc.

•       Entropic Communications

•       iGATE Corporation

•       Ixia

•       j2 Global Communications, Inc.

•       LTX-Credence Corporation

•       Monolithic Power Systems, Inc.

•       Nanometrics Inc.

•       Newport Corporation

•       Power Integrations, Inc.

•       Qlogic Corporation

•       Semtech Corporation

•       Silicon Image, Inc.

•       STEC, Inc.

•       Synaptics Incorporated

•       TiVo Inc.

•       Ultratech, Inc.

•       ValueClick, Inc.

•       Volterra Semiconductor Corporation

•       Websense, Inc.

Intellectual Property Peers

• Acacia Research Corporation • Ceva, Inc. • Dolby Laboratories, Inc. • DTS, Inc. • Earthlink Inc. • Interdigital Inc.	• MIPS Technologies, Inc. • Mosys, Inc. • PDF Solutions, Inc. • Rambus, Inc. • RPX Corporation • Universal Display Corporation

DigitalOptics Peers

• Coherent, Inc. • Infinera Corporation • Immersion Corporation • MEMSIC, Inc.	• Microvision, Inc. • Omnivision Technologies, Inc. • Opnext, Inc. • Universal Display Corporation

Each year, Compensia surveys the compensation practices of the peer groups to assess the competitiveness of our compensation programs. Although we maintain the peer groups for executive compensation and performance reference purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers. By contrast, survey data has the advantage of including data on executive positions beyond what is available in public filings, but may not be specific to the selected companies in the peer groups. In light of this, during 2012, the Compensation Committee also reviewed data from the Radford Executive Survey, which consists of approximately 600 companies throughout the United States primarily from technology industries. We look at multiple cuts of data from the surveys, including national data across industries, Bay Area data across industries and specific industry cuts, and within those industry and geographic groups we align revenues to be consistent with the peer group. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.

We believe that by utilizing both publicly available peer group data and the survey data from the published surveys in which we participate, we are able to develop the best set of competitive data reasonably available for use in making compensation decisions. The Compensation Committee, when making compensation adjustments to the named executive officers, reviews the publicly available peer group data and the survey data to ensure that, following any compensation adjustment, the total compensation of named executive officers falls within the Company’s guidelines.

Based on the objectives outlined above, the Compensation Committee strives to set target compensation opportunity levels to be competitive with the market that we compete in for executive talent and that are appropriate for the skills, experience and performance of each individual. However, the Compensation Committee does not establish compensation levels based directly on benchmarking. The Compensation Committee instead relies on the judgment of its members in making compensation decisions regarding base salaries, target bonus levels and long-term equity incentive awards after reviewing our performance and carefully evaluating each named executive officer’s performance during the year, leadership qualities, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value. The Compensation Committee does not guarantee that any executive will receive a specific market-derived compensation level.

In addition, the Compensation Committee has taken the approach of determining the mix of compensation elements, such as base salary, bonus opportunity and equity awards, on an individual basis. The Compensation Committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the comparable companies (discussed below), the role and responsibilities of the individual executive, and the nature of the behaviors the incentives are intended to motivate. The Compensation Committee’s philosophy is to balance compensation between long-term and short-term compensation, cash and non-cash compensation, and to take into account the roles and responsibilities of the individual officer.

Base Salary

The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary, competitive salary information, and overall compensation arrangements. As discussed above, in determining whether to make adjustments to base salaries for our executive officers, the Compensation Committee reviews information regarding compensation paid to individuals holding comparable positions at our peer group companies as well as the relevant market data from the most recent Radford Executive survey. In addition, each year, the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based upon the Company’s performance, their individual performance, changes in duties and responsibilities and the recommendations of our CEO (except for purposes of determining his own salary). No formulaic or guaranteed base salary increases are provided to the named executive officers. In general, while the Compensation Committee does not attempt to set the various components of executive compensation at a certain target percentile within our peer group, executive base salaries fall generally between the 25th and 75th percentiles of the relevant comparable compensation data.

In January 2012, the Compensation Committee approved the 2012 annual base salary levels for the named executive officers, which were effective on January 1, 2012. Such base salary levels are as follows: Dr. Young, $684,000; Mr. Anthofer, $339,500; Mr. Cassidy, $324,500; Dr. Roohparvar, $463,500; and Mr. Chernicoff, $303,900. No named executive officer received any other salary adjustments in 2012. Mr. Cassidy’s base salary was, however, increased to $350,000 effective as of January 14, 2013 in connection with Mr. Cassidy’s appointment as President of our Intellectual Property business unit. This was an increase of approximately 8%.

In August 2012, Mr. Neely, our Executive Vice President and Chief Financial Officer, joined the executive team. His initial annual base salary was set at $310,000 by the Compensation Committee. This initial base salary was the result of negotiations between Mr. Neely and the Compensation Committee and generally falls within the competitive range among our peer group companies.

In October 2012, in connection with a review of his Compensation arrangement, the Compensation Committee made no changes to Dr. Young’s base salary leaving it at $684,000. This initial base salary was the result of negotiations between Dr. Young and the Compensation Committee in 2011. Although Dr. Young’s at-target cash compensation falls above the high end of the competitive range among our peer group companies, his total compensation is in line with our peer group.

Annual Cash Incentives

Our named executive officers are eligible to receive an annual cash incentive bonus under our Performance Bonus Plan for Executive Officers and Key Employees, also known as the Management Bonus Plan.

Annual Cash Incentive Bonus Targets

At the beginning of each year, the Compensation Committee approves minimum, target and maximum bonus opportunities for each named executive officer eligible to participate in the Management Bonus Plan. Under this program in 2012, the minimum, target and maximum award opportunities were determined as a percentage of base salary:

	Minimum	Target	Maximum
Robert A. Young, Ph.D.	0	100%	200%
C. Richard Neely, Jr. (1)	60%	60%	120%
Michael Anthofer (2)	N/A	N/A	N/A
Bernard J. Cassidy (3)	0	60%	120%
Richard S. Chernicoff (4)	N/A	N/A	N/A
Farzan Bob Roohparvar, Ph.D. (5)	N/A	N/A	N/A

(1)	Pursuant to his employment letter entered into in connection with his commencement of employment, Mr. Neely was to receive a minimum annual cash incentive bonus payment for 2012 of 60% of his base salary, prorated for the four and one-half months he served in 2012 as our Executive Vice President and Chief Financial Officer. Effective January 2013, Mr. Neely is no longer guaranteed a minimum bonus payment.
(2)	Mr. Anthofer terminated his employment with the Company on August 14, 2012 and he therefore became ineligible to receive any annual cash incentive bonus payment for 2012.
(3)	Mr. Cassidy’s annual cash incentive bonus target was increased to 75% and his maximum was increased to 150% as of January 2013 in connection with his appointment as president of the Intellectual Property business unit. The new target bonus opportunity will be applicable to 2013 performance.
(4)	Mr. Chernicoff terminated his employment with the Company on January 15, 2013 and pursuant to his separation agreement and general release dated as of January 15, 2013 forwent any annual cash incentive bonus payment for 2012.

(5)	Dr. Roohparvar’s employment with the Company was terminated on September 4, 2012 and he therefore became ineligible to receive any annual cash incentive bonus payment for 2012.

These target bonus levels are reviewed annually in consultation with Compensia as part of the compensation review process. Participants may receive a smaller award (or no award) if we do not achieve a target level of performance and a larger award (capped at a level that provides executives an opportunity to earn larger awards by exceeding performance objectives, but that does not create excessive risk by providing unlimited upside opportunities) if we exceed the target level of performance. Payments of above-target bonuses may be made only if we exceed our corporate financial objectives.

Performance Goals

Bonuses paid to our executive officers under our Management Bonus Plan are based on our achievement of certain predetermined corporate performance goals which are established at the beginning of each year and upon an evaluation of the individual officer’s performance for the year. In the case of Dr. Young, 80% of his annual bonus is based on the corporate goals and the remaining 20% is based on his individual performance. In the case of Messrs. Cassidy and Neely, 70% of each executive’s annual bonus is based on the corporate goals and the remaining 30% is based on the executive’s individual performance.

In determining the compensation awarded to each executive officer based on performance, the Compensation Committee evaluates company and individual performance in a number of areas. Both the corporate goals and the individual goals assigned to each executive officer are intended to reward performance that is specifically tied to the executive’s contribution in helping us reach or potentially exceed the business plans in the current and future periods. For 2012, these objectives were designed to be challenging stretch goals in comparison to the Company’s approved operating plan.

•

Achievement of Annual Corporate Performance Objectives. The Compensation Committee sets corporate performance goals applicable to the annual bonuses for that year. The corporate performance goals will generally be a combination of financial goals and strategic objectives that are supportive of our strategic plan. Achievement relative to the corporate performance goals represents 70% of each executive’s target annual bonus opportunity. For 2012, the amounts payable for corporate performance under the Management Bonus Plan were determined based upon our actual performance measured against the following performance criteria:

Corporate Performance Criteria	Relative Weight	Threshold Level		Target Level
Revenue (excluding any revenue from our facility in Zhuhai, China)	20%	$182.6 million		$260.8 million
GAAP operating income (loss) (excluding stock based compensation expense and expenses related to our facility in Zhuhai, China) (“Operating Income (Loss)”)	20%	$(19 million	)	$3.1 million
Strategic Goals	60%

Financial Objectives

In order for any annual bonus to be paid in a given year in respect of the foregoing corporate goals, the average achievement of the financial goals reflected above must be at least 70% of the targeted levels for that year, as reflected in the table above under “Threshold Level.” For achievement of the financial goals between the threshold and target levels, as reflected in the table above, the achievement percentage will be linear from 20% (at threshold average achievement of the financial objectives) to 100% (at target achievement of the financial objectives).

Strategic Corporate Objectives

Our strategic corporate objectives related to three areas: (i) customer and product goals for our Intellectual Property business, (ii) customer and product goals for our DigitalOptics business; and (iii) corporate and strategic planning goals for the Company. The customer and product goals for the Intellectual Property business include successful licensing to both existing and new customers, development of business plans aimed at growing the longer-term revenue base beyond semiconductor packaging, settlement of certain litigation actions and the acquisition and/or development of our intellectual property portfolio to facilitate renewals going forward. The customer and product goals for our DigitalOptics business focused on obtaining various stages of design wins for our MEMS auto-focus product and camera modules and the establishment of a manufacturing facility in Taiwan. Finally, our corporate and strategic planning goals focused on the successful integration of the facility in Zhuhai, China and the development of strategic plans and staffing objectives for both the Intellectual Property and the DigitalOptics business units.

Achievement of Individual Performance Objectives

In addition, each executive’s performance is also measured against individual objectives that support the overall corporate objectives. Individual performance goals established among our named executive officers in 2012 were primarily subjective strategic objectives for which the executive has direct responsibility and interdepartmental goals critical to the success of the business. These individual performance goals in many instances comprise the basis upon which we seek to achieve our broader corporate financial and operating goals for the year. The 2012 individual performance objectives were designed to support our strategic business plan to be achievable, but to require a substantial effort and initiative on the part of the named executive officers. These individual objectives are used by our CEO as a guide to review each named executive officer’s performance and make an assessment and recommendation to the Compensation Committee of such officer’s achievement for the year. The final determination of each officer’s individual performance bonus component is made in the discretion of the Compensation Committee based on this input from the CEO and the Compensation Committee’s overall objective and subjective assessment of individual performance.

Multiplier

To the extent our actual achievement as compared to the Operating Income (Loss) objectives for our business units exceeds target levels, the Management Bonus Plan contemplates that a multiplier will be applied to the corporate component of each executive’s annual bonus. The multiplier will generally be the average of the percentages by which the Operating Income (Loss) exceeds the target levels at the Intellectual Property and DigitalOptics business unit levels, subject to the Compensation Committee’s negative discretion to reduce the multiplier. If the Operating Income (Loss) achievement for a business unit is between the target and maximum levels, the multiplier with respect to that business unit will be calculated linearly from 1.0 (at target achievement) to 2.0 (at maximum achievement). For 2012, targeted Operating Income (Loss) for our Intellectual Property business unit was $93.3 million and the maximum achievement level was $106.5 million. For 2012, targeted Operating Income (Loss) for our DigitalOptics business unit was ($51.4 million) and the maximum achievement level was ($33.4 million). If the achievement of the foregoing Operating Income (Loss) objectives is less than targeted levels, the multiplier will be 1.0. The final multiplier will be the average of the resulting multipliers for our Intellectual Property and DigitalOptics business units.

The Compensation Committee also has the right to exercise its discretion to reduce any bonus payment. It did not exercise such discretion during 2012.

2012 Annual Cash Incentive Bonuses

The Compensation Committee reviews and approves the achievement level and incentive payment for each named executive officer eligible under the Management Bonus Plan.

For 2012, the Compensation Committee determined the portion of each named executive officer’s bonus related to corporate performance relative to the goals described above and determined that the total corporate achievement level was 40.2%. This achievement percentage was determined by adding our achievement with respect to the financial objectives and the strategic objectives according to the weights discussed above. We received partial credit for the revenue component of the financial objectives and for the Operating Income (Loss) objective: revenues for 2012 (excluding any revenue received relating to the Zhuhai Facility) were $220.6 million (or approximately 85% of the targeted level, resulting in an achievement level for annual bonus determination purposes of 59% and Operating Income (Loss) was ($11.5 million) (or approximately 77% of the targeted level, resulting in an achievement level for annual bonus determination purposes of 38%). In the aggregate for the financial objectives, a 19.4% of 40% possible was achieved. With respect to the strategic objectives, the Compensation Committee determined that an achievement level of 13.2% out of the 60% possible was appropriate. The Compensation Committee determined that the Company did not achieve a majority of the Intellectual Property and DigitalOptics objectives (receiving 6.7% of 50% possible), but it did achieve a majority of its strategic objectives to the satisfaction of the Compensation Committee (receiving 6.5% of 10% possible).

The Compensation Committee applied a multiplier of 1.24 to the achievement of the goals based on the Intellectual Property business unit exceeding its operating income goals. The multiplier represented the average of the multipliers for each of the Intellectual Property business unit (1.47, resulting from 2012 Operating Income (Loss) of ($99.6 million)), and the DigitalOptics business unit (1.00, resulting from 2012 Operating Income (Loss) of ($69.3 million)).

The Compensation Committee also approved the portion of each named executive officer’s bonus related to individual performance. As discussed above, our CEO reviewed each named executive officer’s performance relative to his individual internal annual goals and made an initial recommendation regarding such officer’s achievement level as a starting point for the Compensation Committee’s assessment. The Compensation Committee then reviewed the CEO’s assessments and made adjustments to the individual achievement levels as it deemed appropriate based on its subjective assessment of each individual officer’s performance during 2012. The Compensation Committee reviewed Dr. Young’s performance. Based on its review, the Compensation Committee approved Dr. Young’s recommendations regarding the individual achievement levels for Messrs. Cassidy and Neely. Further, the Compensation Committee determined that no additional amount was to be included in Dr. Young’s 2012 bonus relating to individual performance given the overall performance level of the Company.

The achievement levels and incentive payments approved by the Compensation Committee for the named executive officers for 2012 are summarized in the table below:

	Corporate Achievement Percent of Bonus	Corporate Achievement Level (1)	Individual Achievement Percent of Bonus	Individual Achievement Level	Actual 2012 Bonus
Robert A. Young, Ph.D.	80%	40.2%	20%	0%	$219,974
C. Richard Neely, Jr.	70%	40.2%	30%	95%	$69,750	(2)
Bernard J. Cassidy	70%	40.2%	30%	95%	$110,278

(1)	The corporate achievement level includes the application of the 1.24 multiplier, determined as described above.
(2)	Mr. Neely’s bonus is the minimum amount set forth in his Employment Letter dated as of August 15, 2012.

Actual bonus payments are based strictly on the achievement of corporate and individual performance objectives as defined at the beginning of the year. Actual bonus payments are not determined by or benchmarked against competitive levels (it should be noted that, as a practical matter, competitive data on bonus payments for a given year are generally not available when bonuses are being determined).

2012 Discretionary Bonus to Bernard J. Cassidy

On March 5, 2013, the Compensation Committee approved the payment of a special bonus in the amount of $100,000 to Bernard J. Cassidy for services performed during 2012 in his capacity as Executive Vice President and General Counsel of the Company. The special bonus was awarded to Mr. Cassidy for his role in the following accomplishments: (1) the initial payment of approximately $19.9 million from Amkor Technology, Inc. related to the interim award issued by the International Court of Arbitration of the International Chamber of Commerce on July 6, 2012, in favor of the Company in its dispute with Amkor; (2) the execution of new eight-year patent license agreements by subsidiaries of the Company with SK hynix Inc.; and (3) the execution of a settlement agreement with Spansion Inc.

Equity Incentive Awards

Our long-term equity incentive award program is intended to provide executives with opportunities to participate in the appreciation of our stock price and to create unvested equity award value that will provide a financial incentive for executives to remain with and work for the continued success of the organization. Our 2012 long-term equity incentive award program was comprised of three equity award vehicles:

•

Stock Option Awards: Stock options form the basis of our long-term equity incentive award program. Stock options align the interests of management and shareholders by rewarding increases in shareholder value.

•

Restricted Stock Unit Awards: Restricted stock unit awards are used primarily in new hire executive packages. Restricted stock unit awards will rise and fall in value just as a traded share of stock will, aligning executives’ interests with shareholders.

•

Performance Based Stock Option or Stock Unit Awards: Performance based stock option or performance based restricted stock unit awards are provided to our Chief Executive Officer. These shares vest upon the occurrence of certain longer term strategic milestones and are intended to align a significant portion of these executives’ compensation to a single long-term strategic goal.

Stock Option Awards

Stock options granted under the various stock plans generally have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant, subject to earlier termination in the event of termination of employment. This provides a reasonable time frame in which to align the executive officer with the price appreciation of our shares. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant. Under the Tessera Technologies, Inc. 2003 Equity Incentive Plan, or the 2003 Equity Plan, the fair market value of our common stock is equal to the last closing sales price per share on the NASDAQ Global Select Market on the date of grant.

The Compensation Committee considered the data on competitive practices collected by Compensia, the performance and expected contributions of the executive, the executives’ other compensation, including his unvested equity holdings, as well as input from the CEO (for persons other than himself) and other members of the Board of Directors in determining individual executive awards.

All executive officers received stock options in 2012. Mr. Neely received stock options as part of his hiring package. In addition, in September 2012, a stock option award to purchase 45,000 shares and vesting over a four year period was awarded to Mr. Cassidy, as part of the annual focal award, as disclosed below under “Grants of Plan-Based Awards.”

Restricted Stock Unit Awards

As discussed above, we typically award restricted stock unit awards to selected new hires and limited numbers of other employees as part of the annual award program. The Compensation Committee believes that restricted stock unit awards are an effective tool for adding an immediate financial incentive to remain with and work for us that will mitigate potential attempts by labor market competitors to recruit critical employees. However, restricted stock unit awards are typically granted to executive officers only in connection with their commencement of employment. In 2012, Mr. Neely received a restricted stock unit award of 25,000, which was made in connection with the commencement of Mr. Neely’s employment with the Company. Additionally, in September 2012, Mr. Cassidy received a restricted stock unit award of 20,000 as part of our annual focal review process in recognition of Mr. Cassidy’s lengthy and on-going high quality service to the Company.

Restricted stock unit awards generally have a four-year vesting schedule in order to provide an incentive for continued employment.

Performance Stock Option Award to Chief Executive Officer

In October 2012, Dr. Young received a stock option award to purchase 550,000 shares. The stock option would have vested and become exercisable as to 100% of the shares subject thereto on the date of completion of a spin-off by the Company of a business segment, deemed by the Board to be in the best interests of stockholders, by means of a dividend or distribution to stockholders of the entire equity interest in such business segment, provided that such spin-off occurred by March 31, 2015 and provided that Dr. Young continued to be a service provider to the Company as of the vesting date. If the stock option so vested, then the option would have remained exercisable until March 31, 2016. If the spin-off did not occur by March 31, 2015, then the stock option would have expired on such date. This stock option terminated upon Dr. Young’s resignation as President and Chief Executive Officer on April 15, 2013, as described below under “Employment, Severance and Change in Control Arrangements—Separation and Consulting Agreements with Robert A. Young, Ph.D.”

Employment, Severance and Change in Control Agreements

We have not entered into any change in control severance agreement or other severance agreement with our Chief Executive Officer. We have entered into employment, change in control severance agreements and severance agreements with our other executive officers to provide severance and/or change in control benefits. The Compensation Committee believes these types of agreements are essential in order to attract and retain qualified executives and promote stability and continuity in our senior management team. We believe that the stability and continuity provided by these agreements are in the best interests of our stockholders. For details, see “Employment, Severance and Change in Control Arrangements” below.

401(k) Plan

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of the Company and any designated affiliate in the United States. The 401(k) Plan permits eligible employees to defer up to the maximum dollar amount allowed by law. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently make discretionary matching contributions to the 401(k) Plan in an amount equal to fifty percent of deferrals up to a maximum of three percent of the participant’s annual base pay and subject to certain other limits. Employer contributions to the Plan are vested as follows: 25% after one year of service, 50% after two years of service, 75% after three years of service and 100% after four years of service. Employees who are 21 years of age or older are eligible to participate in the 401(k) Plan as of the date of hire.

We do not maintain any other defined benefit, defined contribution or deferred compensation plans for our employees.

Other Elements of Compensation and Perquisites

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. In addition, we provide certain highly-compensated employees, including our named executive officers, with supplemental long-term disability coverage. For purposes of eligibility for this coverage, highly-compensated employees are defined as those employees whose monthly income is higher than $13,333, or $160,000 per year. We also provided Dr. Young with temporary housing and paid for the cost of periodic travel home for him, which amounts were grossed-up for taxes to the extent they are taxable to him, for the period ending on September 30, 2012. Following September 30, 2012, we began providing Dr. Young with a fixed amount of $150,000 per year to cover such expenses (such amount was subject to required withholding and was not grossed up for any taxes) and all obligations related to such living expenses and periodic trips home for him were his sole responsibility. Other than as described in this section, we do not provide any special perquisites or health or welfare benefits to our named executive officers that are not available to all of our employees.

Other Compensation Policies

We do not have stock ownership requirements for executives and currently do not have any policy for recovering awards or payments in the event of a financial restatement or other situations.

Our insider trading policy prohibits directors, officers, employees and all persons living in their households from trading any type of security, whether issued by us or other companies with which we do business, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Additionally, we restrict trading by our directors and officers, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin one full trading day following the public disclosure of our quarterly or annual financial results and that ends at 5:00 pm Eastern Time on the first day of the last month in each fiscal quarter. Furthermore, the insider trading policy requires that certain specified individuals meet with representatives of our legal department to confirm that they are not in possession of material non-public information prior to trading any security of the Company during open window periods.

Tax and Accounting Treatment of Elements of Executive Compensation

We aim to compensate the named executive officers in a manner that is tax effective for us without sacrificing the effectiveness of the incentive programs being offered to executives. Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its four most highly compensated executive officers (other than its chief financial officer). Compensation that is “qualified performance-based compensation” generally is not subject to the $1 million deduction limit. Although we have plans that permit the award of deductible compensation under Section 162(m) of the Internal Revenue Code if the requirements of Section 162(m) are satisfied, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee, however, retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

We account for stock-based awards to our employees under the rules of FASB ASC Topic 718, which requires us to record the compensation expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below sets forth, for the fiscal years ended December 31, 2012, 2011 and 2010, the salary and bonus earned by and other compensation paid to our principal executive officer and our principal financial officer during the fiscal year ended December 31, 2012, our former principal financial officer and our former officer who served in such capacity at any time during the fiscal year ended December 31, 2012, and our other executive officers who were serving in such capacities as of December 31, 2012. These six officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Robert A. Young, Ph.D.	2012	684,000		—		—	550	219,974		268,881	(4)	1,173,405
Former President and Chief	2011	415,662	(3)	—		—	993,375	—		233,837	(5)	1,642,874
Executive Officer

C. Richard Neely, Jr.	2012	104,923	(6)	—		360,975	653,850	69,750		3,495	(7)	1,192,993
Executive Vice President
and Chief Financial Officer

Michael Anthofer	2012	265,996		—		—	—	552,275	(8)	10,108	(9)	828,379
Former Executive Vice President	2011	329,231		—		139,826	149,901	139,826		11,262	(10)	770,046
and Chief Financial Officer	2010	319,308		—		240,300	218,978	247,264		17,203	(11)	1,043,053

Bernard J. Cassidy	2012	324,135		100,000	(12)	298,180	202,536	110,278		11,102	(13)	1,046,231
Executive Vice President,	2011	314,808		—		—	61,323	133,632		10,998	(14)	520,761
General Counsel and Secretary,	2010	308,789		—		240,300	218,978	240,238		11,730	(15)	1,020,035
President Tessera Intellectual Property Corp.

Richard S. Chernicoff	2012	303,558		—		—	—	—		7,980	(17)	311,538
Former President, Tessera Intellectual	2011	130,481	(16)	—		405,475	2,074,416	—		6,758	(18)	2,617,130
Property Corp.

Farzan Bob Roohparvar, Ph.D.	2012	368,367		—		—	—	500,000	(20)	8,280	(21)	876,647
Former President, DigitalOptics	2011	328,846	(19)	—		544,470	1,508,985	182,404		8,115	(22)	2,572,820
Corporation

(1)	The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to the named executive officers in the relevant fiscal year, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. With respect to stock awards granted during 2010 the vesting of which was performance-based, these amounts have been computed based upon the probable outcome of the performance conditions applicable to such stock awards, if any, as of the grant date. The probable outcome for all stock awards granted with performance conditions has been determined to be the potential maximum value of the awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013.
(2)

The amounts reflected in this column represent the aggregate grant date fair value for option awards granted to the named executive officers in the relevant fiscal year, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013. In 2012, Dr. Young received a stock option award to purchase 550,000 shares subject to performance vesting conditions, such that the stock option would have vested and become exercisable as to 100% of the shares subject thereto on the date of completion of a spin-off by the Company of a business segment, deemed by the Board to be in the best interests of stockholders, by means of a dividend or distribution to stockholders of the entire equity interest in such business segment, provided that such spin-off occurred by March 31, 2015 and provided that Dr. Young continued to be a service provider to the Company as of the vesting date. With respect to this award, the aggregate date fair value has been computed based upon the probable outcome of the performance conditions applicable thereto. The probability of achievement of the performance conditions was estimated at 0% at December 31, 2012; therefore, the grant’s fair value is recorded only at par value, or $550. The value of the award at the grant date assuming that the highest level of performance conditions will be achieved is $5,318,372. This stock option terminated upon Dr. Young’s resignation as President and Chief

Executive Officer on April 15, 2013, as described below under “Employment, Severance and Change in Control Arrangements—Separation and Consulting Agreements with Robert A. Young, Ph.D.”
(3)	Dr. Young joined the Company as an employee and began serving as our President and Chief Executive Officer on May 11, 2011. This amount represents a prorated portion of his annual base salary for 2011, which was $684,000. Dr. Young resigned his employment with the Company on April 15, 2013.
(4)	Consists of $7,500 in 401(k) matching contributions, $15,635 in auto allowance, $37,500 in reimbursement of living expenses, $207,940 tax gross-up on the reimbursement of living expenses, and $306 in life insurance and long-term disability premiums paid by the Company for the benefit of Dr. Young.
(5)	Consists of $5,929 in 401(k) matching contributions, $6,600 in auto allowance, $119,644 in reimbursement of living expenses, $100,899 tax gross-up on the reimbursement of living expenses, and $765 in life insurance and long-term disability premiums paid by the Company for the benefit of Dr. Young.
(6)	Mr. Neely joined the Company as an employee on August 15, 2012. This amount represents a prorated portion of his annual base salary for 2012, which was $310,000.
(7)	Consists of $2,682 in 401(k) matching contributions and $633 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Neely.
(8)	Mr. Anthofer’s employment terminated on August 14, 2012. Represents a severance payment in the amount of $374,500 and $177,775 bonus paid by the Company for the benefit of Mr. Anthofer.
(9)	Consists of $5,712 in 401(k) matching contributions and $4,396 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Anthofer.
(10)	Consists of $6,918 in 401(k) matching contributions and $4,344 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Anthofer.
(11)	Consists of $7,130 in 401(k) matching contributions and $10,073 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Anthofer.
(12)	On March 5, 2013, the Compensation Committee approved the payment of a special bonus in the amount of $100,000 to Bernard J. Cassidy for services performed during 2012 in his capacity as Executive Vice President and General Counsel of the Company. The special bonus was awarded to Mr. Cassidy for his role in the following accomplishments: (1) the initial payment of approximately $19.9 million from Amkor Technology, Inc. related to the interim award issued by the International Court of Arbitration of the International Chamber of Commerce on July 6, 2012, in favor of the Company in its dispute with Amkor; (2) the execution of new eight-year patent license agreements by subsidiaries of the Company with SK Hynix Inc.; and (3) the execution of a settlement agreement with Spansion Inc.
(13)	Consists of $6,979 in 401(k) matching contributions and $4,123 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Cassidy.
(14)	Consists of $6,900 in 401(k) matching contributions and $4,098 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Cassidy.
(15)	Consists of $6,402 in 401(k) matching contributions and $5,328 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Cassidy.
(16)	Mr. Chernicoff joined our executive team on July 11, 2011 and his employment terminated on January 23, 2013. This amount represents a prorated portion of his annual base salary for 2011, which was $290,000.
(17)	Consists of $4,899 in 401(k) matching contributions and $3,081 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Chernicoff.
(18)	Consists of $3,744 in 401(k) matching contributions and $3,014 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Chernicoff.
(19)	Dr. Roohparvar joined our executive team on March 28, 2011 and his employment terminated on December 19, 2012. This amount represents a prorated portion of his annual base salary for 2011, which was $450,000.
(20)	Represents a severance payment in the amount of $500,000 paid by the Company for the benefit of Mr. Roohparvar.
(21)	Consists of $7,500 in 401(k) matching contributions and $780 in life insurance and long-term disability premiums, paid by the Company for the benefit of Dr. Roohparvar.
(22)	Consists of $7,350 in 401(k) matching contributions and $765 in life insurance and long-term disability premiums, paid by the Company for the benefit of Dr. Roohparvar.

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards in 2012 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)		Grant Date Fair Value of Stock and Option Awards ($) (5)		Closing Share Price on Date of Grant ($)
		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Robert A. Young, Ph.D.	10/2/2012	—	684,000	1,368,000					550,000	13.71	(6)	550	(2)	13.71

C. Richard Neely, Jr.	8/15/2012	—	69,750	125,908				25,000		—		360,975		14.44
	8/15/2012	—	—	—					150,000	14.44	(4)	653,850		14.44

Bernard J. Cassidy	9/12/2012	—	194,700	389,400				20,000				298,180		14.91
	9/12/2012	—	—	—					45,000	14.91	(4)	202,536		14.91

(1)	These awards were granted under the Company’s Management Bonus Plan, and are based on 2012 corporate performance goals, including objectives relating to revenue and GAAP operating income (loss) targets, as well as corporate strategic goals, and individual performance. See further details in the “2012 Annual Cash Incentive Bonuses” section of the Compensation Discussion and Analysis section above.
(2)	Dr. Young’s grant was performance based and the probability of achievement was estimated at 0% at December 31, 2012; therefore, the grant’s fair value is recorded only at par value. See notes 4, 5 and 6 below.
(3)	The restricted stock unit awards vest as follows: 25% of the shares subject to such awards vest after each of the four full fiscal years following the grant date of the award, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. The restricted stock unit awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(4)	All stock options were granted under the 2003 Equity Plan, with an exercise price equal to 100% of the fair market value on the date of grant, as determined in accordance with the terms of the 2003 Equity Plan, and are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements.” The stock options granted to Mr. Neely and Mr. Cassidy vest as follows: 1/48 th of the shares subject to the stock options will vest monthly following the grant date, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. The stock options are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(5)	The grant date fair value of the stock and option awards was determined in accordance with ASC Topic 718. The assumptions used to calculate the value of the stock and option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013. See note 2 above for information about the grant to Dr. Young.
(6)	The stock option would have vested and become exercisable as to 100% of the shares subject thereto on the date of completion of a spin-off by the Company of a business segment, deemed by the Board to be in the best interests of stockholders, by means of a dividend or distribution to stockholders of the entire equity interest in such business segment, provided that such spin-off occurred by March 31, 2015 and provided that Dr. Young continued to be a service provider to the Company as of the vesting date. If the stock option so vested, then the option would have remained exercisable until March 31, 2016. If the spin-off did not occur by March 31, 2015, then the stock option would have expired on such date. This stock option terminated upon Dr. Young’s resignation as President and Chief Executive Officer on April 15, 2013, as described below under “Employment, Severance and Change in Control Arrangements—Separation and Consulting Agreements with Robert A. Young, Ph.D.”

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information concerning the number and value of unexercised stock options and unvested stock awards held by the named executive officers at December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Robert A. Young, Ph.D. (5)	10,000	—		$17.84	5/19/2014	—	—	—	—
	10,000	—		$29.13	5/18/2015	—	—	—	—
	3,000	—		$28.20	5/17/2016	—	—	—	—
	3,000	—		$44.27	5/16/2017	—	—	—	—
	7,594	—		$19.75	5/14/2018	—	—	—	—
	19,219	—		$15.61	5/18/2019	—	—	—	—
	15,789	—		$19.00	5/11/2020	—	—	—	—
	17,825	—		$16.83	5/23/2021	—	—	—	—
	80,000	—		$18.91	5/10/2021	—	—	—	—
		550,000	(6)	$13.71	3/31/2016	—	—	—	—

C. Richard Neely, Jr.	—	150,000	(7)	$14.44	8/14/2022	25,000	411,250	—	—

Michael Anthofer	120,000	—		$14.91	9/28/2018	—	—	—	—
	20,833	4,167		$26.16	8/18/2019	—	—	—	—
	14,583	10,417		$16.02	8/17/2020	—	—	—	—
	6,875	15,125		$12.52	9/8/2021	—	—	—	—

Bernard J. Cassidy	150,000	—		$17.81	11/16/2018	20,000	329,000	18,750	308,438
	19,900	4,000		$26.16	8/18/2019	—	—	—	—
	14,583	10,417		$16.02	8/17/2020	—	—	—	—
	2,813	6,187		$12.52	9/8/2021
	2,813	42,187		$14.91	9/11/2022	—	—	—	—

Richard S. Chernicoff	83,229	151,771	(7)	$16.22	7/10/2021	18,750	308,438	—	—

(1)	All stock options have a ten year term from the grant date. Unless otherwise noted, the stock options vest as follows: 1/48 th of the shares subject to the stock options will vest monthly following the grant date, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. All stock options are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(2)	All stock awards (other than equity incentive plan awards) vest as follows: 25% of the shares subject to such awards vest after each of the four full fiscal years following the grant date of the award, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates, and are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(3)	This value is based on the December 31, 2012 closing price of our common stock of $16.45 as reported by the NASDAQ Global Select Market.
(4)	Stock awards that are equity incentive plan awards represent performance-based restricted stock unit awards that vest in four consecutive installments, with each installment vesting on the measurement date following the applicable performance period with respect to a number of shares not to exceed 25% of the shares subject to the award, in each case, upon achievement of the performance objective and provided participant continues his status as a service provider on the applicable measurement date, with the first installment vesting on the measurement date following the performance period of each fiscal year; provided, however, that the Compensation Committee shall have the discretion to reduce the number of award shares that may vest with respect to a given installment based on the extent to which the Management Bonus Plan objectives are achieved with respect to the applicable performance period. All stock awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(5)	Dr. Young joined the Company on May 11, 2011 as our President and Chief Executive Officer and has served on the Board of Directors since 1991. The above information represents all unexercised stock options held by Dr. Young as of December 31, 2012.
(6)	The stock option would have vested and become exercisable as to 100% of the shares subject thereto on the date of completion of a spin-off by the Company of a business segment, deemed by the Board to be in the best interests of stockholders, by means of a dividend or distribution to stockholders of the entire equity interest in such business segment, provided that such spin-off occurred by March 31, 2015 and provided that Dr. Young continued to be a service provider to the Company as of the vesting date. If the stock option so vested, then the option would have remained exercisable until March 31, 2016. If the spin-off did not occur by March 31, 2015, then the stock option would have expired on such date. This stock option terminated upon Dr. Young’s resignation as President and Chief Executive Officer on April 15, 2013, as described below under “Employment, Severance and Change in Control Arrangements—Separation and Consulting Agreements with Robert A. Young, Ph.D.”

(7)	These stock options vest as follows: 25% of the total number of shares subject to the stock options vest on the first anniversary of the grant date and the remainder vest in equal monthly installments over the three year period thereafter, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates.

Option Exercises and Stock Vested

The table below sets forth information concerning the number of stock options exercised in 2012 and the value realized upon their exercise by the named executive officers, as well as the number of shares acquired on vesting of stock awards in 2012 and the value realized upon vesting by such officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Robert A. Young, Ph.D.	—	—	—	—
C. Richard Neely, Jr.	—	—	—	—
Michael Anthofer	—	—	10,104	160,902
Bernard J. Cassidy	—	—	8,854	147,679
Richard S. Chernicoff	—	—	6,250	93,619
Farzan Bob Roohparvar, Ph.D.	—	—	7,500	127,718

(1)	Amounts realized from the vesting of stock awards are calculated by multiplying the number of shares that vested by the fair market value of a share of our common stock on the vesting date.

Employment, Severance and Change in Control Arrangements

Employment Agreement with Robert A. Young, Ph.D.

During 2012 Dr. Young entered into a revised employment letter agreement with the Company (the “Revised Young Employment Letter Agreement”). Pursuant to the Revised Young Employment Letter Agreement, Dr. Young was paid an annual salary of $684,000 for his service as President and Chief Executive Officer. Dr. Young was eligible to receive an annual MBO bonus of 100% of his base salary. This bonus was based on objectives set forth and mutually agreed upon by Dr. Young and the Board of Directors. Dr. Young also received an additional $150,000 per year (paid in accordance with normal payroll procedures) to offset expenses incurred related to the time spent in California (e.g., apartment rental, travel to and from your home, car leasing, utilities, etc.). Dr. Young did not have a severance agreement or a change in control severance agreement with the Company, although we did enter into a separation agreement with him on April 15, 2013, as described below, in connection with his resignation as President and Chief Executive Officer.

Separation and Consulting Agreements with Robert A. Young, Ph.D.

Effective April 15, 2013, we entered into a separation agreement with Dr. Young (the “Young Separation Agreement”) in connection with his resignation as our President and Chief Executive Officer. Pursuant to the terms of the Young Separation Agreement, the Company has agreed to pay an aggregate of $1,332,000 to Dr. Young as a one-time separation payment, payable on or before April 29, 2013. Dr. Young is also entitled to continued health coverage at the Company’s expense through April 1, 2015. The Young Separation Agreement also provides that the Company will reimburse and assume responsibility for any remaining obligations with respect to Dr. Young’s reasonable, temporary living expenses incurred in connection with Dr. Young’s relocation to the San Francisco Bay Area, and will reasonably cooperate with Dr. Young in the windup of those obligations and the payment of any expenses associated therewith. The Young Separation Agreement also provides that Dr. Young’s existing equity awards, to the extent vested as of April 15, 2013, will remain outstanding and exercisable during his time of service as a consultant, described below. Dr. Young’s unvested equity grants as of April 15, 2013 have been cancelled and forfeited, and will not become exercisable notwithstanding Dr. Young’s provision of consulting services. Dr. Young agreed that he will cause all shares of the Company’s common stock beneficially owned by him to be present at the Company’s 2013 Annual Meeting of Stockholders and to be voted in favor of the Board’s nominees for election as directors at the meeting, and that he will not participate or engage in any opposition to any of the Board’s nominees or support any other director nominee in connection with the meeting.

In connection with the Young Separation Agreement, we also entered into a consulting agreement with Dr. Young (the “Young Consulting Agreement”), pursuant to which he will provide consulting services to us through April 1, 2015. Provided that Dr. Young complies with the obligations as set forth in his Young Separation Agreement, his existing confidentiality and invention assignment agreement and the Young Consulting Agreement, he will receive consulting payments of $1,500 per month payable in arrears, for a total of twenty-four payments over the term of the consulting period, with the first such monthly payment due on or about June 1, 2013 and the final monthly payment due on or about May 1, 2015. If we terminate the Young Consulting Agreement other than by reason of Dr. Young’s material breach of the Young Consulting Agreement or the Young Separation Agreement, we will remain obligated to make the twenty-four cash payments for the full consulting period and Dr. Young’s vested equity grants as of April 15, 2013 will continue to remain outstanding and exercisable, with April 1, 2015 to serve as the applicable service termination date with respect to such equity awards.

Employment Agreement with C. Richard Neely, Jr.

Mr. Neely entered into an employment letter agreement with the Company (the “Neely Employment Letter Agreement”). Pursuant to the Neely Employment Letter Agreement, Mr. Neely will be paid an annual salary of $310,000 for his service as Executive Vice-President and Chief Financial Officer. Mr. Neely will be eligible to receive an annual MBO bonus of 60% of his base salary. This bonus will be based on objectives set forth and mutually agreed upon by Mr. Neely and the Chief Executive Officer.

Change in Control and Severance Arrangements

The Company provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated. In addition, the Company provides enhanced severance benefits in the event that such a termination occurs within 18 months following a change in control. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. We believe that reasonable severance benefits for those named executive officers with which we have entered into severance agreements are important because it may be difficult for these named executive officers to find comparable employment within a short period of time following certain qualifying terminations. The Company also believes these benefits are a means reinforcing and encouraging the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company extends change in control benefits because they are essential to help the Company fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by the Company. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by the Company. In making the decision to extend the benefits, the compensation committee relied on the assurances of its independent advisor that the programs are representative of market practice, both in terms of design and cost.

Severance Agreements

The Company has entered into severance agreements with each of the named executive officers other than Dr. Young. The severance agreements provide that, in the event a named executive officer’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to a 75% of the executive’s annual base salary;

•	continuation of health benefits for a period of 9 months following the date of termination; and

•	9 months vesting credit for any outstanding stock awards (other than stock awards that vest based on the achievement of performance objectives).

The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of the Company.

Amended and Restated Change in Control Severance Agreements

The Company has entered into change in control severance agreements with each of the named executive officers other than Dr. Young and the terms of which are described below.

Each of the change in control severance agreements are currently set to expire in February 2014, which term may be renewed by the mutual agreement of the executive and the Company. The change in control severance agreements provide that, in the event an executive’s employment is terminated by us without cause or the executive resigns for good reason within 18 months following a change in control, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to a 160% of the executive’s annual base salary (this amount was 175% under the change in control severance agreement with Mr. Chernicoff);

•	continuation of health benefits for a 12 month period following the date of termination; and

•	full vesting of any outstanding unvested stock awards.

The severance benefits payable under the change in control severance agreements will be reduced by any severance benefits payable by the Company to the executive under any other policy, plan, program, agreement or arrangement as a result of his termination by us without cause or resignation for good reason, including any severance agreement. The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of the Company.

Defined Terms

For purposes of both the severance agreements and the change in control severance agreements, “cause” means, generally, an executive’s gross negligence or willful misconduct in the performance of his duties where such gross negligence or willful misconduct has resulted or is likely to result in material damage to our company, the executive’s willful and habitual neglect of or failure to perform his duties, the executive’s commission of any act of fraud or dishonesty with respect to our company that causes harm to our company or is intended to result in substantial personal enrichment, the executive’s failure to cooperate with us in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by our Board of Directors or the Audit Committee of the Board of Directors, the executive’s material violation of our confidentiality and proprietary rights agreement or any similar agreement with the company, or the executive’s material breach of any obligation or duty under the agreement or any written employment or other written policies of our company.

For purposes of both the severance agreements and the change in control severance agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation, unless such a reduction is imposed across-the-board to senior management, a material change in the geographic location at which the executive must perform his duties, or any other action that constitutes our material breach of the agreement.

For purposes of both the severance agreements and the change in control severance agreements, “change in control” is generally defined as:

•

a merger or consolidation in which the company is a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities; or

•	the sale of all or substantially all of our assets.

Separation and Consulting Agreement with Michael Anthofer

Effective as of August 14, 2012, we entered into a separation and consulting agreement with Michael Anthofer, our former Executive Vice President and Chief Financial Officer. This agreement superseded Mr. Anthofer’s employment agreement, severance agreement and change in control severance agreement. Pursuant to this agreement, Mr. Anthofer will serve as a consultant to us for a one year period ending on August 31, 2013 to assist us with various endeavors.

Under the agreement, we paid $374,500 as severance to Mr. Anthofer in 2012. Mr. Anthofer is also entitled to 18 months of continued health coverage at the Company’s expense.

In addition, during the consulting period, Mr. Anthofer will receive $1,000 per month, payable pursuant to the payroll practices of the Company on the Company’s last payroll date of each calendar month through August 31, 2013. Mr. Anthofer also received a $177,775 lump sum payment during February 2013. Mr. Anthofer’s equity awards will remain outstanding and continue to vest during the consulting period, except for those equity awards the vesting of which is performance-based which ceased vesting on his termination date. If we terminate the consulting arrangement with Mr. Anthofer for any reason, if Mr. Anthofer terminates the consulting arrangement for good reason, or in the event of Mr. Anthofer’s death or disability, any unpaid balance of the consulting fees for the consulting period will be paid and any equity awards that vest pursuant to the consulting agreement will be treated as if applicable service requirements had been satisfied through August 31, 2013, which date will be the applicable service termination date for purposes of determining the post-termination exercise period for stock options.

Settlement and Consulting Agreements with Farzan Bob Roohparvar, Ph.D.

Effective December 19, 2012, we entered into a settlement agreement with Farzan Bob Roohparvar Ph.D., our former President, DigitalOptics Corp. Pursuant to the terms of his severance agreement, Dr. Roohparvar and his attorneys received an aggregate of $500,000 as severance in 2012. Additionally, Dr. Roohparvar shall receive additional separation payments aggregating $440,000, less applicable tax withholding, to be paid in arrears on a monthly pro-rata basis beginning January 31, 2013 and ending December 31, 2013.

In connection with the settlement agreement, we also entered into a consulting agreement with Dr. Roohparvar, pursuant to which he will provide consulting services to us through December 31, 2013.

Provided that Dr. Roohparvar complies with the obligations as set forth in his settlement agreement, his existing confidentiality and invention assignment agreement and the consulting agreement we entered into with Dr. Roohparvar in connection with the settlement agreement, he will receive consulting payments aggregating $60,000, less applicable tax withholding, to be paid in arrears on a monthly basis beginning January 31, 2013 and ending December 31, 2013.

Settlement and Consulting Agreements with Richard S. Chernicoff

Effective January 23, 2013, we entered into a settlement agreement with Richard S. Chernicoff, our former President, Tessera Intellectual Property Corporation. Under the agreement, Mr. Chernicoff is entitled to 12 months of continued health coverage at the Company’s expense.

In connection with the settlement agreement, we also entered into a consulting agreement with Mr. Chernicoff, pursuant to which he will provide consulting services to us through December 31, 2013. Provided that Mr. Chernicoff complies with the obligations as set forth in his settlement Agreement, his existing confidentiality and invention assignment agreement and the consulting agreement, he will receive consulting payments of $36,342 per month payable in arrears, for a total of twelve payments over the term of the consulting period, with the first such monthly payment due on or about February 1, 2013 and the final monthly payment due on or about January 1, 2014. Mr. Chernicoff’s existing equity awards will remain outstanding and continue to vest during the consulting period. If we terminate the consulting agreement other than by reason of Mr. Chernicoff’s material breach of the consulting agreement or the settlement agreement, we will remain obligated to make the twelve cash payments for the full consulting period and Mr. Chernicoff’s equity awards will continue to vest for the full consulting period as if the applicable service requirements had been satisfied through December 31, 2012, with such date to serve as the applicable service termination date for purposes of determining the post-termination exercise period for stock options.

2003 Equity Plan

We routinely grant our executive officers stock awards pursuant to our 2003 Equity Plan. The change in control provisions applicable to stock awards under our 2003 Equity Plan generally provide for accelerated vesting of unvested awards in connection with a change in control if such awards are not assumed or replaced with comparable awards by our successor company or its parent.

Potential Payments Upon Change in Control and Termination

The following table summarizes potential change in control and severance payments to each named executive officer in the event of (1) a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, and (2) such a termination within 18 months following a change in control. The table assumes that the termination and change in control, if applicable, occurred on December 31, 2012. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $16.45, which represents the closing market price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2012, the last trading day of 2012.

Name	Benefit Type	Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause ($)		Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause, if Within 18 Months Following a Change in Control ($)
Robert A. Young, Ph.D. (1)	Cash Payments	—		—
	Value of Stock Award Acceleration	—		—
	Value of Health Benefits	—		—

C. Richard Neely, Jr.	Cash Payments	232,500	(2)	496,000	(3)
	Value of Stock Award Acceleration	184,463	(4)	712,725	(5)
	Value of Health Benefits	10,583	(6)	14,111	(7)

Bernard J. Cassidy	Cash Payments	243,375	(2)	519,200	(3)
	Value of Stock Award Acceleration	227,251	(4)	731,161	(5)
	Value of Health Benefits	14,900	(6)	19,867	(7)

Richard S. Chernicoff	Cash Payments	227,925	(2)	531,825	(3)
	Value of Stock Award Acceleration	112,941	(4)	343,326	(5)
	Value of Health Benefits	11,735	(6)	15,647	(7)

(1)	The Company did not enter into a severance agreement or a change in control severance agreement with Dr. Young. The Company did enter into a separation agreement with Dr. Young in connection with his resignation as President and Chief Executive Officer on April 15, 2013, as described above under “Employment, Severance and Change in Control Arrangements—Separation and Consulting Agreements with Robert A. Young, Ph.D.” This table does not reflect the amounts to be paid under this separation agreement.
(2)	All cash payments under the severance agreements are payable in a lump sum equal to 75% of the executive’s base salary.
(3)	All cash payments under the change in control severance agreements are payable in a lump sum equal to 160% of the executive’s base salary (175% of base salary for Mr. Chernicoff). The severance benefits payable under the change in control severance agreements will be reduced by any severance benefits payable by the Company to the executive under any other policy, plan, program, agreement or arrangement as a result of his termination by us without cause or resignation for good reason, including any severance agreement.
(4)	Represents the value of those stock awards that would vest over the 9-month period following December 31, 2012 based on the difference between the exercise or purchase price, if any, and $16.45, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2012.
(5)	Represents the value of all stock awards that would vest based on the difference between the exercise or purchase price, if any, and $16.45, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2012.
(6)	Represents the cost of 9 months of continued health coverage.
(7)	Represents the cost of 12 months of continued health coverage.

Risk Assessment of Compensation Policies and Programs

In early 2013, management assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the Company and presented its assessment to our Compensation Committee. Based on its assessment, management recommended, and the Compensation Committee, concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on the Company. In connection with their review, management and the Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:

•	The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.

•	Corporate performance objectives are designed to be consistent with the Company’s overall business plan and strategy, as approved by the Board of Directors.

•

The determination of executive incentive awards is based on a review of a variety of indicators of performance, including both financial and non-financial goals, reducing the risk associated with any single indicator of performance.

•	Incentive payments are capped at 200% of target.

•	The Company’s equity awards generally vest over four year periods.

•	The Compensation Committee has the right to exercise negative discretion over executive incentive plan payments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2012, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest other than the compensatory transactions described above and the agreements and transactions described below.

Consulting Arrangements with 3LP Advisors LLC

Kevin G. Rivette, a member of our Board of Directors during 2012, is a managing partner of 3LP Advisors LLC (“3LP”), in which Mr. Rivette has a non-majority ownership interest. Since 2008, 3LP has provided consulting services to certain of the Company’s subsidiaries. On January 1, 2010, Tessera, Inc. entered into a Consulting Services Agreement with 3LP, pursuant to which 3LP assisted it with the identification and acquisition of patents for its patent portfolio through June 30, 2010. Under the Consulting Services Agreement, 3LP was paid a monthly fee, was entitled to fees based on Tessera, Inc.’s related patent acquisition activity through September 30, 2010 and is entitled to additional fees based on Tessera, Inc.’s revenues and licensing activities through 2012. Since January 1, 2011, Tessera, Inc. paid 3LP approximately $6.2 million under the Consulting Services Agreement.

On November 1, 2010, Tessera, Inc. entered into a new Consulting Services Agreement with 3LP, pursuant to which 3LP would continue to provide it with assistance in identifying and acquiring patents for its patent portfolio. Under this agreement, which expired on April 30, 2011, Tessera, Inc. paid 3LP a total of $720,000 during 2011.

On August 15, 2011, 3LP entered into a new Consulting Services Agreement with an outside legal advisor of Invensas Corporation (the “New Consulting Services Agreement”), pursuant to which 3LP would provide Invensas Corporation and the outside legal advisor with advisory services on Invensas Corporation’s strategy to monetize its patent portfolio through April 30, 2012. Under the New Consulting Services Agreement, 3LP is entitled to receive from Invensas Corporation $180,000 per month in consulting service fees until February 29, 2012 and $60,000 per month thereafter. To date, Invensas Corporation has paid 3LP approximately $1.2 million under the New Consulting Services Agreement.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. As permitted by the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to us for monetary damages for a breach of their fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Pursuant to our restated certificate of incorporation and bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. A

“director” or “officer” includes any person who is or was a director or officer of us, is or was serving at our request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation. Pursuant to our restated certificate of incorporation and bylaws, we also have the power to indemnify our employees to the extent permitted under Delaware law. Our restated certificate of incorporation and bylaws provide that our Board of Directors may authorize the advancement of expenses for the defense of any action for which indemnification is required or permitted. Our restated certificate of incorporation and bylaws permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or, at our request, served in such a capacity for another enterprise.

We have entered into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Procedures for Approval of Related Person Transactions

As provided by the Company’s written Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis, and approve any related party transaction. The Company’s written Code of Business Conduct and Ethics Policy requires that all directors, officers and employees make appropriate disclosure of any situation that could give rise to a conflict of interest to the Company’s General Counsel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each director and each nominee to become a director, (ii) each named executive officer, (iii) all directors, nominees and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock as of March 1, 2013.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity includes common stock underlying options held by the person or entity that are exercisable within 60 days of March 1, 2013, but excludes common stock underlying options held by any other person or entity. Percentage of beneficial ownership is based on 52,580,093 shares of common stock outstanding as of March 1, 2013.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total Class
Executive Officers, Directors and Nominees
Richard S. Hill	10,000	* %
C. Richard Neely, Jr.	25,000	*
Bernard J. Cassidy (1)	252,818	*
John S. Thode (2)	90,000	*
Robert J. Boehlke (3)	123,615	*
John Chenault (4)	—	—
John B. Goodrich (5)	106,159	*
John H.F. Miner (4)	—	—
David C. Nagel, Ph.D. (6)	133,615	*
Kevin G. Rivette (7)	38,142	*
Christopher Seams (4)	—	—
Timothy J. Stultz, Ph.D.	10,000	*
Anthony J. Tether, Ph.D. (8)	23,641	*
Michael Anthofer (9)	168,292	*
Richard S. Chernicoff (10)	127,167	*
Farzan Bob Roohparvar, Ph.D.	4,125	*
Robert A. Young Ph.D. (11)	651,834	1.2
All current executive officers, directors and nominees to become a director as a group (eleven persons) (12)	668,689	1.3%
5% Stockholders
Persons and entities affiliated with Amici Capital LLC (13)	5,113,213	9.7%
Seizert Capital Partners, LLC (14)	4,181,129	8.0%
BlackRock, Inc. (15)	4,052,355	7.7%
Persons and entities affiliated with Starboard Value LP (16)	3,877,661	7.4%
Frontier Capital Management Co., LLC (17)	3,722,774	7.1%
Vanguard Group, Inc. (18)	3,017,685	5.7%

*	Represents beneficial ownership of less than 1%.
(1)	Includes 204,068 shares issuable upon exercise of outstanding options held by Mr. Cassidy, exercisable within 60 days of March 1, 2013.
(2)	Includes 60,000 shares of performance based awards and 30,000 shares of restricted stock.
(3)	Includes 93,818 shares issuable upon exercise of outstanding options held by Mr. Boehlke, exercisable within 60 days of March 1, 2013.
(4)	Messrs. Chenault, Miner and Seams were appointed to the Board of Directors on March 25, 2013. Upon such appointment, they each received a restricted stock award of 10,000 shares in accordance with our non-employee director compensation policy. These awards are not reflected in the table, which reflects holdings as of March 1, 2013.

(5)	Includes 98,204 shares issuable upon exercise of outstanding options held by Mr. Goodrich, exercisable within 60 days of March 1, 2013.
(6)	Includes 123,818 shares issuable upon exercise of outstanding options held by Dr. Nagel, exercisable within 60 days of March 1, 2013.
(7)	Includes 33,767 shares issuable upon exercise of outstanding options held by Mr. Rivette, exercisable within 60 days of March 1, 2013.
(8)	Includes 17,391 shares issuable upon exercise of outstanding options held by Dr. Tether, exercisable within 60 days of March 1, 2013.
(9)	Includes 168,292 shares issuable upon exercise of outstanding options held by Mr. Anthofer, exercisable within 60 days of March 1, 2013.
(10)	Includes 102,813 shares issuable upon exercise of outstanding options held by Mr. Chernicoff, exercisable within 60 days of March 1, 2013.
(11)	Includes 166,427 shares issuable upon exercise of outstanding options held by Dr. Young, exercisable within 60 days of March 1, 2013.
(12)	Includes 439,095 shares issuable upon exercise of outstanding options held by current officers and directors as a group, exercisable within 60 days of March 1, 2013.
(13)	The address for Amici Capital, LLC and the other beneficial owners of the shares reported in this line is 666 Fifth Avenue, 34th Floor, NY 10103, except for Amici Fund International, Ltd., whose address is c/o Bison Financial Services Limited, Bison Court, Road Town, Tortola, British Virgin Islands. Amici Capital, LLC, A. Alex Porter and Paul E. Orlin each have shared voting and dispositive power as to 5,113,213 shares. Amici Associates L.P. has shares voting and dispositive power as to 520,400 shares. Amici Qualified Associates, L.P. has shared voting and dispositive power as to 1,556,246 shares, The Collectors’ Fund L.P. has shared voting and dispositive power as to 437,304 shares. Amici Healthcare, L.P. has shared voting and dispositive power as to 25,000 shares. Amici Fund International, Ltd. has shared voting and dispositive power as to 2,423,463 shares. CF Advisors, LLC has shared voting and dispositive power as to 2,538,950 shares. Third Party Fund A has shared voting and dispositive power over 150,800 shares. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on February 14, 2013 by Amici Capital, LLC.
(14)	The address for Seizert Capital Partners, LLC, is 185 Oakland Avenue, Suite 100, Birmingham, MI 48009. Seizert Capital Partners, LLC has sole voting power as to 2,557,351 shares and sole dispositive power as to 4,181,129 shares. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on February 4, 2013 by Seizert Capital Partners, LLC.
(15)	The address for BlackRock, Inc., is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. has sole voting and dispositive power as to 4,052,355 shares. The shares reported as being beneficially held by BlackRock, Inc. may be held by one or more of its subsidiaries, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited

BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., or BlackRock Investment Management (UK) Limited. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on February 7, 2013 by BlackRock, Inc.

(16)

Starboard Value and Opportunity Master Fund Ltd. (“Starboard V&O Fund”) has sole voting and dispositive power as to 2,383,225 shares. Starboard Value and Opportunity S LLC (“Starboard LLC”) has sole voting and dispositive power as to 529,841 shares. Starboard Value and Opportunity C LP (“Starboard C LP”) has sole voting and dispositive power as to 131,075 shares. Starboard Value LP, as the investment manager of Starboard V&O Fund and Starboard C LP and the manager of Starboard LLC may be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard C LP and Starboard LLC, as well as 830,859 shares held in Starboard Value LP’s own account. Starboard Value GP LLC, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard C LP, Starboard LLC and Starboard Value LP. Starboard Principal Co LP (“Principal Co”), as a member of Starboard Value GP LLC, and Starboard Principal Co GP LLC (“Principal GP”), as the general partner of Principal Co, may also each be deemed the beneficial owner of the shares owned by

Starboard V&O Fund, Starboard C LP, Starboard LLC and Starboard Value LP. Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld, as members of Principal GP and members of each of the Management Committee of Starboard Value GP LLC and the Management Committee of Principal GP, may also each be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard C LP, Starboard LLC and Starboard Value LP. Tudor Brown has sole voting and dispositive power as to 600 shares. George Cwynar has sole voting and dispositive power as to 580 shares. Thomas Lacey has sole voting and dispositive power as to 500 shares. George Riedel has sole voting and dispositive power as to 400 shares. Donald Stout has sole voting and dispositive power as to 581 shares. Each of the foregoing persons and entities, as a member of a “group” for the purposes of Section 13(d)(3) of the Exchange Act may be deemed the beneficial owner of the shares directly owned by the other members. Each such person and entity disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

The address of the principal office of each of Starboard LLC, Starboard C LP, Starboard Value LP, Starboard Value GP, Principal Co, Principal GP, and Messrs. Smith, Mitchell and Feld is 830 Third Avenue, 3rd Floor, New York, New York 10022. The address of the principal office of Starboard V&O Fund is 89 Nexus Way, Camana Bay, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands. Mr. Brown’s principal business address is Hillstead, Hinton Way, Great Shelford, Cambridge CB22 5AN, United Kingdom. Mr. Cwynar’s principal business address is 293 Kingsmere Road, Chelsea, Quebec, Canada J9B 1G8. Mr. Lacey’s principal business address is c/o G2 Technology, Inc., 1900 McCarthy Boulevard, Suite 412, Milpitas, CA 95035. Mr. Reidel’s principal business address is 1 Meadowbrook Road, Weston, MA 02493. Mr. Stout’s principal business address is 1300 North Seventeenth Street, Suite 1800 Arlington, Virginia 22209.

The information in this table and footnote is based solely on information contained in Schedule 13D/A filed with the SEC on March 7, 2013 by the persons and entities named in this footnote.

(17)	The address for Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110. Frontier Capital Management Co., LLC has sole voting power as to 2,179,418 shares and sole dispositive power as to 3,722,774 shares. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on February 14, 2013 by Frontier Capital Management Co., LLC.
(18)	The address for The Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355. The Vanguard Group, Inc. has sole voting power as to 81,176 shares, sole dispositive power as to 2,938,509 shares and shared dispositive power as to 79,176 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 79,176 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,000 shares as a result of its serving as investment manager of Australian investment offerings. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on February 11, 2013 by Vanguard Group, Inc.

EQUITY COMPENSATION PLAN INFORMATION

We have five equity compensation plans that have been approved by our stockholders: the Fifth Amended and Restated 2003 Equity Incentive Plan, the 1999 Stock Plan, the Amended and Restated 1996 Stock Plan, the 1991 Stock Option Plan, and the 2003 Employee Stock Purchase Plan. The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	7,099,249	(1)	$17.80	4,631,061	(2)
Equity compensation plans not approved by security holders	—		—	94,094	(3)

Total	7,099,249		$17.80	4,725,155

(1)	Includes 115,269 shares outstanding related to performance-based restricted stock awards and units.
(2)	Includes 4,426,395 shares remaining available for future issuance under the Fifth Amended and Restated 2003 Equity Incentive Plan and 204,666 shares remaining available for future issuance under the 2003 Employee Stock Purchase Plan as of December 31, 2012.
(3)	Represents shares remaining available for future issuance under the International Employee Stock Purchase Plan as of December 31, 2012.

For a description of the International ESPP, please see Proposal 5 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2012.

The following Compensation Committee Report and Audit Committee Report are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933 or the Exchange Act that might incorporate filings made by the Company under those statutes, the Compensation Committee Report and Audit Committee Report shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished this report on executive compensation. None of the members of the Compensation Committee is currently an officer or employee of the Company and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for designing, recommending to the Board of Directors for approval and evaluating the compensation plans, policies and programs of the Company and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

March 20, 2013

COMPENSATION COMMITTEE

TIMOTHY J. STULTZ PH.D., CHAIRMAN

ROBERT J. BOEHLKE

RICHARD S. HILL (1)

DAVID C. NAGEL, PH.D.

(1)	Mr. Hill resigned from the Compensation Committee in April 2013 prior to his appointment as Interim Chief Executive Officer and Executive Chairman.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.tessera.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Registered Public Accounting Firm’s qualifications and independence, and the performance of the Company’s internal audit function and the Independent Registered Public Accounting Firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2012 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s Independent Registered Public Accounting Firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU Section 380 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committee Concerning Independence) and the Audit Committee discussed with Pricewaterhouse Coopers LLP the independence of PricewaterhouseCoopers LLP from the Company and the Company’s management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2013.

March 20, 2013

AUDIT COMMITTEE

ROBERT J. BOEHLKE, CHAIRMAN

ANTHONY J. TETHER, PH.D.

TIMOTHY J. STULTZ, PH.D.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our proxy statement, annual report on Form 10-K and other proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our proxy statement, annual report on Form 10-K and other proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our proxy statement, annual report on form 10-K and other proxy materials, as applicable, mailed to you, please call Investor Relations at (408) 321-6000, send an e-mail request to ir@tessera.com, or write to c/o Investor Relations, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134 and we will promptly deliver the requested copy.

Registered stockholders who have not consented to householding will continue to receive copies of our proxy statement, annual reports on Form 10-K and proxy materials, as applicable, for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of our proxy statement, annual reports or other proxy materials, as applicable, for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Streetname Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this proxy statement is our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC, are available free of charge on our website at www.tessera.com or you can request a copy free of charge by calling Investor Relations at 408-321-6000 or sending an e-mail request to ir@tessera.com. Please include your contact information with the request.

By Order of the Board of Directors
TESSERA TECHNOLOGIES, INC.
Sincerely,

/s/ BERNARD J. CASSIDY
BERNARD J. CASSIDY Secretary

San Jose, California

April 16, 2013

Appendix A

INFORMATION CONCERNING PARTICIPANTS IN

THE COMPANY’S SOLICITATION OF PROXIES

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be “participants” in our solicitation of proxies from our stockholders in connection with our 2013 Annual Meeting of Stockholders.

Directors and Nominees

The principal occupations of our directors and nominees who are considered “participants” in our solicitation are set forth under the section above titled “Proposal No. 1: Election of Directors” of this proxy statement, except for Mr. Boehlke, who is retired, and Dr. Tether, who is CEO of The Sequoia Group, a consulting firm originally founded by Dr. Tether in 1996 that provides program management and strategy development services to government and industry. The name and business addresses of the organization of employment of these directors and nominees are as follows:

Name	Business Address	Address of Organization of Principal Occupation or Employment
Robert J. Boelhke	c/o Tessera Technologies, Inc. 3025 Orchard Parkway San Jose, CA 95134	Retired
John Chenault	c/o Tessera Technologies, Inc. 3025 Orchard Parkway San Jose, CA 95134	Retired

Richard S. Hill	c/o Tessera Technologies, Inc. 3025 Orchard Parkway San Jose, CA 95134	Principal business address of Tessera Technologies, Inc.: Tessera Technologies, Inc. 3025 Orchard Parkway San Jose, CA 95134

John H.F. Miner	c/o Tessera Technologies, Inc. 3025 Orchard Parkway San Jose, CA 95134	Pivotal Investments LLC 108 NW 9th Ave, Suite 201 Portland, OR 97209

David C. Nagel, Ph.D.	c/o Tessera Technologies, Inc. 3025 Orchard Parkway San Jose, CA 95134	Retired

Christopher A. Seams	c/o Tessera Technologies, Inc. 3025 Orchard Parkway San Jose, CA 95134	Cypress Semiconductor Corporation 198 Champion Ct. San Jose, CA 95134

Timothy J. Stultz. Ph. D.	c/o Tessera Technologies, Inc. 3025 Orchard Parkway San Jose, CA 95134	Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035

Anthony J. Tether, Ph.D.	c/o Tessera Technologies, Inc. 3025 Orchard Parkway San Jose, CA 95134	The Sequoia Group 6400 Lyric Ln Falls Church, VA 22044

Officers and Employees

The principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with the Company or one of its subsidiaries, and the business address for each person is Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134.

Name	Occupation
Richard S. Hill	Interim Chief Executive Officer and Executive Chairman
Robert A. Young, Ph.D.	Former President and Chief Executive Officer (through April 15, 2013)
C. Richard Neely, Jr.	Executive Vice President and Chief Financial Officer
Bernard J. Cassidy	Executive Vice President, General Counsel and Secretary; President Tessera Intellectual Property Corp.
Moriah C. Shilton	Senior Director, Investor Relations

Information Regarding Ownership of Tessera Technologies, Inc. Securities by Participants

The number of shares of our common stock held by our directors and named executive officers as of March 1, 2013 is set forth under the “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” section of the proxy statement. The following table sets forth the number of shares held as of March 1, 2013 by our other employees who are deemed “participants” in our solicitation of proxies. No participant owns any securities of the Company of record that such participant does not own beneficially.

Name	Amount and Nature of Beneficial Ownership
Moriah C. Shilton	21,260*

*	Includes 20,204 shares issuable upon exercise of outstanding options held by Ms. Shilton, exercisable within 60 days of March 1, 2013.

Information Regarding Transactions in Tessera Technologies, Inc. Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

	Shares of Common Stock Purchased or Sold (January 1, 2011 – March 1, 2013)
Name	Date	# of Shares	Transaction Description

Robert J. Boehkle	5/24/2011	17,825	(1)
	3/30/2012	17,391	(1)
Richard S. Hill	8/29/2012	10,000	(2)
David C. Nagel, Ph.D.	5/24/2011	17,825	(1)
	3/30/2012	17,391	(1)

Timothy J. Stultz, Ph.D.	8/29/2012	10,000	(2)
Anthony J. Tether, Ph.D.	8/10/2011	10,000	(2)
	3/30/2012	17,391	(1)
	8/10/2012	2,500	(4)
	11/12/2012	625	(4)
	2/12/2013	625	(4)

	Shares of Common Stock Purchased or Sold (January 1, 2011 – March 1, 2013)
Name	Date	# of Shares	Transaction Description
Robert A. Young, Ph.D.	5/11/2011	80,000	(1)
	5/24/2011	17,825	(1)
	1/31/2012	2,000	(3)
	10/2/2012	550,000	(1)
C. Richard Neely, Jr.	8/15/2012	150,000	(1)
	8/15/2012	25,000	(2)
Bernard J. Cassidy	1/31/2011	2,000	(3)
	2/1/2011	2,000	(4)
	2/16/2011	3,750	(4)
	7/29/2011	213	(3)
	8/1/2011	213	(4)
	9/9/2011	9,000	(1)
	11/17/2011	5,000	(4)
	1/31/2012	1,606	(3)
	2/1/2012	1,606	(4)
	2/15/2012	1,927	(4)
	2/15/2012	3,646	(6)
	9/12/2012	20,000	(2)
	9/12/2012	45,000	(1)
	11/19/2012	1,833	(7)
	12/24/2012	5,094	(4)
	1/14/2013	10,000	(2)
	1/14/2013	86,000	(1)
	1/31/2013	1,782	(3)
	2/1/2013	1,782	(4)
Moriah C. Shilton	9/9/2011	6,000	(1)
	9/12/2012	3,200	(1)
	9/12/2012	800	(2)
	2/3/2012	2,311	(4)
	12/17/2012	1,625	(4)
	1/31/2011	1,942	(3)
	1/31/2012	1,088	(3)
	8/1/2011	826	(3)
	2/1/2011	1,942	(4)
	2/1/2012	1,088	(4)
	8/1/2012	826	(4)
	5/20/2011	875	(5)
	5/25/2011	625	(5)
	8/18/2011	1,125	(4)
	2/15/2012	96	(4)
	4/3/2012	500	(4)
	5/15/2012	282	(7)
	8/20/2012	412	(7)

(1)	Grant of stock options.
(2)	Grant of restricted stock unit awards.
(3)	Purchase of common stock through the Tessera Technologies, Inc. Employee Stock Purchase Plan.
(4)	Open market sale of common stock pursuant to terms of 10b5-1 plan in effect at the time of the sale.
(5)	Open market sale of common stock.
(6)	Cancellation of restricted stock awards.
(7)	Restricted stock awards exchanged for cash.

Miscellaneous Information Concerning Participants

Other than as set forth in this Appendix A or the proxy statement, none of the participants or their associates (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of our subsidiaries or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting. In addition, except as set forth in this Appendix A or the proxy statement, neither we nor any of the participants listed above has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

In connection with Mr. Hill’s appointment as Interim Chief Executive Officer and Executive Chairman on April 15, 2013, the Company granted Mr. Hill (i) an award of 20,000 restricted stock units (the “RSU Award”) vesting on April 15, 2014, and (ii) a stock option award to purchase 50,000 shares of common stock (the “Option Award”) at an exercise price per share equal to $19.08, the closing price per share of the Company’s common stock on the grant date of April 15, 2013, which option award will vest as to 100% of the shares subject thereto on the earlier of October 15, 2013 or the date of the appointment of a successor Chief Executive Officer of the Company. Upon Mr. Hill’s termination as a service provider to the Company, the option award, if then vested, will remain exercisable for a period of one year following the date of such termination. Both awards were issued under, and are subject to the terms and conditions under, our 2003 Equity Plan.

Pursuant to an offer letter between the Company and Mr. Hill, dated April 15, 2013 (the “Hill Offer Letter”), Mr. Hill will also receive a base salary of $1. The Company also entered into a Severance Agreement, dated April 15, 2013 (the “Hill Severance Agreement”), with Mr. Hill, which provides that if Mr. Hill is terminated involuntarily as Interim Chief Executive Officer other than as a result of his death or permanent disability, all of his equity awards (including the RSU Award and the Option Award) will immediately vest as to 100% of the shares subject thereto. While Mr. Hill is serving as Interim Chief Executive Officer, Mr. Hill will not receive the cash or equity compensation the Company provides to non-employee directors.

Other than as set forth in this Appendix A or the proxy statement, none of the participants listed above or any of their associates have (i) other than the employment and change in control agreements described in the “COMPENSATION DISCUSSION AND ANALYSIS—Employment, Severance and Change in Control Arrangements” section of the proxy statement, any arrangements or understandings with any person with respect to any future employment by the Company or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Appendix B

TESSERA TECHNOLOGIES, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective July 31, 2013)

Tessera Technologies, Inc., a Delaware corporation (the “Company”), hereby adopts the Tessera Technologies, Inc. Employee Stock Purchase Plan (the “Plan”), effective as of the Restatement Effective Date (as defined herein).

1. Purpose. The purposes of the Plan are as follows:

(a) To assist employees of the Company and its Designated Subsidiaries (as defined below) in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended.

(b) To help employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

2. Definitions.

(a) “Administrator” shall mean the administrator of the Plan, as determined pursuant to Section 14 hereof.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Committee” shall mean the committee appointed to administer the Plan pursuant to Section 14 hereof.

(e) “Common Stock” shall mean the common stock of the Company.

(f) “Company” shall mean Tessera Technologies, Inc., a Delaware corporation, and any successor by merger, consolidation or otherwise.

(g) “Compensation” shall mean all base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, expense reimbursements, fringe benefits and other compensation.

(h) “Designated Subsidiary” shall mean any Subsidiary which has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. The Administrator may designate, or terminate the designation of, a subsidiary as a Designated Subsidiary without the approval of the stockholders of the Company.

(i) “Effective Date” shall have the meaning given to such term in Section 23.

(j) “Eligible Employee” shall mean an Employee of the Company or a Designated Subsidiary: (i) who does not, immediately after the Option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code); (ii) whose customary employment is for more than twenty (20) hours per week; and (iii) whose customary employment is for more than five (5) months in any calendar year. For purposes of clause (i), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee. Notwithstanding the foregoing, the Administrator may exclude from participation in the Plan as an Eligible Employee (x) any Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer and/or (C) is subject to the disclosure requirements of Section 16(a) of the Exchange Act and/or (y) any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (i) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan or the Option to violate the requirements of Section 423 of the Code; provided that any exclusion in clauses (x), and/or (y) shall be applied in an identical manner under each Offering Period to all Employees of the Company and all Designated Subsidiaries, in accordance with Treasury Regulation Section 1.423-2(e).

(k) “Employee” shall mean any person who renders services to the Company or a Subsidiary in the status of an employee within the meaning of Code Section 3401(c). “Employee” shall not include any director of the Company or a Subsidiary who does not render services to the Company or a Subsidiary in the status of an employee within the meaning of Code Section 3401(c). For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2). Where the period of leave exceeds three (3) months, or such other period specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

(l) “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(m) “Exercise Date” shall mean the last Trading Day of each Purchase Period.

(n) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange, including without limitation The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date (or if there is no closing sales price or closing bid on such date, the last market Trading Day prior to such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on such date (or if there are no closing bid and asked prices on such date, the last market Trading Day prior to such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(o) “Offering Period” shall mean the approximately twenty-four (24) month period commencing on each February 1 and August 1 during the term of the Plan and terminating on the last Trading Day in the period ending twenty-four (24) months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan, but in no event may an Offering Period exceed twenty-seven (27) months.

(p) “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(q) “Plan” shall mean this Tessera Technologies, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

(r) “Purchase Period” shall mean the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end on the next Exercise Date.

(s) “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(t) “Restatement Effective Date” shall have the meaning given to such term in Section 23.

(u) “Section 423 Option” shall have the meaning given to such term in Section 3(b).

(v) “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(w) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq Stock Market are open for trading.

3. Eligibility.

(a) Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 5 and the limitations imposed by Section 423(b) of the Code.

(b) No Eligible Employee shall be granted an option under the Plan which permits the participant’s rights to purchase shares of Common Stock under the Plan, and to purchase stock under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to the Section 423 of the Code (any such Option or other option, a “Section 423 Option”), to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the Section 423 Option is granted) for each calendar year in which any Section 423 Option granted to the participant is outstanding at any time. For purposes of the limitation imposed by this subsection,

(i) the right to purchase stock under a Section 423 Option accrues when the Section 423 Option (or any portion thereof) first becomes exercisable during the calendar year,

(ii) the right to purchase stock under a Section 423 Option accrues at the rate provided in the Section 423 Option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year, and

(iii) a right to purchase stock which has accrued under a Section 423 Option may not be carried over to any other Section 423 Option; provided that participants may carry forward amounts so accrued that represent a fractional share of stock and were withheld but not applied towards the purchase of Common Stock under an earlier Offering Period, and may apply such amounts towards the purchase of additional shares of Common Stock under a subsequent Offering Period.

The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code and the Treasury Regulations thereunder.

4. Offering Periods. Subject to Section 24, the Plan shall be implemented by consecutive, overlapping Offering Periods which shall continue until the Plan expires or is terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.

(a) An Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form approved by the Administrator and filing it with the Company’s payroll office fifteen (15) days (or such shorter or longer period as may be determined by the Administrator, in its sole discretion) prior to the applicable Enrollment Date.

(b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) During a leave of absence approved by the Company or a Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), a participant may continue to participate in the Plan by making cash payments to the Company on each pay day equal to the amount of the participant’s payroll deductions under the Plan for the pay day immediately preceding the first day of such participant’s leave of absence. If a leave of absence is unapproved or fails to meet the requirements of Treasury Regulation Section 1.421-7(h)(2), the participant will cease automatically to participate in the Plan. In such event, the company will automatically cease to deduct the participant’s payroll under the Plan. The Company will pay to the participant his or her total payroll deductions for the Purchase Period, in cash in one lump sum (without interest), as soon as practicable after the participant ceases to participate in the Plan.

(d) A participant’s completion of a subscription agreement will enroll such participant in the Plan for each successive Purchase Period and each subsequent Offering Period on the terms contained therein until the participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount from one percent (1%) to twenty percent (20%) of the Compensation which he or she receives on each pay day during the Offering Period.

(b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. Except as described in Section 5(c) hereof, a participant may not make any additional payments into such account.

(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of, or suspend, his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be determined by the Administrator, in its sole discretion).

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period.

(e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such participant’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided, however, that in no event shall a participant be permitted to purchase during each Offering Period more than 8,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19) and during each Purchase Period more than 2,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19); and provided, further, that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock a participant may purchase during each Purchase Period and Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof or otherwise becomes ineligible to participate in the Plan. The option shall expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period. Any additional balance of the amount credited to the account of each participant which has not been applied to the purchase of shares of stock shall be paid to such participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each participant which has not been applied to the purchase of shares of stock because of the limitations set forth in Section 3(b), Section 7 or this Section 8(b) shall be paid to such participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon.

9. Deposit of Shares. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company may arrange for the deposit, into each participant’s account with any broker designated by the Company to administer this Plan, of the number of shares purchased upon exercise of his or her option.

10. Withdrawal.

(a) A participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form approved by the Administrator. All of the participant’s payroll deductions credited to his or her account during the Offering Period shall be paid to such participant as soon as reasonably practicable after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment. Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period shall be paid to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, as soon as reasonably practicable and such participant’s option for the Offering Period shall be automatically terminated.

12. Interest. No interest shall accrue on the payroll deductions or lump sum contributions of a participant in the Plan.

13. Shares Subject to Plan.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 2,000,000 shares, which number represents the maximum number of shares available for sale under the Plan immediately prior to the Board’s adoption of this amendment and restatement of the Plan. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan. The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(b) With respect to shares of stock subject to an option granted under the Plan, a participant shall not be deemed to be a stockholder of the Company, and the participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the participant or his or her nominee following exercise of the participant’s option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

14. Administration.

(a) The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee as set forth below. The Board may delegate administration of the Plan to a Committee comprised of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 which has been adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and which is otherwise constituted to comply with applicable law, and the term “Committee” shall apply to any persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each member of the Committee shall serve for a term commencing on a date specified by the Board and continuing until the member dies or resigns or is removed from office by the Board. References in this Plan to the “Administrator” shall mean the Board unless administration is delegated to a Committee or subcommittee, in which case references in this Plan to the Administrator shall thereafter be to the Committee or subcommittee.

(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power to interpret the Plan and the terms of the options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each participant. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(c) The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Sections 13 and 23 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(d) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all participants, the Company and all other interested persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board shall be fully protected by the Company in respect to any such action, determination, or interpretation.

15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice to the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each participant in writing, at least ten

(10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant without the consent of such participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions To Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for shares of Stock purchased upon the exercise of options prior to fulfillment of all the following conditions:

(a) The admission of such shares to listing on all stock exchanges, if any, on which is then listed; and

(b) The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d) The payment to the Company of all amounts which it is required to withhold under federal, state or local law upon exercise of the option; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

23. Term of Plan. The Plan was originally effective as of February 1, 2004 (the “Effective Date”). Subject to stockholder approval, as provided in the following sentence, this amended and restated Plan shall be effective on July 31, 2013 (the “Restatement Effective Date”). The amended and restated Plan shall be in effect until terminated under Section 20 hereof. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), this amended and restated Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the initial adoption of the amended and restated Plan by the Board.

24. Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then (i) a new twenty-four (24) month Offering Period will automatically begin on the first trading day following that Exercise Date, and (ii) all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

25. Equal Rights and Privileges. Except with respect to sub-plans designed to be outside the scope of Section 423 of the Code, all Eligible Employees of the Company (or of any Designated Subsidiary) will have equal rights and privileges under this Plan to the extent required under Section 423 of the Code or the regulations promulgated thereunder so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or the Treasury Regulations thereunder. Any provision of this Plan that is inconsistent with Section 423 or applicable Treasury regulations will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 or applicable Treasury regulations.

26. No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Eligible Employee or participant) at any time, with or without cause.

27. Notice of Disposition of Shares. Each participant shall give prompt notice to the Company of any disposition or other transfer of any shares of stock purchased upon exercise of an option if such disposition or transfer is made: (a) within two (2) years from the Enrollment Date of the Offering Period in which the shares were purchased or (b) within one (1) year after the Exercise Date on which such shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the participant in such disposition or other transfer.

28. Governing Law. The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

Appendix C

TESSERA TECHNOLOGIES, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective January 30, 2013)

Tessera Technologies, Inc., a Delaware corporation (the “Company”), hereby adopts the Tessera Technologies, Inc. International Employee Stock Purchase Plan (the “Plan”), effective as of the Restatement Effective Date (as defined herein). The Plan is not intended to qualify as an “employee stock purchase plan within the meaning of Section 423(b) of the Code (as defined below).

1. Purpose. The purposes of the Plan are as follows:

(a) To assist employees of the Company’s Designated Subsidiaries (as defined below) in acquiring a stock ownership interest in the Company.

(b) To help employees provide for their future security and to encourage them to remain in the employment of the Company’s Designated Subsidiaries.

2. Definitions.

(a) “Administrator” shall mean the administrator of the Plan, as determined pursuant to Section 14 hereof.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(d) “Committee” shall mean the committee appointed to administer the Plan pursuant to Section 14 hereof.

(e) “Common Stock” shall mean the common stock of the Company.

(f) “Company” shall mean Tessera Technologies, Inc., a Delaware corporation, and any successor by merger, consolidation or otherwise.

(g) “Compensation” shall mean all base straight time earnings and commissions, after the deduction of any payroll taxes and social security and national health insurance contributions required by law to be deducted from the same, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, expense reimbursements, fringe benefits and other compensation.

(h) “Designated Subsidiary” shall mean any Subsidiary which has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan and which employs individuals in countries other than the United States of America.

The Administrator may designate, or terminate the designation of, a subsidiary as a Designated Subsidiary without the approval of the stockholders of the Company.

(i) “Effective Date” shall have the meaning given to such term in Section 23.

(j) “Eligible Employee” shall mean an Employee of a Designated Subsidiary: (i) who does not, immediately after the Option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code); (ii) whose customary employment is for more than twenty (20) hours per week; (iii) whose customary employment is for more than five (5) months in any calendar year; and (iv) who is employed and resides in a country other than the United States of America. For purposes of clause (i), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee. Notwithstanding the foregoing, the Administrator may exclude from participation in the Plan as an Eligible Employee any Employee that is a “highly compensated employee” of any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer and/or (C) is subject to the disclosure requirements of Section 16(a) of the Exchange Act; provided that any exclusion shall be applied in an identical manner under each Offering Period to all Employees of all Designated Subsidiaries.

(k) “Employee” shall mean any person who renders services to a Designated Subsidiary in the status of an employee. “Employee” shall not include any director of a Designated a Subsidiary who does not render services to the Designated Subsidiary in the status of an employee. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2). Where the period of leave exceeds three (3) months, and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period.

(l) “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(m) “Exercise Date” shall mean the last Trading Day of each Purchase Period.

(n) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange, including without limitation The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date (or if there is no closing sales price or closing bid on such date, the last market Trading Day prior to such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on such date (or if there are no closing bid and asked prices on such date, the last market Trading Day prior to such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(o) “Offering Period” shall mean the approximately twenty-four (24) month period commencing on each February 1 and August 1 during the term of the Plan and terminating on the last Trading Day in the period ending twenty-four (24) months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan, but in no event may an Offering Period exceed twenty-seven (27) months.

(p) “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(q) “Plan” shall mean this Tessera Technologies, Inc. International Employee Stock Purchase Plan, as it may be amended from time to time.

(r) “Purchase Period” shall mean the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end on the next Exercise Date.

(s) “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(t) “Restatement Effective Date” shall have the meaning given to such term in Section 23.

(u) “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(v) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq Stock Market are open for trading.

3. Eligibility.

(a) Any Eligible Employee who shall be employed by a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 5.

(b) Unless otherwise provided by the Administrator, an Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate which exceeds the limit set forth in Section 423(b)(8) of the Code and the Treasury Regulations thereunder.

4. Offering Periods. Subject to Section 24, the Plan shall be implemented by consecutive, overlapping Offering Periods which shall continue until the Plan expires or is terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.

(a) An Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form approved by the Administrator and filing it with the Company’s payroll office fifteen (15) days (or such shorter or longer period as may be determined by the Administrator, in its sole discretion) prior to the applicable Enrollment Date.

(b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) During a leave of absence approved by the Designated Subsidiary employing a participant, a participant may continue to participate in the Plan by making cash payments to the Company on each pay day equal to the amount of the participant’s payroll deductions under the Plan for the pay day immediately preceding the first day of such participant’s leave of absence. If a leave of absence is unapproved, the participant will cease automatically to participate in the Plan. In such event, the Company or a Designated Subsidiary will automatically cease to deduct the participant’s payroll under the Plan. The Company or a Designated Subsidiary will pay to the participant his or her total payroll deductions for the Purchase Period, in cash in one lump sum (without interest), as soon as practicable after the participant ceases to participate in the Plan.

(e) A participant’s completion of a subscription agreement will enroll such participant in the Plan for each successive Purchase Period and each subsequent Offering Period on the terms contained therein until the participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount from one percent (1%) to twenty percent (20%) of the Compensation which he or she receives on each pay day during the Offering Period.

(b) All payroll deductions made for a participant under Section 6(a) above shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. Except as described in Section 5(c) hereof, a participant may not make any additional payments into such account.

(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions or suspend his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be determined by the Administrator, in its sole discretion).

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period.

(e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such participant’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided, however, that in no event shall a participant be permitted to purchase during each Offering Period more than 8,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19) and during each Purchase Period more than 2,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19); and provided, further, that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock a participant may purchase during each Purchase Period and

Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof or otherwise becomes ineligible to participate in the Plan. The option shall expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period. Any additional balance of the amount credited to the account of each participant which has not been applied to the purchase of shares of stock shall be paid to such participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each participant which has not been applied to the purchase of shares of stock because of the limitations set forth in Section 3(b), Section 7 or this Section 8(b) shall be paid to such participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon.

9. Deposit of Shares. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company may arrange for the deposit, into each participant’s account with any broker designated by the Company to administer this Plan, of the number of shares purchased upon exercise of his or her option.

10. Withdrawal.

(a) A participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in a form acceptable to the Administrator. All of the participant’s payroll deductions credited to his or her account during the Offering Period shall be paid to such participant as soon as reasonably practicable after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

(c) Upon a Designated Subsidiary ceasing to be such, an Eligible Employee of the Designated Subsidiary shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period shall be paid to such participant, or in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, as soon as reasonably practicable and such participant’s option for the Offering Period shall be automatically terminated.

11. Termination of Employment. Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period shall be paid to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, as soon as reasonably practicable and such participant’s option for the Offering Period shall be automatically terminated.

12. Interest. No interest shall accrue on the payroll deductions or lump sum contributions of a participant in the Plan.

13. Shares Subject to Plan.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 200,000 shares. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan. The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(b) With respect to shares of stock subject to an option granted under the Plan, a participant shall not be deemed to be a stockholder of the Company, and the participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the participant or his or her nominee following exercise of the participant’s option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

14. Administration.

(a) The Plan shall be administered by the Compensation Committee of the Board, and the term “Committee” shall apply to such committee. The Committee shall have, in connection with the administration of the Plan, the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, and the term “Committee” shall apply to either the Compensation Committee of the Board or any such subcommittee. References in this Plan to the “Administrator” shall mean the Compensation Committee of the Board unless administration is delegated to a subcommittee, in which case references in this Plan to the Administrator shall thereafter be to the Compensation Committee or subcommittee.

(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power to interpret the Plan and the terms of the options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each participant. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(c) The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of

Sections 13 and 23 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(d) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company or its Designated Subsidiaries. The Administrator may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all participants, the Company, each Designated Subsidiary and all other interested persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board shall be fully protected by the Company in respect to any such action, determination, or interpretation.

15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice to the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. The number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant without the consent of such participant. To the extent necessary to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of the Plan in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s or a Designated Subsidiary’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21. Notices. All notices or other communications by a participant to the Company or a Designated Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or such Designated Subsidiary at the location, or by the person, designated by the Company or such Designated Subsidiary for the receipt thereof.

22. Conditions To Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for shares of Stock purchased upon the exercise of options prior to fulfillment of all the following conditions:

(a) The admission of such shares to listing on all stock exchanges, if any, on which is then listed; and

(b) The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d) The payment to the Company or a Designated Subsidiary of all amounts which it is required to withhold under federal, state or local law upon exercise of the option; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

23. Term of Plan. The Plan was originally effective as of July 1, 2008 (the “Effective Date”). This amended and restated Plan shall be effective on January 30, 2013 (the “Restatement Effective Date”). The Plan shall be in effect until terminated under Section 20 hereof.

24. Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then (i) a new twenty-four (24) month Offering Period will automatically begin on the first trading day following that Exercise Date, and (ii) all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

25. No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or participant) the right to remain in the employ of a Designated Subsidiary or the Company or any Parent or Subsidiary or to affect the right of a Designated Subsidiary, the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Eligible Employee or participant) at any time, with or without cause.

26. Governing Law and Jurisdiction. The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law. The courts of the State of California shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan. The jurisdiction agreement contained in this Section 26 is made for the benefit of the Company and its Designated Subsidiaries only, which accordingly retain the right to bring proceedings in any other court of competent jurisdiction. By completing a subscription agreement, a participant is deemed to have agreed to submit to such jurisdiction.

TESSERA TECHNOLOGIES, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR IRISH PARTICIPANTS

1. Application. This Sub-Plan for Irish participants in the Tessera Technologies, Inc. International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident, ordinarily resident or domiciled in Ireland for the purpose of payment of taxes or who exercise all of their employment duties in Ireland and forms an integral part of the Tessera Technologies, Inc. International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2. Definition of Eligible Employee. For purposes of this Sub-Plan, “Eligible Employee” shall mean an Employee of a Designated Subsidiary: (i) in continuous employment with the Designated Subsidiary for not less than three months immediately preceding their participation in the Plan; (ii) who does not, immediately after the Option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code); and (iii) who is employed and resides in a country other than the United States of America. For purposes of clause (i), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee. For purposes of this definition of “Eligible Employee,” the employment relationship shall, in respect of an Employee of a Designated Subsidiary incorporated in Ireland, be treated as continuing intact and will not be deemed as an interruption to continuous service, where the absence from service is protected by statute. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day following such three (3)-month period.

3. Data Protection. It shall be a term and condition of each award granted under this Sub-Plan that the Eligible Employee agrees and consents to:

(a) the collection, use and processing of his or her Personal Data (as defined below) by any member of the Company or any Parent or Subsidiary and the transfer of his or her Personal Data to any third party administrator of the Plan and any broker through whom shares of Common Stock are to be sold on behalf of the Eligible Employee;

(b) the Company and its Parents and Subsidiaries and the third party administrator of the Plan transferring the Eligible Employee’s Personal Data amongst themselves for the purposes of implementing, administering and managing the Plan and the grant of awards and the acquisition of shares of Common Stock pursuant to the Plan;

(c) the use of Personal Data by any such person for any such purposes; and

(d) the transfer to and retention of Personal Data by third parties (including any situated outside the European Economic Area) for or in connection with such purposes.

For the purpose of this Section 3, “Personal Data” means an Eligible Employee’s name, home address, e-mail address and telephone number, date of birth, social security number or equivalent, details of all rights to acquire shares of Common Stock or other securities issued or transferred to such Eligible Employee pursuant to this Plan and any other personal information which could identify the Eligible Employee and is necessary for the administration of this Plan.

4. Not a Contract of Employment. Notwithstanding any other provision of this Plan:

(i) the Plan shall not form part of any contract of employment between the Company or any Parent or Subsidiary and an Eligible Employee;

(ii) unless expressly so provided in his or her contract of employment, an Eligible Employee has no right or entitlement to be granted an award or any expectation that an award might be made to him, whether subject to any conditions or at all;

(iii) the benefit to an Eligible Employee of participation in the Plan (including, in particular but not by way of limitation, any awards held by him or her) shall not form any part of his or her remuneration or count as his remuneration for any purpose and shall not be pensionable;

(iv) the rights or opportunity granted to an Eligible Employee on the making of an award shall not give the Eligible Employee any rights or additional rights and if an Eligible Employee ceases to be employed by the Company or any Parent or Subsidiary, the Eligible Employee shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any awards held by him or her which lapse by reason of his ceasing to be employed by the Company or any Parent or Subsidiary) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise;

(v) the rights or opportunity granted to an Eligible Employee on the making of an award shall not give the Eligible Employee any rights or additional rights in respect of any pension scheme operated by the Company or any Parent or Subsidiary;

(vi) the Eligible Employee shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain shares of Common Stock, or any interest in shares of Common Stock pursuant to an award in consequence of the loss or termination of his office or employment with the Company or any present or past Parent or Subsidiary for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair); and

(vii) by accepting the grant of an award and not renouncing it, the Eligible Employee is deemed to have agreed to the provisions of this Section 3.

5. Tax Consequences. Any tax consequences arising from the vesting or distribution or otherwise pursuant to an award shall be borne solely by the Eligible Employee (including, without limitation, the Eligible Employee’s social security and national health insurance payments, if applicable). The Company and/or its Parent or Subsidiary shall be entitled to (i) withhold taxes (if required) according to the requirements under applicable laws, rules and regulations, including withholding taxes at source and (ii) provide details in respect of any award to the Revenue Commissioners of Ireland. Furthermore, the Eligible Employee shall agree to indemnify the Company and/or its Parent or Subsidiary and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Employee.

6. Designation of Beneficiary. Notwithstanding anything to the contrary in Section 15 of the Plan, Eligible Employees who are (or are deemed to be) resident, ordinarily resident or domiciled in Ireland for the purpose of payment of taxes or who exercise all of their employment duties in Ireland may only designate their estate as their beneficiary.

7. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of the Republic of Ireland apply.

TESSERA TECHNOLOGIES, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR JAPANESE PARTICIPANTS

1. Application. This Sub-Plan for Japanese participants in the Tessera Technologies, Inc. International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of Japan for the purpose of payment of taxes and forms an integral part of the Tessera Technologies, Inc. International Employee Stock Purchase Plan (the “Plan”). The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2. Data Protection. It shall be a term and condition of each award granted under this Sub-Plan that the Eligible Employee agrees and consents to the following:

(a) the collection, receipt, use, retention and transfer, in electronic or other form, of his or her personal data by and among the Company, its Parent, its Subsidiaries, affiliates and third party vendors for the exclusive purpose of implementing, administering and managing the Eligible Employee’s awards under the Plan and the acquisition of shares of Common Stock pursuant to the Plan;

(b) that the Eligible Employee’s personal data, including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, job and payroll location, data for tax withholding purposes and stocks awarded, cancelled, exercised, vested and unvested may be transferred to third parties assisting in the implementation, administration and management of the Eligible Employee’s awards under the Plan and the acquisition of shares of Common Stock pursuant to the Plan and the Eligible Employee expressly authorizes such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s);

(c) that the recipients of the foregoing information may be located in the Eligible Employee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Eligible Employee’s country;

(d) that data will be held only as long as is necessary to implement, administer and manage the Eligible Employee’s awards under the Plan and the acquisition of shares of Common Stock pursuant to the Plan;

(e) that the Eligible Employee may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s local legal or human resources department representative; and

(f) that refusing or withdrawing his or her consent may affect his or her ability to accept an award under the Plan.

For more information on the consequences of the Eligible Employee’s refusal to consent or withdrawal of consent, the Eligible Employee may contact the Company’s local legal or human resources department representative.

3. Not a Contract of Employment. Notwithstanding any other provision of this Plan:

(a) the Plan shall not form part of any contract of employment between the Company or any Parent or Subsidiary and an Eligible Employee;

(b) unless expressly so provided in his or her contract of employment, an Eligible Employee has no right or entitlement to be granted an award or any expectation that an award might be made to him, whether subject to any conditions or at all;

(c) the value of the awards under the Plan are outside the scope of an Eligible Employee’s employment contract, if any;

(d) the value of the awards under the Plan are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(e) no claim or entitlement to compensation or damages arises if the awards under the Plan or the Common Stock issued pursuant to the Plan do not increase in value and each Eligible Employee irrevocably releases the Company, its Parent, its Subsidiaries, affiliates and third party vendors from any such claim that does arise;

(f) the rights or opportunity granted to an Eligible Employee on the making of an award shall not give the Eligible Employee any rights or additional rights and if an Eligible Employee ceases to be employed by the Company or any Parent or Subsidiary, the Eligible Employee shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any awards held by him or her which lapse by reason of his ceasing to be employed by the Company or any Parent or Subsidiary) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise;

(g) the Eligible Employee shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain shares of Common Stock, or any interest in shares of Common Stock pursuant to an award in consequence of the loss or termination of his office or employment with the Company or any present or past Parent or Subsidiary for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair);

(h) the rights of the Eligible Employee under the Plan and any agreement in connection therewith is between the Eligible Employee and the Company, and the Eligible Employee’s local employer is not a party to such agreements; and

(i) by accepting the grant of an award and not renouncing it, the Eligible Employee is deemed to have agreed to the provisions of this Section 3.

4. Tax Consequences.

(a) The Eligible Employee agrees, to the fullest extent permitted by law, to indemnify and keep indemnified the Company, its Parents and any Subsidiaries from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an award under this Sub-Plan; (ii) the acquisition by the Eligible Employee of shares of Common Stock pursuant to the exercise of an award under this Sub-Plan; or (iii) the disposal of any shares of Common Stock (a “Tax Liability”).

(b) Without prejudice to the terms of the Plan, an award under this Sub-Plan cannot be exercised, and no shares of Common Stock may be purchased with respect thereto, until the Eligible Employee has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the award and/or the acquisition of the shares of Common Stock by the Eligible Employee. Where any Tax Liability is likely to arise, the Company, the Company or the Eligible Employee’s employer (the “Employer”), the Parent or any Subsidiary may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i) deduction from salary or other payments due to the Eligible Employee; or

(ii) withholding the issue, allotment or transfer to the Eligible Employee of that number of shares of Common Stock (otherwise to be acquired by the Eligible Employee on the exercise of the award) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability); or

(iii) withholding the issue, allotment or transfer to the Eligible Employee of the shares of Common Stock otherwise to be acquired by the Eligible Employee pursuant to the award until the Eligible Employee has demonstrated to the satisfaction of the Company or the Employer that he or she has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company or the Employer to sell sufficient of those shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the Tax Liability; or

(iv) where the Tax Liability arises as a result of a release or assignment by the Eligible Employee of the award, a deduction from the payment made to him or her as consideration for such release or assignment.

(c) Paragraph (b) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares of Common Stock to be issued or transferred to the Eligible Employee as a result of the exercise of the award, paid to the Company or the Employer, in cleared funds, a sum equal to the applicable Tax Liability.

5. No Registration. An option to receive shares under the Plan will be offered in Japan by a private placement to small number of subscribers (shoninzu muke kanyu), as provided under Article 23-13, Paragraph 4 of the Financial Instruments and Exchange Law of Japan (“FIEL”), and accordingly, the filing of a securities registration statement pursuant to Article 4, Paragraph 1 of the FIEL has not been made, and such option may not be assigned or transferred by the participant.

6. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of Japanese law apply.

TESSERA TECHNOLOGIES, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR ROMANIAN PARTICIPANTS

1. Application. This Sub-Plan for Romanian participants in the Tessera Technologies, Inc. International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of the Romania for the purpose of payment of taxes and forms an integral part of the Tessera Technologies, Inc. International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction with respect to Awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2. Data Privacy Provisions. In consideration of the processing operations that shall be carried out as part of an Eligible Employee’s participation in this Plan, the Company hereby provides each Eligible Employee with certain data privacy related information:

(a) Personal Data. “Personal Data” means any information referring to a natural person, identified or identifiable; an identifiable person is a that person who can be identified, directly or indirectly, particularly with reference to an identification number or to one or more factors specific to details of his physical, physiological, economical, cultural or social characteristics. To avoid any possible misunderstanding, it is agreed that the “Personal Data” referred to in this Plan are those mentioned below.

(b) By submitting a participation agreement, an Eligible Employee agrees and fully consents with the procession of the personal data communicated to the Company herein, respectively:

(i) Personal information (name, date of birth, gender, marital status, address, place of work, telephone number, mobile number, fax number, e-mail, family size, passport or visa information, age, language, skills, drivers license information, birth certificate);

(ii) Background information (education, including schools attended, and dates of attendance, degrees or diplomas granted, training, work history, including names of employers, dates of employment, and compensation information);

(iii) Compensation information (wages or salary, commissions, bonuses, stock option award and exercise information, employee stock purchase plan information, pensions);

(iv) Signature; and

(v) Bank account number.

(c) By signing an Award Agreement, each Eligible Employee gives his or her explicit consent to the Company to process any such personal data, either directly or through third parties. Eligible Employees also provide explicit consent to the Company to transfer any personal data indicated above outside of the country in which they work or are employed, in so far this transfer is required in relation to the Eligible Employees’ participation to this Plan and for the purposes described below. The Company shall ensure that all personal data that is transmitted will be kept confidential and used only for legitimate Company purposes as described below.

(d) The Company shall use the Eligible Employees’ personal data only in relation to the latter’s participation to this Plan and the granting of the Awards and managing thereof. Thus, the Company shall process the Eligible Employees’ data for the following main purposes:

(i) verifying the general eligibility and the compliance with the necessary conditions in order to receive grants;

(ii) administering and maintaining the Eligible Employee’s records;

(iii) internal compensation and benefit planning;

(iv) transmitting the personal data to third parties interested in purchasing the Company’s shares or the Company’s assets, to the Administrator, to the legal counsel to the Company, to the accountants for the Company and to any other person that the Company may find in its administration of this Plan to be appropriate.

(e) An Eligible Employee shall be fully liable for the accuracy of the information he or she provides to the Company.

(f) In connection with the processing carried out as part of their participation to this Plan, Eligible Employees have the following rights:

(i) The right to be informed. Each Eligible Employee has been informed by reading the present notice about the identity of the Company, the purpose for which the data are processed by the Company, the existence of the rights provided by law for the protection of personal data, as well as the conditions of exercising, the categories of recipients to whom the personal data are disclosed.

(ii) The right to have access to data. Each Eligible Employee has the right, upon a written, dated and signed request, to obtain from the Company the confirmation of the fact that the data related to the Eligible Employee are or are not processed by the Company. This request is to be accomplished for free in the limit of one request per year.

(iii) The right of intervention. Each Eligible Employee has the right to request to the Company, upon a written, dated and signed request, the following:

(A) the rectification, the up-dating, the blocking or the erasure of the incomplete, inexact data or of illegal processions;

(B) the transformation of illegal personal data in anonymous data;

(C) the notification of the third parties with regard to the operations provided at (A) and (B) above.

(iv) The right of opposition. Each Eligible Employee has the right to oppose every moment, upon a written, dated and signed request, to the procession of his/her personal data, due to well-grounded and lawful reasons in connection to his/her particular situation;

(v) The right of not being subject to an individual decision. The right to demand and receive:

(A) the withdrawal or cancellation of a decision that produces juridical effects concerning the Eligible Employee, adopted exclusively on a personal data processing basis, carried out through automatic means, destined to evaluate some aspects of the Eligible Employee’s personality and/or professional competence, credibility, behavior or other such aspects;

(B) re-evaluation of any decisions regarding the Eligible Employee, and which affects the Eligible Employee in a significant manner, if the decision was adopted exclusively on a basis of data processing that meets the conditions stated under letter (A) above.

(vi) The right to refer to a court of law. Each Eligible Employee has the right to refer to a court of law in defense of any rights guaranteed by the law regarding the protection of personal data processions.

(g) In undertaking the envisaged processing, the Company shall take all necessary measures to ensure the confidentiality of the Eligible Employee’s data and the security of the processing, in accordance with the legal provisions in force.

3. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of Romania without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Romania apply.

TESSERA TECHNOLOGIES, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR TAIWANESE PARTICIPANTS

1. Application. This Sub-Plan for Japanese participants in the Tessera Technologies, Inc. International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of Taiwan for the purpose of payment of taxes and forms an integral part of the Tessera Technologies, Inc. International Employee Stock Purchase Plan (the “Plan”). The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2. Data Protection. It shall be a term and condition of each award granted under this Sub-Plan that the Eligible Employee agrees and consents to the following:

(a) the collection, receipt, use, retention and transfer, in electronic or other form, of his or her personal data by and among the Company, its Parent, its Subsidiaries, affiliates and third party vendors for the exclusive purpose of implementing, administering and managing the Eligible Employee’s awards under the Plan and the acquisition of shares of Common Stock pursuant to the Plan;

(b) that the Eligible Employee’s personal data, including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, job and payroll location, data for tax withholding purposes and stocks awarded, cancelled, exercised, vested and unvested may be transferred to third parties assisting in the implementation, administration and management of the Eligible Employee’s awards under the Plan and the acquisition of shares of Common Stock pursuant to the Plan and the Eligible Employee expressly authorizes such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s);

(c) that the recipients of the foregoing information may be located in the Employee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country;

(d) that data will be held only as long as is necessary to implement, administer and manage the Eligible Employee’s awards under the Plan and the acquisition of shares of Common Stock pursuant to the Plan;

(e) that the Eligible Employee may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s local legal or human resources department representative; and

(f) that refusing or withdrawing his or her consent may affect his or her ability to accept an award under the Plan.

For more information on the consequences of the Eligible Employee’s refusal to consent or withdrawal of consent, the Eligible Employee may contact the Company’s local legal or human resources department representative.

3. Not a Contract of Employment. Notwithstanding any other provision of the Plan:

(a) the Plan shall not form part of any contract of employment between the Company or any Parent or Subsidiary and an Eligible Employee;

(b) unless expressly so provided in his or her contract of employment, an Eligible Employee has no right or entitlement to be granted an award or any expectation that an award might be made to him, whether subject to any conditions or at all;

(c) the value of the awards under the Plan are outside the scope of an Eligible Employee’s employment contract, if any;

(d) the value of the awards under the Plan are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(e) no claim or entitlement to compensation or damages arises if the awards under the Plan or the Common Stock issued pursuant to the Plan do not increase in value and each Eligible Employee irrevocably releases the Company, its Parent, its Subsidiaries, affiliates and third party vendors from any such claim that does arise;

(f) the rights or opportunity granted to an Eligible Employee on the making of an award shall not give the Eligible Employee any rights or additional rights and if an Eligible Employee ceases to be employed by the Company or any Parent or Subsidiary, the Eligible Employee shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any awards held by him or her which lapse by reason of his ceasing to be employed by the Company or any Parent or Subsidiary) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise;

(g) the Eligible Employee shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain shares of Common Stock, or any interest in shares of Common Stock pursuant to an award in consequence of the loss or termination of his office or employment with the Company or any present or past Parent or Subsidiary for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair);

(h) the rights of the Eligible Employee under the Plan and any agreement in connection therewith is between the Eligible Employee and the Company, and the Eligible Employee’s local employer is not a party to such agreements; and

(i) by accepting the grant of an award and not renouncing it, the Eligible Employee is deemed to have agreed to the provisions of this Section 3.

4. Tax Consequences.

(a) The Eligible Employee agrees to indemnify and keep indemnified the Company, its Parents and any Subsidiaries from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an award under this Sub-Plan; (ii) the acquisition by the Eligible Employee of shares of Common Stock pursuant to the exercise of an award under this Sub-Plan; or (iii) the disposal of any shares of Common Stock (a “Tax Liability”).

(b) Without prejudice to the terms of the Plan, an award under this Sub-Plan cannot be exercised, and no shares of Common Stock may be purchased with respect thereto, until the Eligible Employee has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the award and/or the acquisition of the shares of Common Stock by the Eligible Employee. Where any Tax Liability is likely to arise, the Company, the Company or the Eligible Employee’s employer (the “Employer”), the Parent or any Subsidiary may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i) deduction from salary or other payments due to the Eligible Employee; or

(ii) withholding the issue, allotment or transfer to the Eligible Employee of that number of shares of Common Stock (otherwise to be acquired by the Eligible Employee on the exercise of the award) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability); or

(iii) withholding the issue, allotment or transfer to the Eligible Employee of the shares of Common Stock otherwise to be acquired by the Eligible Employee pursuant to the award until the Eligible Employee has demonstrated to the satisfaction of the Company or the Employer that he or she has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company or the Employer to sell sufficient of those shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the Tax Liability; or

(iv) where the Tax Liability arises as a result of a release or assignment by the Eligible Employee of the award, a deduction from the payment made to him or her as consideration for such release or assignment.

(c) Paragraph (b) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares of Common Stock to be issued or transferred to the Eligible Employee as a result of the exercise of the award, paid to the Company or the Employer, in cleared funds, a sum equal to the applicable Tax Liability.

5. No Registration. It shall be a term and condition of each award granted under this Sub-Plan that the Eligible Employee acknowledges that neither the awards under the Plan nor the shares of Common Stock issuable under the Plan have been and they will not be registered with or approved by the Financial Supervisory Commission of the Republic of China pursuant to relevant securities laws and regulations and neither the awards under the Plan nor the shares of Common Stock issuable under the Plan may be offered or sold within the Republic of China through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Law of the Republic of China that requires a registration or approval of the Financial Supervisory Commission of the Republic of China.

6. Foreign Exchange. It shall be a term and condition of each award granted under this Sub-Plan that the Eligible Employee acknowledges that that he or she may be required to do certain acts and/or execute certain documents in connection with the grant of awards under the Plan, the purchase of shares of Common Stock under the Plan and disposing of the shares of Common Stock so purchased, including but not limited to obtaining foreign exchange approval for remittance of funds and other governmental approvals within the Republic of China. Each Eligible Employee shall pay his or her own costs and expenses with respect to any event concerning such Eligible Employee arising as a result of the Plan.

7. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of Taiwanese law apply.

TESSERA TECHNOLOGIES, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR UK PARTICIPANTS

1. Application. This Sub-Plan for UK participants in the Tessera Technologies, Inc. International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of the United Kingdom for the purpose of payment of taxes and forms an integral part of the Tessera Technologies, Inc. International Employee Stock Purchase Plan (the “Plan”). The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2. Data Protection. It shall be a term and condition of each award granted under this Sub-Plan that the Eligible Employee agrees and consents to:

(a) the collection, use and processing of his or her Personal Data (as defined below) by any member of the Company or any Parent or Subsidiary and the transfer of his or her Personal Data to any third party administrator of the Plan and any broker through whom shares of Common Stock are to be sold on behalf of the Eligible Employee;

(b) the Company and its Parents and Subsidiaries and the third party administrator of the Plan transferring the Eligible Employee’s Personal Data amongst themselves for the purposes of implementing, administering and managing the Plan and the grant of awards and the acquisition of shares of Common Stock pursuant to the Plan;

(c) the use of Personal Data by any such person for any such purposes; and

(d) the transfer to and retention of Personal Data by third parties (including any situated outside the European Economic Area) for or in connection with such purposes.

For the purpose of this Section 2, “Personal Data” means an Eligible Employee’s name, home address, e-mail address and telephone number, date of birth, social security number or equivalent, details of all rights to acquire shares of Common Stock or other securities issued or transferred to such Eligible Employee pursuant to this Plan and any other personal information which could identify the Eligible Employee and is necessary for the administration of this Plan.

3. Not a Contract of Employment. Notwithstanding any other provision of this Plan:

(a) the Plan shall not form part of any contract of employment between the Company or any Parent or Subsidiary and an Eligible Employee;

(b) unless expressly so provided in his or her contract of employment, an Eligible Employee has no right or entitlement to be granted an award or any expectation that an award might be made to him, whether subject to any conditions or at all;

(c) the benefit to an Eligible Employee of participation in the Plan (including, in particular but not by way of limitation, any awards held by him or her) shall not form any part of his or her remuneration or count as his remuneration for any purpose and shall not be pensionable;

(d) the rights or opportunity granted to an Eligible Employee on the making of an award shall not give the Eligible Employee any rights or additional rights and if an Eligible Employee ceases to be employed by the

Company or any Parent or Subsidiary, the Eligible Employee shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any awards held by him or her which lapse by reason of his ceasing to be employed by the Company or any Parent or Subsidiary) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise;

(e) the rights or opportunity granted to an Eligible Employee on the making of an award shall not give the Eligible Employee any rights or additional rights in respect of any pension scheme operated by the Company or any Parent or Subsidiary;

(f) the Eligible Employee shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain shares of Common Stock, or any interest in shares of Common Stock pursuant to an award in consequence of the loss or termination of his office or employment with the Company or any present or past Parent or Subsidiary for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair); and

(g) by accepting the grant of an award and not renouncing it, the Eligible Employee is deemed to have agreed to the provisions of this Section 3.

4. Tax Consequences.

(a) The Eligible Employee agrees to indemnify and keep indemnified the Company, its Parent or any Subsidiary from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an option; (ii) the acquisition by the participant of the shares on exercise of the option; or (iii) the disposal of any shares, (a “Tax Liability”)

(b) At the discretion of the Administrator the option cannot be exercised until the Eligible Employee has entered into an election with the Company or the Eligible Employee’s employer (the “Employer”) as appropriate (in a form approved by the Employer and HMRC) (a “joint election”) under which any liability of the Company or the Employer for Employer’s National Insurance Contributions arising in respect of the grant, exercise of or other dealing in the option, or the acquisition of the shares on exercise of the option, is transferred to and met by the participant.

(c) Without prejudice to the terms of the Plan, the option cannot be exercised until the Eligible Employee has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the option and/or the acquisition of the shares by the Eligible Employee. Where any Tax Liability is likely to arise, the Company, the Employer, the Parent or any Subsidiary may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i) deduction from salary or other payments due to the Eligible Employee; or

(ii) withholding the issue, allotment or transfer to the Eligible Employee of that number of shares (otherwise to be acquired by the Eligible Employee on the exercise of the option) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability); or

(iii) withholding the issue, allotment or transfer to the Eligible Employee of the shares otherwise to be acquired by the Eligible Employee pursuant to the option until the employee has demonstrated to the satisfaction of the Company or the Employer that he has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company or the Employer to sell sufficient of those shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the tax liability; or

(iv) where the tax liability arises as a result of a release or assignment by the Eligible Employee of the option, a deduction from the payment made to him as consideration for such release or assignment.

(d) Paragraph (c) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares to be issued or transferred to the Eligible Employee as a result of the exercise of the option, paid to the Company or the Employer, in cleared funds a sum equal to the Tax Liability arising on the exercise of the option.

5. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of English law apply.

Tessera Technologies, Inc. c/o MacKenzie Partners 105 Madison Avenue New York, NY 10016 _______________________	VOTE BY INTERNET	WWW.CESVOTE.COM

Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on Wednesday, May 22, 2013. Have your Proxy Card available when you access the web site www.cesvote.com and follow the simple instructions to record your vote.

	VOTE BY TELEPHONE	1-888-693-8683

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on Wednesday, May 22, 2013. Have your Proxy Card available when you call the Toll-Free number 1-888-693-8683 and follow the simple instructions to record your vote.

VOTE BY MAIL

Mark, sign and date your proxy card and return it using the postage-paid envelope provided or return your proxy card to: Tessera Technologies, Inc., c/o MacKenzie Partners, 105 Madison Avenue, New York, NY 10016 to ensure your proxy is received prior to the Annual Meeting.

Vote by Internet Access the Website and submit your proxy: www.cesvote.com	Vote By Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Mail Sign and return your proxy in the postage-paid envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report on Form 10-K are available at www.ViewOurMaterial.com/TSRA

è

i	DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL	i

TESSERA TECHNOLOGIES, INC.

2013 Annual Meeting of Stockholders

3025 Orchard Parkway, San Jose, CA 95134

P: (408) 321-6000

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Richard S. Hill, Bernard J. Cassidy, and C. Richard Neely, Jr., or any of them acting alone, are hereby authorized to represent and vote the shares of the undersigned as holder of the Proxy, with all the powers which the undersigned would possess if personally present, as indicated on the reverse side, at the Annual Meeting of Stockholders of Tessera Technologies, Inc. to be held on May 23, 2013, at 10:00 a.m. Pacific Daylight Time, located at 3025 Orchard Parkway, San Jose, CA 95134, and at any postponement or adjournment thereof. IF NO DIRECTIONS ARE INDICATED, THE HOLDER OF THE PROXY WILL HAVE THE AUTHORITY TO VOTE “FOR” ALL SIX DIRECTOR NOMINEES ON PROPOSAL 1, AND “FOR” ON PROPOSALS 2, 3, 4, AND 5. IN HIS DISCRETION, THE HOLDER OF THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Stockholder Sign Here	Date

Stockholder (Joint Owner) Sign Here	Date

Title
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

i	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.	i

TESSERA TECHNOLOGIES, INC.	PROXY CARD

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director’s recommendations.

THE BOARD RECOMMENDS A VOTE “FOR ALL” NOMINEES ON PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4 AND 5.

1.	To elect six members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified. Nominees:

(1) John Chenault	(2) Richard S. Hill	(3) John H. F. Miner

(4) David C. Nagel, Ph.D.	(5) Christopher A. Seams	(6) Timothy J. Stultz, Ph.D.

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominee(s) on the following line

2.	To hold an advisory vote on executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To approve the amendment and restatement of the Employee Stock Purchase Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	To approve the International Employee Stock Purchase Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Note:	In their discretion, the holder of the Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)